   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1999.



                                                      REGISTRATION NO. 333-72465

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              FIFTH THIRD BANCORP
             (Exact name of registrant as specified in its charter)

               OHIO                               6711                            31-0854434
 (State or other jurisdiction of      (Primary Standard Industrial    (IRS Employer Identification No.)
  incorporation or organization)      Classification Code Number)

                            ------------------------

                   FIFTH THIRD CENTER, CINCINNATI, OHIO 45263
                                 (513) 579-5300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                             PAUL L. REYNOLDS, ESQ.
                              FIFTH THIRD BANCORP
                            38 FOUNTAIN SQUARE PLAZA
                             CINCINNATI, OHIO 45263
                                 (513) 579-5300
                              (513) 744-6757 (FAX)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                          Copies of Communications to:

             RICHARD G. SCHMALZL, ESQ.                          WALTER R. BYRNE, JR., ESQ.
               GWEN M. MORRIS, ESQ.                             REBECCA B. STEPHENSON, ESQ.
              GRAYDON, HEAD & RITCHEY                                STITES & HARBISON
              1900 FIFTH THIRD CENTER                              250 WEST MAIN STREET
                 511 WALNUT STREET                                      SUITE 2300
              CINCINNATI, OHIO 45202                             LEXINGTON, KENTUCKY 40507
                  (513) 621-6464                                      (606) 226-2300
               (513) 651-3836 (FAX)                                (606) 253-9144 (FAX)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of Ashland Bankshares, Inc. with and into the Registrant pursuant to the Affiliation Agreement and related Plan of Merger described in the enclosed Proxy Statement/Prospectus included as
Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 24, 1999

             ------------------------------------------------------

                  PROXY STATEMENT FOR ASHLAND BANKSHARES, INC.
             ------------------------------------------------------

                       PROSPECTUS OF FIFTH THIRD BANCORP

             ------------------------------------------------------

     The boards of directors of Ashland Bankshares, Inc. and Fifth Third Bancorp have agreed that Fifth Third will acquire Ashland in a merger. If the merger is approved by the shareholders of Ashland and all other closing conditions are satisfied, each outstanding share of Ashland common stock will be exchanged for
9.754427 shares of Fifth Third common stock. In connection with the merger, Ashland's wholly-owned bank subsidiary, Bank of Ashland, Inc., will be acquired by Fifth Third Bank, Ohio Valley. The board of directors of Ashland believes that the merger is in Ashland's and your best interests.

     The merger cannot be completed unless the shareholders of Ashland approve the merger. Ashland has scheduled a special meeting for its shareholders to vote on this matter. The date, time and place of the special meeting are as follows:

                                 March 31, 1999

                        3:30 p.m., Eastern Standard Time
                                Bank of Ashland
                             1422 Winchester Avenue
                               Ashland, Kentucky

     Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."

             ------------------------------------------------------

     FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS DOCUMENT, SEE "RISK FACTORS" BEGINNING ON PAGE 7.

             ------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             ------------------------------------------------------

     THE SHARES OF FIFTH THIRD COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

             ------------------------------------------------------

     THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

          The date of this Proxy Statement/Prospectus is February   , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    2
RISK FACTORS................................................    7
THE SPECIAL MEETING.........................................   10
  Purpose of the Special Meeting............................   10
  Voting and Revocability of Proxies........................   10
  Vote Required.............................................   10
  Solicitation of Proxies...................................   10
PROPOSAL -- MERGER OF ASHLAND INTO FIFTH THIRD..............   11
  Structure of the Merger...................................   11
  Corporate Governance......................................   11
  Merger Consideration......................................   11
  No Fractional Shares......................................   12
  Effective Time of the Merger..............................   12
  Exchange of Certificates..................................   12
  Background and Reasons for the Merger.....................   13
  Opinion of Financial Advisor to Ashland...................   14
  Federal Income Tax Consequences...........................   17
  Accounting Treatment......................................   18
  Resale of Fifth Third Common Stock by Affiliates..........   18
  Dissenters' Rights of Appraisal...........................   19
TERMS OF THE AFFILIATION AGREEMENT..........................   21
  Representations and Warranties............................   21
  Conduct Pending Merger....................................   21
  Conditions to Closing.....................................   22
  Termination; Amendment; Waiver............................   23
  Effect on Ashland Employees...............................   25
  Interests of Certain Persons in the Merger................   25
FIFTH THIRD BANCORP.........................................   27
  Description of Business...................................   27
  Recent Developments.......................................   27
  Additional Information....................................   28

                                                              PAGE
                                                              ----
ASHLAND BANKSHARES, INC.....................................   29
  General...................................................   29
  Lending Activities........................................   29
  Investment Activities.....................................   39
  Sources of Funds..........................................   40
  Asset/Liability Management................................   42
  Competition...............................................   44
  Employees.................................................   45
  Subsidiary Activities.....................................   45
  Description of Property...................................   45
  Legal Proceedings.........................................   45
  Year 2000.................................................   45
SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD...........   46
SELECTED HISTORICAL FINANCIAL DATA OF ASHLAND...............   48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATION OF ASHLAND BANKSHARES, INC.......   50
CERTAIN BENEFICIAL OWNERS OF ASHLAND COMMON STOCK...........   55
ASHLAND MANAGEMENT..........................................   56
DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF
  SHAREHOLDERS..............................................   58
  Voting Rights.............................................   58
  Dividends.................................................   59
  Preemptive Rights.........................................   59
  Rights Upon Liquidation...................................   60
  Indemnification And Personal Liability of Directors And
     Officers...............................................   60
  Shareholders' Meetings; Quorum............................   60
  Subscription, Conversion, Redemption Rights; Stock
     Nonassessable..........................................   60
  Change of Control Provisions..............................   60
EFFECT OF GOVERNMENTAL POLICIES.............................   62
REGULATION OF FINANCIAL INSTITUTIONS........................   62
  Holding Company Regulation................................   63
  Capital Requirements......................................   63
  Regulation of Banks.......................................   63
LEGAL MATTERS...............................................   64
EXPERTS.....................................................   64
WHERE YOU CAN FIND MORE INFORMATION.........................   64
INDEX TO FINANCIAL STATEMENTS OF ASHLAND....................  F-1

ANNEXES:


Annex A:    Affiliation Agreement dated as of September 8, 1998 by and between Fifth Third Bancorp and Ashland Bankshares, Inc.
            (excluding exhibits) and Amendment to Affiliation Agreement dated as of December 15, 1998 by and between Fifth Third
            Bancorp and Ashland Bankshares, Inc.
Annex B:    Plan of Merger dated as of September 8, 1998 by and between
            Fifth Third Bancorp and Ashland Bankshares, Inc. (excluding exhibits) and Amendment to Plan of Merger dated as of
            February 18, 1999, by and between Fifth Third Bancorp and
            Ashland Bankshares, Inc.
Annex C:    Fairness Opinion of Professional Bank Services, Inc.
Annex D:    Subtitle 13 of the Kentucky Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY DO ASHLAND AND FIFTH THIRD WANT TO MERGE?

A: Ashland believes that a merger with Fifth Third will benefit both its shareholders and its customers. Fifth Third wants to better serve its customers in Ashland's service areas and to expand its presence in those markets.

Q:  HOW WILL I BENEFIT?

A: The Ashland board of directors believes that you will benefit by becoming a shareholder of a bank holding company with a strong financial performance record. The Ashland board also believes that you will benefit from the opportunity for potential future appreciation of Fifth Third common stock.

Q:  WHAT WILL I RECEIVE FOR MY ASHLAND SHARES?


A: You will receive 9.754427 shares of Fifth Third common stock for each share of Ashland common stock that you currently own. As of February 23, 1999, the value of 9.754427 shares of Fifth Third shares was $655.40.


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger as soon as possible after the special meeting, assuming the required shareholder approval is obtained. The merger is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions.

Q:  WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?


A: The special meeting will be held at 3:30 p.m., Eastern Standard Time, on March 31, 1999 at Bank of Ashland, 1422 Winchester Avenue, Ashland, Kentucky.


Q:  WHAT DO I NEED TO DO NOW?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible.

Q:  HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A: If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q:  WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A: If you do not return your proxy card, it will have the same effect as if you voted "no."

Q:  CAN I VOTE MY SHARES IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:  CAN I REVOKE MY PROXY AND CHANGE MY MIND?


A: Yes. You may take back your proxy up to and including the day of the special meeting by following the directions on page 10. Then you can either change your vote or attend the special meeting and vote in person.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:  WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A: If you have more questions about the merger, please call William A. Stinnett, III, President and Chief Executive Officer of Ashland, at (606) 329-9797.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the Annexes, and the documents we have referred you to. For more information about Fifth Third, see "Where You Can Find More Information." (page 64)

                                 THE COMPANIES

FIFTH THIRD BANCORP
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OHIO 45236
(513) 579-5300

  Fifth Third is a registered multi-bank holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third's ten subsidiary banks operate a general banking business from 468 offices located throughout Ohio, Indiana, Kentucky, Florida and Arizona. At December 31, 1998, on a consolidated basis, Fifth Third had assets, deposits and shareholders' equity of approximately $28.9 billion, $18.8 billion and $3.2 billion, respectively. Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."

ASHLAND BANKSHARES, INC.
1422 WINCHESTER AVENUE
ASHLAND, KENTUCKY 41105
(606) 329-9797

  Ashland is a registered bank holding company, incorporated under Kentucky law. Ashland's principal asset is 100% of the outstanding stock of Bank of Ashland, Inc. Ashland has no separate operations and its business consists only of the business of Bank of Ashland, Inc. As of December 31, 1998, Ashland had $171.1 million in assets, $141.4 million in deposits and $25.5 million in shareholders' equity.

                                   THE MERGER

  Pursuant to the affiliation agreement between Ashland and Fifth Third dated as of September 8, 1998, and amended as of December 15, 1998, at the effective time of the merger, Ashland will merge with and into Fifth Third. In a simultaneous transaction, Bank of Ashland will merge with and into Fifth Third Bank, Ohio Valley.

ASHLAND SHAREHOLDERS WILL RECEIVE FIFTH THIRD STOCK IN THE MERGER


  If the merger is approved, you will have the right to receive 9.754427 shares of Fifth Third common stock for each share of Ashland common stock that you presently own. Based on the closing price per share of Fifth Third common stock on the Nasdaq National Market on February 23, 1999, the value of 9.754427 shares of Fifth Third common stock was $655.40.


  In the event of any stock dividends, reclassifications, recapitalization, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third common stock or any other event or action which has a similar economic effect before the merger is completed, the number of shares of Fifth Third common stock which you have the right to receive will be adjusted so as to give you the economic benefit of such event or action.

ADJUSTMENT TO MERGER CONSIDERATION IN THE EVENT OF A DECLINE IN FIFTH THIRD STOCK PRICE

  In the event of a substantial decline in the trading price of Fifth Third common stock relative to a group of peer institutions, the Ashland board may have the right to either terminate the affiliation agreement or agree to an adjustment to the terms of the merger. If the Ashland board determines to terminate the affiliation agreement in the event of a decline in the trading price, it must give notice to Fifth Third. If notice of termination is given, Fifth Third and Ashland have agreed to work together to reach an agreement on the terms of the merger. If Fifth Third and Ashland cannot agree on an adjustment within ten days of the date notice of termination was given, the affiliation agreement will terminate.

  Ashland expects that the Ashland board would exercise its discretion and decide whether to either terminate the affiliation agreement and plan of merger or agree to an adjustment to the terms of the merger without a resolicitation of shareholders.

NO FRACTIONAL SHARES WILL BE ISSUED

  Fifth Third will not issue any fractional shares. Instead, you will receive cash for any fractional share of Fifth Third common stock owed to you in an amount based on the last trading price of Fifth Third common stock on the date on which the merger occurs.

TAX CONSEQUENCES OF THE MERGER

  If you do not dissent to the merger, the exchange of shares will be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive for fractional shares. If you properly dissent to the merger, you will generally be treated as having received cash in redemption for your shares and will be subject to taxes payable on the cash payment. The material federal income tax consequences are set out in greater detail on page 17.

  Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

REASONS FOR THE MERGER

  The Ashland board has determined that it will be able to compete more effectively in the rapidly changing environment of the banking industry, by merging with Fifth Third.


  You can find a more detailed discussion of the background to the affiliation agreement and Ashland's and Fifth Third's reasons for the merger in this document under "Proposal -- Merger of Ashland into Fifth Third -- Background and Reasons for the Merger," beginning on page 13.


OPINION OF FINANCIAL ADVISOR

  In deciding to approve the merger, the Ashland board considered an opinion from Professional Bank Services, Inc., the financial advisor to Ashland, that the merger consideration is fair from a financial viewpoint. This opinion is attached as Annex C to this document. We encourage you to read and consider this opinion.

RECOMMENDATION TO ASHLAND SHAREHOLDERS

  The Ashland board believes that the merger is in your best interests and unanimously recommends that you vote "for" approval of the affiliation agreement.

VOTE REQUIRED

  The affiliation agreement and the related plan of merger must be approved by the affirmative vote of at least a majority of the shares of Ashland common stock outstanding at the close of business on February 22, 1999. On that date, there were 125,584 shares of Ashland common stock outstanding.


  Approval of the affiliation agreement and the plan of merger will also authorize the Ashland board to exercise its discretion on whether to proceed with the merger in the event Ashland has the right to terminate the affiliation agreement and the plan of merger or, in the event of a substantial decline in the trading price of Fifth Third common stock, agree to an adjustment to the terms of the merger.

OWNERSHIP OF FIFTH THIRD FOLLOWING THE MERGER

  Based on the number of shares of Fifth Third and Ashland common stock outstanding on the record date, Fifth Third will issue approximately 1,225,000 shares of its common stock to Ashland shareholders in the merger. This will constitute approximately 0.46% of the outstanding stock of Fifth Third immediately after the merger.

CONDITIONS TO THE MERGER

  Fifth Third and Ashland will complete the merger only if certain conditions are satisfied. Some of the conditions are listed below:

  - the approval of the affiliation agreement and plan of merger by the Ashland shareholders;

  - the receipt of certain regulatory approvals under federal and state banking laws and expiration of any waiting periods;

  - registration by Fifth Third of the shares of Fifth Third common stock to be issued to Ashland shareholders and listing of those shares on the Nasdaq National Market; and

  - receipt by Ashland and its shareholders of an opinion from Graydon, Head & Ritchey, counsel to Fifth Third, that the exchange of shares by Ashland shareholders will be tax-free to Ashland shareholders for federal income tax purposes, except for fractional shares.

  Certain of the conditions to the merger may be waived by the company entitled to assert the condition.

RIGHT TO TERMINATE

  The boards of directors of Fifth Third and Ashland may jointly agree in writing to terminate the affiliation agreement without completing the merger. In addition, either company can individually terminate the affiliation agreement if:

  - the other party materially breaches any of the representations or warranties it made or fails to comply with any of its obligations under the affiliation agreement;

  - the business, assets or financial condition of the other party materially and adversely changes;

  - the merger is not completed by June 30, 1999; or

  - the Ashland shareholders do not approve the affiliation agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  When considering the Ashland board's recommendation that Ashland shareholders vote in favor of the merger, you should be aware that certain Ashland directors and officers may have interests in the merger that are different from, or in addition to, yours.

  Fifth Third has agreed to enter into an employment agreement effective upon completion of the merger with William A. Stinnett, III, current President and Chief Executive Officer of Ashland. The agreement provides for the employment of Mr. Stinnett as Chairman of the Fifth Third Bank, Ohio Valley through December 31, 2001. In addition, Fifth Third has agreed to create an advisory board in Ashland, Kentucky and to appoint Paul Grumbles, current Chairman of Ashland, as Chairman of that advisory board. Executive officers of Ashland may also be entitled to certain benefits under Ashland's retirement plans.

  Fifth Third has agreed to allow certain stock appreciation rights granted by Ashland to Messrs. Stinnett and Grumbles to be paid according to the agreements covering such rights immediately prior to the effective time of the merger.

  Fifth Third will assume all provisions for indemnification and limitation of liability now existing in favor of the directors or officers of Ashland and its subsidiaries. Fifth Third also will purchase and keep in effect for a five-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by Ashland's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the merger as long as such coverage may be obtained on a commercially reasonably basis.

EFFECT ON ASHLAND EMPLOYEES

  Fifth Third will use its best efforts to employ as many of the employees of Ashland and Bank of Ashland who desire employment within the Fifth Third holding company system to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies.

  The affiliation agreement also provides for the payment of severance amounts to certain employees of Ashland and Bank of Ashland.

DISSENTERS' RIGHTS OF APPRAISAL

  You will be entitled to exercise your statutory dissenters' rights rather than receive the merger consideration, if and when the merger is completed, if you:

  - do not vote in favor of the approval of the affiliation agreement and related plan of merger;

  - deliver written notice of your intent to demand payment of the fair value of your shares of Ashland common stock at or prior to the special meeting before the vote is taken; and

  - otherwise comply with the requirements of Subtitle 13 of the Kentucky Business Corporation Act, a copy of which is attached to this document as Annex D.

  If you properly exercise your dissenter's right, you would become entitled to receive in cash the fair value of your shares of Ashland common stock as estimated by Ashland subject to the review of a court, plus interest. If you intend to submit a written demand for payment of the fair cash value of Ashland common stock, you should deliver notice of such intent to William A. Stinnett, III, President, Ashland Bankshares, Inc., 1422 Winchester Avenue, Ashland, Kentucky 41105-1730.

ACCOUNTING

  Fifth Third expects the merger to qualify for pooling-of-interests accounting treatment.

                              RECENT DEVELOPMENTS


  Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings. Consistent with this strategy, in addition to the merger, Fifth Third recently entered into agreements to acquire Enterprise Federal Bancorp, Inc., a Cincinnati, Ohio based savings and loan holding company, and South Florida Bank Holding Corporation, a bank holding company headquartered in Ft. Myers, Florida. Based on the per share market value of Fifth Third common stock on February 23, 1999, Fifth Third expects to issue total shares with an aggregate value of approximately $110 million and $30 million to shareholders of Enterprise and South Florida, respectively, representing approximately .77% of Fifth Third's outstanding shares. These acquisitions are expected to be completed during the second quarter of 1999, either shortly before or after the completion of the merger with Ashland.


MARKET PRICE AND DIVIDEND DATA

     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB." On September 4, 1998, the business day immediately preceding the public announcement of the execution of the affiliation agreement setting forth the terms of the merger, and on February 23, 1999, the most recent practicable date prior to the printing of this document the market prices of Fifth Third common stock were $51.75 and $67.19, respectively.


     The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low closing sales prices and the dividends declared during each quarterly period:


                                                           FIFTH THIRD COMMON STOCK
                                                         -----------------------------
                                                                             DIVIDENDS
                                                          HIGH      LOW      DECLARED
                                                         ------    ------    ---------
1996:
First Calendar Quarter.................................  $26.44    $19.33     $0.116
Second Calendar Quarter................................  $25.78    $22.00     $0.116
Third Calendar Quarter.................................  $25.94    $22.11     $0.129
Fourth Calendar Quarter................................  $33.00    $25.56     $0.129
1997:
First Calendar Quarter.................................  $39.78    $27.00     $0.129
Second Calendar Quarter................................  $38.06    $30.94     $0.147
Third Calendar Quarter.................................  $44.33    $36.33     $0.147
Fourth Calendar Quarter................................  $55.67    $41.08     $0.147
1998:
First Calendar Quarter.................................  $58.83    $49.50     $0.170
Second Calendar Quarter................................  $63.13    $47.50     $0.170
Third Calendar Quarter.................................  $67.25    $49.25     $0.170
Fourth Calendar Quarter................................  $74.13    $50.31     $0.200
1999:
First Calendar Quarter
  (through February 23, 1999)..........................  $75.44    $62.38     $   --


     The following table sets forth the amount of dividends declared and paid by Ashland for the periods indicated.

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                      -----------------------
                                                      1998     1997     1996
                                                      -----    -----    -----
Dividends per share.................................  $7.20    $6.75    $6.15
                                                      =====    =====    =====

     Ashland common stock does not trade in any established public market. The last sale of Ashland common stock occurred on August 21, 1998 at a price of $245.00 per share.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain per-share information for both Fifth Third and Ashland at the dates indicated and for the periods then ended. The equivalent values of such information are based on the exchange ratio of
9.754427 shares of Fifth Third common stock for each share of Ashland common stock. Neither Ashland nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of completion of the merger.

                                                                                         EQUIVALENT SHARE
                                                                                         BASIS - 9.754427
                                                                                      SHARES OF FIFTH THIRD
                                      FIFTH THIRD                     ASHLAND            COMMON STOCK(1)
                         -------------------------------------   ------------------   ----------------------
                            HISTORICAL           PRO FORMA           HISTORICAL
                         -----------------   -----------------   ------------------
                         BASIC     DILUTED   BASIC     DILUTED    BASIC     DILUTED     BASIC       DILUTED
                         ------    -------   ------    -------   -------    -------   ---------    ---------
EARNINGS PER SHARE
Twelve months ended
  December 31:
1998...................  $ 1.80     $1.76    $ 1.80     $1.76    $ 23.89    $23.89     $ 17.56       $17.17
1997...................  $ 1.76     $1.73    $ 1.76     $1.73    $ 23.53    $23.53     $ 17.17       $16.88
1996...................  $ 1.45     $1.42    $ 1.45     $1.42    $ 24.15    $24.15     $ 14.14       $13.85
DIVIDENDS DECLARED PER
  SHARE
Twelve months ended
  December 31:
1998...................  $ .710     $  --    $ .710     $  --    $  7.20    $   --     $  6.93       $   --
1997...................  $ .569     $  --    $ .569     $  --    $  6.75    $   --     $  5.55       $   --
1996...................  $ .489     $  --    $ .489     $  --    $  6.15    $   --     $  4.77       $   --
BOOK VALUE PER SHARE
At December 31:
1998...................  $11.91     $  --    $11.95     $  --    $202.87    $   --     $116.18       $   --

                                  RISK FACTORS

     In making your determination as to how to vote on the merger proposal, you should consider the following factors:

RISKS RELATING TO THE MERGER

 THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED UPON ANY CHANGES IN THE VALUE OF ASHLAND STOCK PRIOR TO THE EFFECTIVE TIME OF THE MERGER.

     The precise value of the merger consideration to be paid to Ashland's shareholders will not be known at the time of the special meeting. The affiliation agreement provides that 9.754427 shares of Fifth Third common stock will be issued in the merger in exchange for each share of Ashland common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of Ashland common stock between the date of the affiliation agreement and the effective time of the merger. In addition, the value of Fifth Third common stock will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the affiliation agreement.

 NO MARKET EXISTS FOR ASHLAND COMMON STOCK AND ITS VALUE IN THE MERGER HAS BEEN SUBJECTIVELY DETERMINED.

     Ashland's Board of Directors has subjectively determined that the exchange ratio offered by Fifth Third is fair to Ashland's shareholders and has received a financial opinion from Professional Bank Services, Inc. to that effect. Ashland's Board also believes that the financial terms of the merger are the most favorable that Ashland could obtain at this time. However, Ashland is a privately owned company and its securities are not traded on any securities exchange or other public securities market. Therefore, the actual value of Ashland common stock may be more or less than the proposed merger consideration.

 AFTER THE SPECIAL MEETING, ASHLAND'S BOARD MAY AGREE TO REVISED MERGER CONSIDERATION OR COULD TERMINATE THE MERGER IN CERTAIN EVENTS.

     The merger consideration that you receive in the merger could be significantly different than the currently contemplated exchange ratio or the merger could be canceled even though a majority of Ashland's shareholders voted in favor of the merger. As part of the merger proposal, Ashland's board of directors is requesting that Ashland's shareholders authorize the board to exercise its discretion to agree to revised merger consideration if the value of Fifth Third common stock drops below certain values and Fifth Third's stock price drops more than an index of bank holding company stocks listed in the affiliation agreement. See "Terms of the Affiliation Agreement -- Termination; Amendment; Waiver." If the merger proposal is approved and those conditions would be triggered, without resoliciting the approval of Ashland's shareholders, Ashland's board will have the authority to renegotiate the exchange ratio, to agree to a different method of determining the merger consideration or to terminate the affiliation agreement.

 ASHLAND'S SHAREHOLDERS WILL HAVE NO CONTROL OF FIFTH THIRD'S FUTURE OPERATIONS.

     Ashland's shareholders own 100% of Ashland and, in the aggregate, have the power to approve or reject any matters requiring the approval of shareholders under Kentucky law and Ashland's articles of incorporation. After the merger, Ashland's shareholders in the aggregate will hold approximately 0.46% of the outstanding shares of Fifth Third common stock. Even if all of the former Ashland shareholders voted in concert on all matters presented to Fifth Third's shareholders from time to time, such number of Fifth Third shares likely will not have a major impact on whether such proposals are approved or rejected.

 CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF ASHLAND WILL RECEIVE BENEFITS IN THE MERGER IN ADDITION TO THE MERGER CONSIDERATION RECEIVED BY ALL OTHER ASHLAND SHAREHOLDERS.

     In connection with the merger, Fifth Third has agreed to enter into an employment agreement with William A. Stinnett, III, the current President and Chief Executive Officer of Ashland. Pursuant to such agreement, Mr. Stinnett will be employed as the Chairman of Fifth Third Bank, Ohio Valley until

December 31, 2001, unless sooner terminated pursuant to the agreement and will receive an annual base salary of $212,000 plus stock options to acquire 10,000 shares of Fifth Third common stock at a per share exercise price equal to the fair market value on the date of grant. Immediately prior to the effective time of the merger, pursuant to agreements between each of them and Ashland, Messrs. Stinnett and Grumbles will receive approximately $670,000 and $270,000, respectively, upon the exercise of certain stock appreciation rights. In addition, Fifth Third has agreed to appoint Paul W. Grumbles, current Chairman of Ashland, as chairman of a newly created advisory board of Fifth Third Bank, Ohio Valley in Ashland, Kentucky.


 ASHLAND MAY ENCOUNTER PROBLEMS IN CONTINUING TO OPERATE ASHLAND INDEPENDENTLY THAT MAY DIMINISH THE VALUE OF ASHLAND'S STOCK IN THE FUTURE.

     If the merger is not consummated, Ashland's shareholders should be aware that Ashland's continuing operations will involve numerous risks. To compete effectively going forward, Ashland would be required to meet technological changes in the industry and increased costs associated with maintaining and developing an increasingly broad range of products and services. If these requirements are not met by Ashland, the value of Ashland's stock may be diminished.

POST MERGER RISKS

 FIFTH THIRD'S ACQUISITION STRATEGY COULD POSE RISKS.

     Fifth Third has grown through acquisitions in recent years and anticipates that it will make additional acquisitions in the future. Fifth Third frequently evaluates strategic opportunities not only in the banking industry but also in related financial service industries. One or more future acquisitions could be material to Fifth Third. Fifth Third may need to issue more common stock to pay for those acquisitions, which would further dilute the ownership interest of all Fifth Third shareholders at the time of the acquisition. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

 FIFTH THIRD FACES INTENSE COMPETITION FOR FINANCIAL SERVICES.

     Fifth Third competes with hundreds of commercial banks, savings and loans and other financial services providers. In addition to the challenge of attracting and retaining customers for traditional banking services, Fifth Third's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Fifth Third's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Fifth Third's ability to expand its scope of available financial services as needed to meet the needs and demands of its customers.

 FIFTH THIRD MAY ENCOUNTER DIFFICULTIES IN COMBINING THE OPERATIONS OF ACQUIRED ENTITIES WITH FIFTH THIRD'S OWN OPERATIONS.

     Because the markets and industries in which Fifth Third operates are highly competitive, and because of the inherent uncertainties associated with the integration of an acquired company, there can be no assurance that Fifth Third will be able to realize fully the strategic objectives and operating efficiencies in all of its acquisitions, including Ashland. In addition, Fifth Third may lose key personnel, either from the acquired entity or from itself, as a result of acquisitions. These factors could contribute to the benefits expected from acquisitions not being achieved within expected time frames.

 GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT FIFTH THIRD'S FUTURE
 GROWTH.

     Fifth Third and its subsidiaries are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of the operations of Fifth Third and its subsidiaries. Such laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any such changes may negatively impact Fifth Third's ability to expand its services and to increase the value of its business. In addition, Fifth Third's earnings are affected by the monetary policies of the Federal Reserve Board. Such policies, which include regulating the national supply of bank reserves and bank credit, can have a major effect upon the source and cost of funds and the rates of return earned on loans and investments. The Federal Reserve influences the size and distribution of bank reserves through its open market operations and changes in cash reserve requirements against member bank deposits. We cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Fifth Third, but such changes could be materially adverse to Fifth Third's shareholders.

 CHANGES IN INTEREST RATES COULD REDUCE FIFTH THIRD'S INCOME AND CASH FLOWS.

     Fifth Third's income and cash flows depend to a great extent on "interest rate differentials" and the resulting net interest margins, i.e., the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Fifth Third's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Fifth Third.

 FIFTH THIRD'S OPERATIONS MUST BE YEAR 2000 COMPLIANT.

     As with other bank holding companies and other businesses generally, Fifth Third is exposed to the risk that the year 2000 could cause system failures which could be disruptive to Fifth Third's operations. Although Fifth Third has undertaken significant projects to minimize the risk that the year 2000 will result in any significant problems for Fifth Third, some factors are not within Fifth Third's direct control and could disrupt Fifth Third's operations.

  FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     This document, including information included or incorporated by reference herein, contains or may contain forward-looking statements that involve risks and uncertainties. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Fifth Third and Ashland, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above.

                              THE SPECIAL MEETING


     This document and the accompanying form of proxy are being furnished to you in connection with the solicitation by the board of directors of Ashland of proxies to be used at the special meeting to be held on March 31, 1999, at 3:30 p.m., Eastern Standard Time, at Bank of Ashland, located at 1422 Winchester Avenue, Ashland, Kentucky, and at any adjournments thereof. This document, the enclosed Fifth Third 1998 Annual Report to Shareholders and the enclosed form of proxy are first being sent to you on or about March 3, 1999.


PURPOSE OF THE SPECIAL MEETING

     The purpose of the special meeting of Ashland shareholders is to approve the affiliation agreement and the related plan of merger, and the transactions contemplated thereby, including the merger of Ashland with and into Fifth Third. See "Proposal -- Merger of Ashland into Fifth Third." Ashland shareholders also may consider and vote upon such other matters as are properly brought before the special meeting, including a proposal to adjourn the special meeting to permit further solicitation of proxies by the Ashland board in the event that there are not sufficient votes to approve the affiliation agreement and the plan of merger at the time of the special meeting. However, no proxy which is voted against the affiliation agreement and the plan of merger will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date hereof, the Ashland board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

VOTING AND REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by written notice to William A. Stinnett, III, President and Chief Executive Officer, Ashland Bankshares, Inc., 1422 Winchester Avenue, Ashland, Kentucky 41105, by filing a later dated proxy prior to a vote being taken on a particular proposal at the special meeting or by attending the special meeting and voting in person.

     Proxies solicited by the Ashland board will be voted in accordance with the directions given therein. IF YOU DO NOT INDICATE YOUR VOTE ON THE PROXY, YOUR PROXY WILL BE VOTED FOR APPROVAL OF THE AFFILIATION AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. YOU ALSO WILL BE DEEMED TO HAVE WAIVED THE APPRAISAL RIGHTS OF A DISSENTING SHAREHOLDER. The proxy confers discretionary authority on the persons named therein to vote Ashland common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will not be counted as votes cast and, therefore, will have the same effect as a vote against the merger.

VOTE REQUIRED


     THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES OF ASHLAND COMMON STOCK OUTSTANDING AS OF FEBRUARY 22, 1999 IS REQUIRED FOR THE APPROVAL OF THE AFFILIATION AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. Failures to vote and abstentions will not be treated as votes cast and, therefore, will have the same effect as a vote against the proposal.



     It is expected that substantially all of the 38,903 shares of Ashland common stock beneficially owned by directors and executive officers of Ashland at the record date (approximately 31% of the 125,584 total outstanding shares at that date) will be voted for the approval of the affiliation agreement and the plan of merger and the transactions contemplated thereby.

SOLICITATION OF PROXIES

     Ashland will pay the cost of soliciting proxies, except that Fifth Third will pay all expenses of printing and mailing this document. Ashland will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Ashland may solicit proxies personally or by telegraph or telephone without additional compensation.

                 PROPOSAL -- MERGER OF ASHLAND INTO FIFTH THIRD

     The following description summarizes all material terms of the affiliation agreement and the plan of merger. We urge you to read the affiliation agreement and the plan of merger, copies of which are attached as Annex A and Annex B, respectively, and are incorporated by reference into this document.

STRUCTURE OF THE MERGER

     Upon completion of the merger, Ashland will merge with and into Fifth Third and Ashland will cease to exist as a separate entity. In a related simultaneous transaction, Bank of Ashland will merge with and into Fifth Third Bank, Ohio Valley.

CORPORATE GOVERNANCE

     The respective boards of directors of Fifth Third and Fifth Third Bank, Ohio Valley after the merger is consummated will consist of all of the members of such boards of directors who are in office at the effective time of the merger, each of whom will continue to serve as directors for the term for which such directors were elected, subject to the applicable code of regulations and in accordance with law. In addition, pursuant to the affiliation agreement, Fifth Third has agreed to enter into an agreement with William A. Stinnett, III which provides that Mr. Stinnett will be employed as Chairman of Fifth Third Bank, Ohio Valley commencing at the effective time of the merger and terminating December 31, 2001. In the affiliation agreement, Fifth Third has also agreed to create an advisory board in Ashland, Kentucky and to appoint Paul Grumbles to chair that advisory board. Except as noted above, the officers of Fifth Third and Fifth Third Bank, Ohio Valley after the merger is consummated will be those officers who are in office at the effective time of the merger, subject to the applicable code of regulations and in accordance with law. See "Terms of the Affiliation Agreement -- Interests of Certain Persons in the Merger."

MERGER CONSIDERATION

     Each share of Ashland common stock, excluding treasury shares and shares that properly dissent to the merger, that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without further action, into the right to receive
9.754427 shares of Fifth Third common stock. In the event of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third common stock or any other event or action which has a similar economic effect before the time the merger becomes effective, the exchange ratio will be adjusted so as to give shareholders of Ashland the economic benefit of such event or action.

     In addition, in the event of a substantial decline in the trading price of Fifth Third common stock relative to a group of peer institutions under certain circumstances as provided in the affiliation agreement, the Ashland board may have the right to terminate the merger. If the Ashland board determines to terminate the affiliation agreement in the event of a decline in the trading price, it must give notice to Fifth Third. If such notice is given, Fifth Third and Ashland have agreed to work together to reach an agreement on the terms of the merger. If Fifth Third and Ashland cannot agree on such adjustment with ten days of the date such notice is given, the affiliation agreement and related plan of merger will terminate. ASHLAND EXPECTS THAT THE ASHLAND BOARD WOULD EXERCISE ITS DISCRETION AND DECIDE WHETHER TO EITHER TERMINATE THE AFFILIATION AGREEMENT AND PLAN OF MERGER OR AGREE TO AN ADJUSTMENT TO THE TERMS OF THE MERGER WITHOUT

A RESOLICITATION OF SHAREHOLDERS. See "Terms of the Affiliation
Agreement -- Termination; Amendment; Waiver."


     THE VALUE OF THE FIFTH THIRD COMMON STOCK YOU WILL RECEIVE WILL DEPEND ON THE MARKET PRICE OF SHARES OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK IS SUBJECT TO CHANGE AT ALL TIMES BASED ON THE FUTURE FINANCIAL CONDITION AND OPERATING RESULTS OF FIFTH THIRD, FUTURE MARKET CONDITIONS AND OTHER FACTORS. ON SEPTEMBER 4, 1998, THE BUSINESS DAY IMMEDIATELY PRECEDING PUBLIC ANNOUNCEMENT OF THE MERGER, FIFTH THIRD'S COMMON STOCK CLOSED AT $51.75. BETWEEN SEPTEMBER 4, 1998 AND FEBRUARY 23, 1999, FIFTH THIRD'S COMMON STOCK TRADED AS HIGH AS $75.44 AND AS LOW AS $49.69. ON FEBRUARY 23, 1999, FIFTH THIRD'S COMMON STOCK CLOSED AT $67.19. THE MARKET PRICE OF FIFTH THIRD COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER MAY BE SUBSTANTIALLY HIGHER OR LOWER THAN RECENT PRICES.


NO FRACTIONAL SHARES

     Only whole shares of Fifth Third common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Ashland common stock otherwise entitled to a fractional share of Fifth Third common stock will be paid therefor in cash, without interest, in an amount equal to the amount of such fraction multiplied by the closing price of Fifth Third common stock as reported on the Nasdaq National Market on the date the merger is completed. No shareholder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

EFFECTIVE TIME OF THE MERGER

     Unless we agree otherwise, the merger will become effective on a Friday which is as soon as is reasonably possible following the date on which all conditions contained in the affiliation agreement have been met or waived, including the expiration of all applicable waiting periods. We anticipate that the merger will become effective in April 1999, although no assurance can be given in this regard. Ashland and Fifth Third each will have the right, but not the obligation, to terminate the affiliation agreement if the merger is not effective on or before June 30, 1999, subject to certain conditions.

EXCHANGE OF CERTIFICATES

     After the effective time of the merger, you will cease to have any rights as a shareholder of Ashland. Your sole right will pertain to the right to receive shares of Fifth Third common stock and cash in lieu of fractional shares, if any, into which your shares of Ashland common stock will have been converted pursuant to the affiliation agreement or fair value in cash if you perfect your dissenter's rights pursuant to Kentucky law.

     As soon as practicable after the merger is completed, if you have not dissented to the merger, Fifth Third will send to you a letter of transmittal for use in submitting to Fifth Third, acting as exchange agent, certificates formerly representing shares of Ashland common stock to be exchanged for certificates representing Fifth Third common stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third common stock) which you are entitled to receive as a result of the merger. You will also receive instructions for handling lost Ashland share certificates. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third common stock following the effective time of the merger until you have surrendered and exchanged your certificates evidencing ownership of Ashland common stock. Any dividends payable on Fifth Third common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates representing Ashland common stock, the exchange agent will forward to you (1) certificates representing your shares of Fifth Third common stock, (2) dividends declared thereon subsequent to the effective time of the merger, without interest, and (3) the cash value of any fractional shares, without interest. YOU SHOULD NOT SUBMIT SHARE CERTIFICATES UNTIL YOU HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

     At the effective time of the merger, the stock transfer books of Ashland will be closed and no transfer of Ashland common stock will thereafter be made on such books. If a certificate formerly representing Ashland common stock is presented to Ashland or Fifth Third, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Fifth Third common stock.

BACKGROUND AND REASONS FOR THE MERGER

     In 1966, Paul W. Grumbles, Chairman of Ashland, W.R. Fosson, Saul Kaplan, Edward Schottland, James Norris, Elmer Zwick and Howard Van Antwerp III chartered Bank of Ashland. Each of these investors became directors of Bank of Ashland and in 1984 also directors of Ashland. The current directors of Ashland beneficially own approximately 40% of the stock of Ashland.

     In the fourth quarter of 1997, senior management began to analyze long-term opportunities for Ashland. Ashland reviewed its ability to grow its franchise in a static market area. Additionally, Ashland looked at the rapidly changing environment of the banking industry and the increase in competition faced by banking organizations. To compete effectively going forward Ashland would be required to meet technological changes in the industry and increased costs associated with maintaining and developing an increasingly broad range of new products and services.

     In April 1998, Messrs. Grumbles and Stinnett began to review the future of Ashland as an independent financial provider. They researched recently announced mergers and acquisitions in the region and studied the acquiring companies with the intention of identifying bank holding companies in the region that would be compatible with Ashland. They also made general inquiries of investment banking firms regarding their ability to assist in a review of Ashland's strategic alternatives. In May 1998, Messrs. Grumbles and Stinnett then identified five bank holding companies which might have an interest in combining with Ashland.

     In May 1998, Messrs. Grumbles and Stinnett made brief contacts with such companies on a confidential basis. Out of the five companies initially identified, one was eliminated by Messrs. Grumbles and Stinnett as being incompatible with Ashland, one was not interested in a business combination, one was not interested in a business combination at the time, but indicated that it may be interested in the future, and a fourth expressed interest. After initial discussions, Messrs. Grumbles and Stinnett eliminated it in favor of Fifth Third because of Fifth Third's operational compatibility, reputation in the industry and strong financial performance.

     On June 29, 1998, Messrs. Grumbles and Stinnett met with Messrs. Brumm and Niehaus, each an Executive Vice President of Fifth Third, and Mr. Greenlee, President of Fifth Third Bank, Ohio Valley, to review Fifth Third's interest in a merger with Ashland. On July 3, 1998, Fifth Third delivered to Ashland a non-binding expression of interest outlining, in general, the terms and conditions under which Fifth Third would be willing to enter into a merger transaction with Ashland. In exchange for all of the shares of Ashland, Fifth Third proposed to exchange a fixed number of shares equaling $70 million. Several of the founding directors and original investors were informed of the proposal and agreed discussions with Fifth Third should proceed.

     To assist in the analysis of the Fifth Third proposal, Ashland retained Professional Bank Services, Inc. ("PBS"). PBS prepared a preliminary transaction pricing analysis for Ashland which stated that it was the opinion of PBS that the merger consideration was fair to the shareholders of Ashland from a financial viewpoint. After Ashland's review of the PBS report and the execution of a confidentiality agreement, Fifth Third then undertook its due diligence examinations. On completion of the due diligence work, Fifth Third presented an affiliation agreement for Ashland's consideration. Mr. Stinnett, of Ashland, met with Mr. Niehaus on August 5, 1998 to review some of the key terms and conditions of the affiliation agreement.

     In a telephone conversation between Mr. Brumm and Mr. Stinnett on September 3, 1998, Mr. Brumm indicated that because of market volatility in Fifth Third's stock that the proposed exchange ratio would need to be adjusted. It was ultimately agreed to fix the number of shares at 1,225,000.

     During the period of September 2 through September 7, 1998, Messrs. Grumbles and Stinnett met individually with each other director to discuss the details of the proposal. On September 8, 1998, the Ashland board at its regular meeting met to consider the terms and conditions of the transaction as evidenced by the affiliation agreement and related plan of merger. At that meeting, the Ashland board again reviewed the Fifth Third proposal including, but not limited to, the financial terms and conditions of the fixed exchange rate and discussed the financial market and dividend history of Fifth Third. The proposed affiliation agreement and related plan of merger were reviewed for the directors by Ashland's special counsel. After extensive consideration of the terms and conditions of the affiliation agreement and other related matters, including a fairness opinion rendered by PBS, the Ashland board unanimously adopted and approved the terms and conditions of the affiliation agreement.

     THE ASHLAND BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ASHLAND AND ITS SHAREHOLDERS, THE COMMUNITY AND OTHER CONSTITUENCIES AND UNANIMOUSLY RECOMMENDS THAT ASHLAND SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AFFILIATION AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Fifth Third's primary reason for consummating the merger is to further a long-range commitment of realigning and expanding its banking system to better meet and satisfy the needs of its customers, including those in Ashland's service area. Fifth Third's acquisition strategy has generally been to fill in its markets along the interstate highways in Ohio, Kentucky and Indiana. These acquisitions are designed to strengthen Fifth Third's ability to compete in these markets by increasing its presence, consumer access and sales force.

OPINION OF FINANCIAL ADVISOR TO ASHLAND

     PBS was engaged by Ashland to advise the Ashland board as to the fairness of the consideration, from a financial perspective, to be paid by Fifth Third to Ashland shareholders as set forth in the affiliation agreement and the plan of merger.

     PBS is a bank consulting firm with offices in Louisville, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Ashland or Fifth Third. PBS was selected to advise the Ashland board based upon its familiarity with Kentucky financial institutions and knowledge of the banking industry as a whole.

     PBS performed certain analyses described herein and presented the range of values for Ashland resulting from such analyses to the board of directors of Ashland in connection with its advice as to the fairness of the consideration to be paid by Fifth Third.

     A fairness opinion of PBS was delivered to the board of directors of Ashland on September 8, 1998, at a regular meeting of the board of directors and has been updated as of the date of this document. A copy of the fairness opinion, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as Annex C to this document and should be read in its entirety.

     In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to Ashland and Fifth Third. PBS considered certain financial and stock market data of Ashland and Fifth Third, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the states of Kentucky, Ohio and West Virginia that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Ashland or Fifth Third.

     As part of preparing this fairness opinion, PBS performed a due diligence review of Fifth Third on September 3, 1998. As part of the due diligence, PBS reviewed the following items: report of independent auditors and management letters and response thereto, for the year ending December 31, 1997; various regulatory reports of examination; the most recent analysis and calculation of the allowance for loan and lease losses for Fifth Third; internal loan review and asset quality reports; investment portfolio activity reports; asset/liability management reports; uniform holding company performance report for Fifth Third as of March 31, 1998; March 31, 1998 reports of condition and income for the subsidiary banks; all Fifth Third SEC filings since December 31, 1997; and discussion of any material pending litigation and other issues with senior management of Fifth Third.

     PBS reviewed and analyzed the historical performance of Ashland and Bank of Ashland contained in: audited annual reports and financial statements dated December 31, 1996 and 1997 of Ashland; March 31, 1998, December 31, 1997 and December 31, 1996 consolidated reports of condition and income of bank and Ashland; March 31, 1998 uniform bank and holding company performance reports; June 30, 1998 unaudited internal financial statements of Ashland and Bank of Ashland; historical common stock trading activity of Ashland; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed by PBS as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

     In connection with rendering the fairness opinion and preparing its written and oral presentation to the Ashland board, PBS performed the financial analyses summarized herein. The summary describes all material analyses performed by PBS. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Ashland's or Fifth Third's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     ACQUISITION COMPARISON ANALYSIS. In performing this analysis, PBS reviewed all bank acquisition transactions in the states of Kentucky, Ohio and West Virginia (the "Regional Area") since 1990. There were 144 bank acquisition transactions in the Regional Area announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area bank acquisition transactions. In obtaining a range for the acquisition value of Ashland, 75th percentile multiples of earnings and book value implied by the comparable transactions were utilized. In addition to reviewing recent Regional Area bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Ashland, were located in Kentucky, had an equity-to-asset ratio in excess of 13%, had total assets between $100.0 and $200.0 million, had a return on average equity between 12.50% - 15.00% and bank transactions effected in the Regional Area since January 1, 1996. In addition, 75th percentile values for the 144 Regional Area acquisitions expressed as multiples of both book value and earnings were 2.00 and 21.05, respectively. The 75th percentile multiples of book value and earnings for acquisitions of Regional Area which, like Ashland, were located in Kentucky were 1.93 and 18.87, respectively. For acquisitions of Regional Area banks which, like Ashland, had an equity-to-asset ratio in excess of 13.00%, the 75th percentile multiples of book value and earnings were 1.72 and 24.39, respectively. For acquisitions of Regional Area banks with assets between $100.0 and $200.0 million the 75th percentile multiples were 2.38 and
21.41. For Regional Area acquisitions of banks with a return on average equity between 12.50% and 15.00%, the 75th percentile multiples of book value and earnings were 2.07 and 17.42, respectively. The 75th percentile multiples of book value and earnings for acquisitions of Regional Area banks since January 1, 1996 were 2.71 and 25.10, respectively.

     In the proposed transaction, Ashland shareholders will receive in aggregate 1,225,000 Fifth Third common shares for all 125,584 Ashland common shares or
9.754427 Fifth Third common shares per Ashland common share. At the close of trading, on September 4, 1998, the closing price for Fifth Third common stock on the Nasdaq National Market was $51.75 per share. Using this closing price of $51.75 per Fifth Third common share, the proposed consideration to be received represents an aggregate value of $63,393,750 or $504.79 per Ashland common share. The $504.79 per Ashland common share represents a multiple of Ashland's June 30, 1998 book value and a multiple of Ashland's annualized June 30, 1998 earnings of 2.60 and 21.32, respectively.

     The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area comparable transactions group. Compared to all Regional Area bank transactions, the acquisition value ranks in the 90th percentile as a multiple of book value and in the 77th percentile as a multiple of earnings. Compared to Regional Area transactions where the acquired bank was located in Kentucky, the proposed acquisition value ranks in the 91st percentile as a multiple of book value and the 87th percentile as a multiple of earnings. Compared to Regional Area bank transactions where the acquired institution had an equity-to-asset ratio in excess of 13.00%, the acquisition value ranks in the 100th percentile as a multiple of book value and the 60th percentile as a multiple of earnings. For Regional Area bank acquisitions where the acquired institution had between $100.0 and $200.0 million in assets, the acquisition value ranks in the 79th percentile as a multiple of book value and the 72nd percentile as a multiple of earnings. For Regional Area bank transactions where the acquired institution had a return on average equity between 12.50% and 15.00%, the acquisition value ranks in the 94th percentile as a multiple of book value and the 96th percentile as a multiple of earnings. For Regional Area bank transactions effected since January 1, 1996, the acquisition value ranks in the 73rd percentile as a multiple of book value and in the 51st percentile as a multiple of earnings.

     ADJUSTED NET ASSET VALUE ANALYSIS. PBS reviewed Ashland's balance sheet data to determine the amount of material adjustments required to the stockholders' equity of Ashland based on differences between the market value of Ashland's assets and their value reflected on Ashland's financial statements. PBS determined that two adjustments were warranted. Equity was increased $1,035,000 to reflect the after tax appreciation in Ashland's held to maturity securities portfolio. PBS also reflected a value of the non-interest bearing demand deposits of approximately $3,897,000. The aggregate adjusted net asset value of Ashland was determined to be $29,274,000 or $233.10 per Ashland common share.

     DISCOUNTED EARNINGS ANALYSIS. A dividend discount analysis was performed by PBS pursuant to which a range of values of Ashland was determined by adding (a) the present value of estimated future dividend streams that Ashland could generate over a five-year period and (b) the present value of the "terminal value" of Ashland's earnings at the end of the fifth year. The "terminal value" of Ashland's earnings at the end of the five-year period was determined by applying a multiple of 21.05 times the projected terminal year's earnings. The
21.05 multiple represents the 75th percentile price paid as a multiple of earnings for all Regional Area bank transactions since 1990.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Ashland's common stock. The aggregate value of Ashland, determined by adding the present value of the total cash flows, was $54,828,000 or $436.57 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared by PBS assuming an annual growth rate of 5.0%, and a return on assets of 2.00% would remain in effect for the entire period beginning in year five. Dividends were assumed to increase from 35.0% of income in years one through five to 75.0% of income for years six through twenty. This long-term projection resulted in an aggregate value of $40,303,000 or $320.92 per Ashland common share.

     SPECIFIC ACQUISITION ANALYSIS. PBS valued Ashland based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $43,762,000, or $348.46 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 7.0% adjusted for taxes, amortization of the acquisition premium over

15 years and a June 30, 1998 annualized net earnings level of $2,974,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 20% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $46,543,000 or $370.60 per Ashland share.

     PRO FORMA MERGER ANALYSIS. PBS compared the historical performance of Ashland to that of Fifth Third and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Ashland and Fifth Third to the income statement and balance sheet of the pro forma combined Ashland was analyzed.

     The effect of the affiliation on the historical and pro forma financial data of Ashland was prepared and analyzed. Ashland's historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

     The fairness opinion is directed only to the question of whether the consideration to be received by Ashland's shareholders under the affiliation agreement and plan of merger is fair and equitable from a financial perspective and does not constitute a recommendation to any Ashland shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Ashland.

     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Ashland's shareholders under the affiliation agreement and plan of merger is fair and equitable from a financial perspective to the shareholders of Ashland.

     PBS will receive fees of approximately $15,000 for all services performed in connection with the sale of Ashland and the rendering of the fairness opinion. In addition, Ashland has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of Ashland.

FEDERAL INCOME TAX CONSEQUENCES

     Fifth Third and Ashland and its shareholders will receive an opinion from Graydon, Head & Ritchey that for federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

     In rendering its opinion, Graydon, Head & Ritchey will rely upon representations contained in letters from Fifth Third and Ashland delivered for purposes of the opinion. The opinion of Graydon, Head & Ritchey will also be based on the assumption that the merger will be consummated in accordance with the provisions of the affiliation agreement, that the merger will qualify as a statutory merger under state law and that the representations made by Fifth Third and Ashland in the affiliation agreement are accurate. An opinion of counsel only represents counsel's best legal judgment on the matters addressed in the opinion, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Fifth Third nor Ashland has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

     Provided that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes:

     - no gain or loss will be recognized by Ashland as a result of the merger;

     - no gain or loss will be recognized by Fifth Third as a result of the merger;

     - no gain or loss will be recognized by an Ashland shareholder who receives solely Fifth Third common stock in exchange for Ashland common stock pursuant to the terms of the affiliation agreement, except to the extent of any cash received for any fractional share interest in Fifth Third common stock to which the shareholder may be entitled;

     - the aggregate federal income tax basis of the Fifth Third common stock received by an Ashland shareholder who receives solely Fifth Third common stock in exchange for Ashland common stock pursuant to the terms of the affiliation agreement will be, in each instance, the same as the aggregate federal income tax basis of the Ashland common stock surrendered in exchange therefor, reduced by any amount allocated to a fractional share of Fifth Third common stock with respect to which cash is received;

     - the holding period of the Fifth Third common stock received (including any fractional share deemed received and redeemed for cash) by an Ashland shareholder will include, in each case, the period during which the Ashland common stock surrendered in exchange therefor was held, provided that the Ashland common stock was held as a capital asset by such shareholder on the date of the exchange; and

     - a holder of Ashland common stock who receives cash in lieu of a fractional share of Fifth Third common stock will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess of the amount received for such fractional share, over the shareholder's adjusted basis in such fractional share.

     An Ashland shareholder who perfects dissenters' rights with respect to such person's shares of Ashland common stock will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on the excess amount received over the shareholder's adjusted basis in their Ashland shares.

     The foregoing discussion is a summary of the material federal income tax consequences of the merger. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances (for example, individuals who receive Fifth Third common stock in exchange for Ashland common stock acquired as a result of the exercise of employee stock options or otherwise as compensation) or to taxpayers subject to special treatment under the Internal Revenue Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States).

     No information is provided herein with respect to the tax consequences, if any, of the merger under applicable state, local, foreign, and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date hereof. There can be no assurance that future legislative, administrative, or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion.

     You are urged to consult your own tax adviser as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign, and other tax laws.

ACCOUNTING TREATMENT

     Fifth Third intends for the merger to qualify for pooling-of-interests accounting treatment. Under pooling-of-interests accounting treatment, as of the effective time of the merger, the assets and liabilities of Ashland will be added to those of Fifth Third at their recorded book values and the shareholders' equity account of Ashland will be included on Fifth Third's consolidated balance sheet.

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

     The shares of Fifth Third common stock to be issued to shareholders of Ashland in connection with the merger will be registered under the Securities Act of 1933. The Fifth Third shares will be freely transferable under the Securities Act, except for shares issued to affiliates of Ashland or Fifth Third at the time of the special meeting. An affiliate is a director, an executive officer or a 10% or more shareholder at the time of the special meeting.

     Rule 145 under the Securities Act restricts the sale of Fifth Third common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of Ashland who do not become affiliates of Fifth Third may resell the Fifth Third common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

     - Fifth Third must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale);

     - the number of shares sold in any three month period is limited to the greater of (1) one percent of Fifth Third's shares outstanding or (2) the average weekly trading volume during the four calendar weeks preceding the sale; and

     - the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

     Shares of Fifth Third common stock sold by (1) an affiliate's spouse or relative living in the affiliate's household, or (2) any trust or estate in which the affiliate or person listed in (1) collectively owns ten percent or more of the beneficial interest or of which any such person serves as trustee or executor, or (3) any corporation in which the affiliate or any person specified in (1) beneficially owns at least ten percent of an equity interest, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

     After the one-year period, affiliates of Ashland who are not affiliates of Fifth Third may resell their shares without regard to the volume limitation or manner of sale requirement so long as Fifth Third has satisfied its reporting requirements under the Exchange Act during the prior twelve month period.

     If Fifth Third has not satisfied its reporting requirements, affiliates may not resell their shares of Fifth Third common stock received in the merger until two years have elapsed since completion of the merger. At such time, the shares may be sold without any restriction.

     Sales and other dispositions of Fifth Third common stock by any affiliate of Ashland who becomes an affiliate of Fifth Third in connection with the merger, must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Fifth Third for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

     Even if the shares are sold, pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor have expired.

     The affiliation agreement provides that Ashland will use its best efforts to cause each director, executive officer and other person who is deemed by Ashland to be an affiliate (for purposes of Rule 145 and for purposes of qualifying the merger for pooling-of-interests accounting treatment) of Ashland to execute and deliver to Fifth Third a written agreement intended to ensure compliance with the Securities Act and to ensure that the merger will qualify for pooling-of-interests accounting treatment. Under that agreement, affiliates of Ashland may not dispose of any shares received in the merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of Fifth Third have been published.

DISSENTERS' RIGHTS OF APPRAISAL

     Holders of Ashland common stock who so desire are entitled to relief as dissenting shareholders under Subtitle 13 of the Kentucky Business Corporation Act. An Ashland shareholder will be entitled to such relief, however, only if such shareholder complies strictly with all of the procedural and other requirements of

Subtitle 13 of the Kentucky Business Corporation Act. The following description is a summary of all material terms of Subtitle 13 of the Kentucky Business Corporation Act which is attached hereto as Annex D.

     To be entitled to exercise dissenters' rights, an Ashland shareholder must

     - deliver to Ashland, before the vote on approval of the affiliation agreement and related plan of merger is taken at the special meeting, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated, and

     - not vote his or her shares in favor of the proposal to approve the affiliation agreement and the related plan of merger at the special meeting.

     The written notice of intent must be given in addition to and separate from any proxy or vote against approval of the affiliation agreement and related plan of merger; neither a proxy nor a vote against approval of the affiliation agreement and related plan of merger shall constitute such written notice. If an Ashland shareholder desires to exercise dissenters' rights, it is recommended, although not required, that the written notice be sent by registered or certified mail, return-receipt requested, to William A. Stinnett, III, President, Ashland Bankshares, Inc., 1422 Winchester Avenue, Ashland, Kentucky 41105-1730.

     Ashland shareholders electing to exercise their dissenters' rights under Subtitle 13 of the Kentucky Business Corporation Act must not vote for approval of the affiliation agreement and related plan of merger. A vote by a shareholder against approval of the affiliation agreement and related plan of merger is not required in order for that shareholder to exercise appraisal rights. However, if a shareholder returns a signed proxy, but does not specify a vote against approval of the affiliation agreement and related plan of merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the affiliation agreement and related plan of merger, which will have the effect of waiving that shareholder's dissenters' rights.

     Within 10 days after shareholder approval of the affiliation agreement and related plan of merger at the special meeting (or any adjournment thereof), Ashland will deliver a written dissenters' notice to all Ashland shareholders who complied with the requirements of delivering written notice of his or her intent to demand payment for his or her shares and not voting his or her shares in favor of the merger. The dissenters' notice will: (1) state where demands for payment must be sent and when and where certificates must be deposited; (2) supply a form for demanding payment that includes the date of the first announcement to news media or to Ashland shareholders of the terms of the affiliation agreement and requires that any person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of Ashland common stock prior to that date; (3) set a date by which Ashland must receive a payment demand, which may not be fewer than 30 nor more than 60 days after the date Ashland delivers notice to dissenting shareholders; and (4) be accompanied by a copy of Subtitle 13 of the Kentucky Business Corporation Act.

     Upon the effective time of the merger, or upon receipt of a payment demand, Ashland will pay each dissenter who demanded payment, certified acquisition of the beneficial ownership of Ashland common stock before the date of the first announcement to news media or to Ashland shareholders of the terms of the affiliation agreement, and deposited his or her certificates in accordance with the terms of the dissenters' notice, the amount Ashland estimates to be the fair value of the shares immediately before the effective time of the merger, plus accrued interest. The payment will be accompanied by Ashland's balance sheet as of the end of its latest fiscal year, together with statements of income and changes in shareholders' equity for such year and the latest available interim financial statements, if any. The payment will also be accompanied by a statement of Ashland's estimate of the fair value of Ashland common stock, an explanation of how the interest was calculated, and a statement of dissenters' rights to demand payment of his or her estimate of fair value under Section 271B.13-280 of the Kentucky Revised Statutes if dissatisfied with Ashland's payment.

     A dissenting Ashland shareholder, within 30 days of Ashland's payments, must notify Ashland in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment for the difference between his or her estimate of fair value and the amount of Ashland's payment if (1) the dissenter believes that the amount paid by Ashland is less than the fair value of Ashland common stock or that the interest due was incorrectly calculated; (2) Ashland fails to make payment within

60 days after the date set for demanding payment; or (3) Ashland, having failed to consummate the merger, does not return the deposited certificates within 60 days after the date set for demanding payment.

     If, within 60 days from delivery to Ashland of the shareholder's demand for payment of his or her estimate of fair value, such demand for payment remains unsettled, Ashland will commence a proceeding and petition the Circuit Court of Boyd County to determine the fair value of Ashland common stock and accrued interest. Ashland will make all dissenters (whether or not Kentucky residents), whose demands remain unsettled, parties to the proceeding as an action against their shares and all such parties will be served with a copy of the petition. Non-resident Ashland shareholders may be served by registered or certified mail or by publication as provided by law. The failure of Ashland to commence an action pursuant to this paragraph will not limit or affect the rights of dissenting Ashland shareholders to otherwise commence an action as permitted by law.

     Each dissenting Ashland shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Ashland.

     In an appraisal proceeding, the Boyd Circuit Court shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against Ashland, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable as follows: (1) against Ashland and in favor of any or all dissenters' if the court finds Ashland did not substantially comply with the statutory requirements set forth in Sections 271B.13-200 through 271B.13-280 of the Kentucky Revised Statutes; or
(2) against either Ashland or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Business Corporation Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Ashland, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

     ANY HOLDER OF ASHLAND COMMON STOCK CONTEMPLATING THE EXERCISE OF DISSENTERS' RIGHTS WITH RESPECT TO HIS OR HER SHARES OF ASHLAND COMMON STOCK IS URGED TO REVIEW CAREFULLY THE PROVISIONS OF APPENDIX D BECAUSE DISSENTERS' RIGHTS MAY BE LOST IF THE REQUIREMENTS OF SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT ARE NOT FULLY AND PRECISELY SATISFIED.

     For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "Proposal -- Merger of Ashland Into Fifth
Third -- Federal Income Tax Consequences."

                       TERMS OF THE AFFILIATION AGREEMENT

REPRESENTATIONS AND WARRANTIES

     Fifth Third and Ashland have made numerous representations and warranties to each other with respect to financial and other matters. These include representations and warranties to the effect that both Fifth Third and Ashland have the corporate power and authorization to enter into the proposed transaction, that each will have provided the other with financial statements and that Fifth Third has enough authorized Fifth Third common stock with which to accomplish the proposed transaction. No representations or warranties made by either Ashland or Fifth Third will survive beyond the effective time of the merger.

CONDUCT PENDING MERGER

     Except with the prior approval of Fifth Third or to permit the directors of Ashland to exercise their fiduciary duties, Ashland and its representatives will not, directly or indirectly: initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning:

     - any merger of either Ashland or Bank of Ashland;

     - any sale of substantial assets or shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); or

     - any similar transaction involving Ashland or Bank of Ashland (any such transaction being referred to herein as an "Acquisition Transaction").

     Subject to the exercise by the directors of Ashland of their fiduciary duties, Ashland promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

     In addition, Ashland has agreed, among other things, that prior to the completion of the merger it will carry on its business in the ordinary course. Ashland also has agreed to give Fifth Third and Fifth Third's representatives reasonable access during business hours to its facilities and personnel. Ashland further has agreed that, without Fifth Third's prior written consent, it will not, among other things:

     - make any changes in its capital or corporate structure;

     - issue any additional shares of Ashland common stock or any other equity securities other than pursuant to the exercise of options granted prior to the date of the affiliation agreement;

     - issue as borrower any long-term debt or convertible or other securities of any kind, or right to acquire any of its securities;

     - make any material changes in its method of business operations;

     - make or become obligated to make any capital expenditures in excess of $25,000;

     - make or renew any agreement for services to be provided to Ashland or Bank of Ashland, or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000;

     - declare or pay any cash dividends on its stock other than customary dividends paid per month or quarter consistent with past practices;

     - pay any stock dividends or make any other distributions on its stock;

     - provide any increases in employee salaries or benefits other than in the ordinary course of business;

     - open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office;

     - acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; or

     - sell or otherwise dispose of or encumber any portion shares of the capital stock of the Bank of Ashland which are now owned by it.

CONDITIONS TO CLOSING

     The affiliation agreement and related plan of merger must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of Ashland common stock at the record date. The merger also must be approved in writing by the State of Ohio Department of Commerce-Division of Banks, an application for which has been filed. In addition, notice must be filed with the Kentucky Department of

Financial Institutions. No assurance can be given that the required governmental approvals will be forthcoming.

     Fifth Third's and Ashland's obligations to consummate the merger are subject to additional conditions set forth in the affiliation agreement. These include the absence at the effective time of the merger of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the affiliation agreement and both parties having performed all of the obligations required of them under the affiliation agreement.

     Fifth Third's obligation to consummate the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of all of the representations and warranties of Ashland;

     - delivery by Ashland's counsel of a legal opinion addressed to Fifth Third relating to Ashland's incorporation, good standing, corporate power and authority to enter into the affiliation agreement;

     - the aggregate amount of consolidated shareholders' equity of Ashland immediately prior to the effective time of the merger, as shown by and reflected on its books and records of accounts on a consolidated basis in accordance with generally accepted accounting principles consistently applied, being not less than $24,342,000; and

     - the total issued and outstanding shares of Ashland common stock not exceeding 125,584 shares.

     Ashland's obligation to consummate the merger is further subject to conditions set forth in the affiliation agreement, including:

     - the continuing truth and accuracy in all material respects of Fifth Third's representations and warranties;

     - delivery by counsel employed by Fifth Third of a legal opinion addressed to Ashland relating to Fifth Third's incorporation, good standing, corporate power and authority to enter into the affiliation agreement;

     - registration by Fifth Third of the shares of Fifth Third common stock to be issued to Ashland shareholders and listing of those shares on the Nasdaq National Market; and

     - receipt by it of an opinion of counsel to Fifth Third with respect to certain tax matters.

TERMINATION; AMENDMENT; WAIVER

     The affiliation agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by written notice delivered by Fifth Third to Ashland or by Ashland to Fifth Third in the following instances:

     - by Fifth Third or Ashland, if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties and covenants set forth in the affiliation agreement and such misrepresentation, breach or failure to comply has not been cured within 30 days after notice, provided the party in default has no right to terminate for its own default;

     - by Fifth Third or Ashland if the business or assets or financial condition of the other party and its subsidiaries on a consolidated basis have materially and adversely changed from that in existence at December 31, 1997;

     - by Fifth Third or Ashland, if the merger has not been consummated by June 30, 1999, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the affiliation agreement on the date of such termination;

     - by the mutual written consent of Fifth Third and Ashland;

     - automatically if Ashland's shareholders fail to approve and adopt the affiliation agreement and related plan of merger; or

     - by Fifth Third or Ashland, if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of the other party to effect the merger, and non-compliance is not waived by the unaffected party.

     In addition to the foregoing circumstances under which the affiliation agreement may be terminated, Ashland may also have the right to terminate the affiliation agreement under certain circumstances if there is a substantial decline in the trading price of Fifth Third common stock relative to a group of peer institutions. See "Proposal -- Merger of Ashland Into Fifth Third -- Merger Consideration." The provisions in the affiliation agreement governing such right are complex and designed to permit either a termination of the affiliation agreement or an adjustment to the terms of the merger if, and only if, the market value of Fifth Third common stock has declined substantially from the $51.75 closing price on September 4, and the market value of Fifth Third common stock has declined substantially more than an index of 16 bank stocks on a comparative basis.

     The right of Ashland to terminate the affiliation agreement in accordance with the foregoing will exist if both the following occur:

          (1) For the 20 trading days ending on the date which is the later of the date of the special meeting and the date the last governmental approval required to consummate the merger has been received and all governmental waiting periods have expired (the "Determination Date"), the average closing price of Fifth Third common stock as reported on the Nasdaq National Market (the "Average Closing Price") is less than $51.75; and


          (2) the Average Closing Price divided by $51.75 is less than the index ratio. The index ratio is defined as (x) identified below on the Determination Date divided by $41.5933 (the weighted average closing price of the 16 bank holding companies on September 8, 1998) minus (y) .10.


     The 16 bank holding companies are: Northern Trust Corp., First Tennessee National Corp., State Street Corp., Marshall & Ilsley Corp., BB&T Corporation, Mercantile Bancorp, First American Corp., Summit Bancorp, South Trust Corp., First Security Corp., Comerica Inc., AmSouth Bancorporation, Union Planters Corp., Regions Financial Corp., Synovus Financial Corp., and Huntington Bancshares, Inc.

     If both of the termination conditions exist, then Ashland will have the right to terminate the affiliation agreement by a vote of the majority of the members of its board of directors at any time during the 10 day period commencing two days after the Determination Date. To terminate the affiliation agreement, the Ashland board must give notice to Fifth Third within the 10 day period commencing two days after the Determination Date, provided such notice may be withdrawn at any time. If such notice is given, Fifth Third and Ashland have agreed to work together to reach an agreement on the terms of the merger. If Fifth Third and Ashland cannot agree on such adjustment with 10 days of the date such notice is given, the affiliation agreement will terminate.


     The average closing price of Fifth Third common stock for the 20 trading days before February 24, 1999 was $66.12. Based on this price, neither termination condition would be triggered and Ashland would not have had any right to terminate the affiliation agreement.


     The determinations of whether the above tests are met, whether to terminate the affiliation agreement and whether to adjust the terms of the merger are all subject to market conditions at the Determination Date. Accordingly, such determinations cannot be made until after the date of this document. If the above tests are met, there can be no assurances as to whether the Ashland board of will exercise its right to terminate the affiliation agreement or, if so, whether Fifth Third and Ashland will agree to adjust the terms of the merger in lieu of termination. Ashland expects that the Ashland board would exercise its discretion and decide whether to either terminate the affiliation agreement and plan of merger or agree to an adjustment to the terms of the merger without a resolicitation of shareholders.

     The affiliation agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective board of directors at any time before or after approval of the merger by Ashland shareholders. Approval of any amendment, modification or supplement by Ashland shareholders is not required unless such amendment, modification or supplement would adversely change in any manner the merger consideration to be provided pursuant to the affiliation agreement.

EFFECT ON ASHLAND EMPLOYEES

     Fifth Third is obligated to use its best efforts to employ as many of the Ashland employees who desire employment, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies. The affiliation agreement provides for the payment of severance amounts to employees of Ashland under certain conditions. Such amounts will be equal to Fifth Third's current severance policies and procedures with credit for prior service with Ashland or Bank of Ashland.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shares of Ashland common stock held by or for the benefit of directors and executive officers of Ashland will be canceled and converted into the right to receive shares of Fifth Third common stock under the affiliation agreement on the same basis as shares held by other shareholders of Ashland. In addition, directors and executive officers of Ashland may be deemed to have the following interests in the merger that are different from, or in addition to, those of employees or shareholders of Ashland.

     EMPLOYMENT AGREEMENT. Fifth Third has agreed in the affiliation agreement to enter into an employment agreement effective as of the effective time of the merger with William A. Stinnett, III, the current President and Chief Executive Officer of Ashland.

     Mr. Stinnett's employment agreement will provide that Mr. Stinnett will be employed as the Chairman of Fifth Third Bank, Ohio Valley until December 31, 2001, unless sooner terminated pursuant to the terms of the agreement. Mr. Stinnett will (1) receive an annual base salary of $212,000, (2) be granted stock options to acquire 10,000 shares of Fifth Third common stock at an exercise price per share equal to the fair market value of a share of Fifth Third common stock on the date of the grant, and (3) be eligible to participate in Fifth Third's benefit plans to the extent of similarly situated Fifth Third employees.

     ADVISORY BOARD. In addition, Fifth Third has agreed to create an advisory board in Ashland, Kentucky. Fifth Third as sole shareholder of Fifth Third Bank, Ohio Valley will appoint Paul Grumbles to chair that advisory board. To the extent that Mr. Grumbles and his wife are currently covered by Ashland's medical coverage, those policies will either be assumed by Fifth Third or Mr. Grumbles and his wife will be admitted to coverage under Fifth Third's plan as a retiree, in which case Mr. Grumbles would be able to continue to participate in such health plans under Fifth Third's retiree policy for health insurance coverage at the retiree's cost.

     EMPLOYEE BENEFIT PLANS. Each employee of Ashland and Bank of Ashland, including the executive officers of Ashland, who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the merger, shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees of Fifth Third. The former Ashland employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under Bank of Ashland's medical plan immediately prior to the effective time of the or any waiting period relating to coverage under Fifth Third's medical plan.

     The affiliation agreement also provides that Ashland will take all actions necessary to discontinue any and all 401(k) and employee after tax contributions under any employee pension benefit plan, as defined in Section 3(2) of ERISA, as of a date at least 30 days preceding the effective time of the merger. Ashland or Bank of Ashland shall have the right to make discretionary contributions to the Bank of Ashland, Inc. Profit Sharing Plan, but such contributions shall not exceed $250,000 for the 1998 plan year and $20,883 for each full month of the 1999 plan year. Neither Ashland or Bank of Ashland shall have any obligation to freeze the Bank of Ashland, Inc. Profit Sharing Plan prior to the effective time of the merger.

     To the extent permitted by applicable law and provided Fifth Third determines that the Bank of Ashland, Inc. Profit Sharing Plan was established, funded, managed and operated in accordance with applicable law, Fifth Third shall take the required steps to merge the Bank of Ashland, Inc. Profit Sharing Plan into Fifth Third Bancorp Master Profit Sharing Plan. If the Bank of Ashland, Inc. Profit Sharing Plan is merged into the Fifth Third Bancorp Master Profit Sharing Plan, then upon the merger, service taken into account under the Bank of Ashland, Inc. Profit Sharing Plan shall count as service taken into account for all purposes under the Fifth Third Bancorp Master Profit Sharing Plan. For purposes of all employee benefit plans, as defined by ERISA, sponsored by Fifth Third or its subsidiaries or affiliates, including the Fifth Third Bancorp Master Profit Sharing plan, prior service with Ashland or Bank of Ashland shall be taken into account for purposes of determining eligibility for and vesting, if applicable, of benefits. Fifth Third ceased admitting new participants to the Fifth Third Bancorp defined benefit pension plan as of January 1, 1998. Employees of Ashland and Bank of Ashland will not be admitted to the Fifth Third Bancorp defined benefit pension plan.

     In no event will any of the executive officers of Ashland receive any payment that would be considered an "Excess Parachute Payment" under Section 280G of the Internal Revenue Code.

     ASHLAND STOCK APPRECIATION RIGHTS. Mr. Stinnett and Mr. Grumbles have rights to receive the appreciation earned on 2,500 shares and 500 shares, respectively, of Ashland common stock between the grant dates and exercise dates. Those rights were granted in 1990, 1993 and 1994. Fifth Third has agreed in the affiliation agreement to allow these awards to be paid according to their terms immediately prior to the effective time of the merger; provided, however, that such payments will be limited so that no amount of such payment will qualify as an "excess parachute payment" under Section 280G of the Internal Revenue Code. Messrs. Stinnett and Grumbles will receive approximately $670,000 and $270,000, respectively, upon exercise of these awards.

     INDEMNIFICATION AND LIABILITY INSURANCE. The affiliation agreement provides that all provisions for indemnification and limitation of liability now existing in favor of the directors or officers of Ashland and its subsidiaries, arising under applicable Kentucky and federal law and under the Ashland articles of incorporation and bylaws, or under the articles or bylaws of Bank of Ashland, shall be assumed by Fifth Third and shall continue in full force and effect with respect to acts or omissions occurring on or prior to the effective time of the merger for a period of five years after the effective time of the merger or, in the case of claims asserted prior to the fifth anniversary of the effective time until such matters are resolved. Fifth Third also shall purchase and keep in force for a five-year period, a policy of directors' and officers' liability insurance having liability limits and providing coverage for acts or omissions of the type currently covered by Ashland's existing directors' and officers' liability insurance for acts or omissions occurring at or prior to the effective time of the merger, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms. Fifth Third has agreed that all rights to indemnification existing in favor of officers and directors and employees of Fifth Third affiliates shall be accorded to officers and directors and employees of Ashland or any of its subsidiaries who become affiliated with any Fifth Third affiliate in such capacities after the effective time of the merger and that such indemnification will relate to covered actions or inactions only after the effective time. See also "Description of Capital Stock and Comparative Rights of Shareholders -- Indemnification and Personal Liability of Directors and Officers."

                              FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS

     Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act, and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of nine commercial banks and one savings bank with 468 offices in Ohio, Kentucky, Indiana, Florida and Arizona. Those institutions are: Fifth Third Bank; Fifth Third Bank, Central Ohio; Fifth Third Bank, Northwestern Ohio, N.A.; Fifth Third Bank, Ohio Valley; Fifth Third Bank, Western Ohio; Fifth Third Bank, Florida; Fifth Third Bank, Northern Kentucky, Inc.; Fifth Third Bank, Kentucky, Inc.; Fifth Third Bank, Indiana; and Fifth Third Bank, Southwest, F.S.B.

     At December 31, 1998, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of $28.9 billion, consolidated total deposits of $18.8 billion and consolidated total shareholders' equity of $3.2 billion.

     Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Midwest Payment Systems, Inc., Fifth Third International Company, Heartland Capital Management, Inc. and Fifth Third/The Ohio Company. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the FDIC through the Bank Insurance Fund and the Savings Association Insurance Fund.

     Fifth Third, through its banking subsidiaries, also participates in several regional shared ATM networks, including "Money Station(R)", "Honor(R)" and "Star". These networks include approximately 5,400, 42,000 and 44,000 ATMs, respectively. All Fifth Third banking subsidiaries also participate in the "PLUS System(R)" network, which is an international ATM network with approximately 625,000 ATMs.

     Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "Description of Capital Stock and Comparative Rights of
Shareholders -- Dividends."

RECENT DEVELOPMENTS

     Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings. Fifth Third believes its has an excellent track record in integrating acquired businesses. Since 1989, Fifth Third has completed 25 acquisitions, which have contributed to its growth. Consistent with this strategy, in addition to the merger, Fifth Third recently entered into agreements to acquire Enterprise Federal Bancorp, Inc. and South Florida Bank Holding Corporation.

     ENTERPRISE FEDERAL BANCORP, INC. On September 25, 1998, Fifth Third agreed to acquire Enterprise Federal Bancorp, Inc., a savings and loan holding company based in Cincinnati, Ohio which owns Enterprise Federal Savings Bank. As of December 31, 1998, Enterprise had total assets of $544.1 million and total deposits of $343.2 million.


     In connection with the acquisition of Enterprise, shareholders of Enterprise will receive .68516 shares of Fifth Third common stock for each outstanding share of Enterprise capital stock. Fifth Third expects to issue approximately 1,640,000 shares of Fifth Third common stock to shareholders of Enterprise. Based on the fair market value per share of Fifth Third common stock as of February 23, 1999, such shares would have an aggregate value of approximately $110 million. Fifth Third expects that its acquisition of Enterprise will be accounted for as a pooling-of-interests and will be completed near the time of the merger with Ashland.

     SOUTH FLORIDA BANK HOLDING CORPORATION. On October 22, 1998, Fifth Third agreed to acquire South Florida Bank Holding Corporation, a bank holding company based in Ft. Myers, Florida which owns South Florida Bank. As of December 31, 1998, South Florida had total assets of $90.2 million and total deposits of $77.0 million.


     In connection with the acquisition of South Florida, shareholders of South Florida will receive .34800 shares of Fifth Third common stock for each outstanding share of South Florida capital stock. Fifth Third expects to issue approximately 440,000 shares of Fifth Third common stock to shareholders of South Florida. Based on the fair market value per share of Fifth Third common stock as of February 23, 1999, such shares would have an aggregate value of approximately $30 million. Fifth Third expects that its acquisition of South Florida will be accounted for as a pooling-of-interests and will be completed near the time of the merger with Ashland.


ADDITIONAL INFORMATION

     For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference, and to the Fifth Third 1998 Annual Report to Shareholders which accompanies this document. See "Where You Can Find More Information."

                            ASHLAND BANKSHARES, INC.

GENERAL

     Ashland is a Kentucky corporation which was organized in 1984 for the purpose of becoming a bank holding company. The principal asset of Ashland is 100% of the outstanding stock of Bank of Ashland, its only subsidiary. Ashland presently has no separate operations and its business consists only of the business of Bank of Ashland. Therefore, the information presented herein relates principally to the Bank of Ashland.

     As of December 31, 1998, Ashland had $171.1 million in assets, $141.4 million in deposits, and $25.5 million in stockholders' equity.

     Originally chartered in 1966, Bank of Ashland operates as a state bank. Bank of Ashland's primary business involves the attraction of deposits from the general public and the use of such deposits together with borrowed funds to originate loans secured by real estate, and to a lesser extent, consumer and commercial business loans. Bank of Ashland also provides a full range of trust services to its customers.

     Bank of Ashland conducts business through its main office and three branch offices located in Ashland and Boyd County, Kentucky. Ashland's customer base includes individuals and small to medium sized businesses located in their market area which includes the Kentucky counties of Boyd, Lawrence, Carter and Greenup, and portions of Lawrence County, Ohio. Ashland's market area is an industrial river community. Historically, the regional economy in and around Ashland's market area had been based on the coal, oil and railroad industries, and dependent upon a small number of large employers. Local companies which have a significant presence in the area include Ashland, Inc., Marathon Ashland, LLC, Corbin Ltd, AK Steel Corporation, and CSX Railroad. While the coal industry and some heavy industry remains, the market area has experienced industrial decline during the past several years due to layoffs and transfers of some of the operations of these companies to other locations. Ashland's primary market area also has a large medical community. Providers of medical services include King's Daughters' Medical Center and Our Lady of Bellefonte Hospital.

     The economy of Ashland's market area is in a period of transition from a primarily industrial based economy to a service and retail based economy. In the past five years, Ashland's market area has experienced increases in the retail and service sections which has somewhat offset the impact of job losses and consolidations from heavy industry. Although new housing starts has diminished during the past several years, the valuation of homes in the market area has generally increased.

LENDING ACTIVITIES

     GENERAL. The principal lending activities of Ashland is the origination of conventional fixed rate and variable rate mortgage loans for the acquisition and construction of one-to-four family residential properties located in the primary market area of Bank of Ashland. Ashland also originates multifamily and commercial real estate and consumer and commercial business loans.

     Loan originations come primarily from walk-in customers, continued business from existing customers, real estate brokers and local dealers. All completed loan applications are reviewed by Ashland's loan officers. As part of the application process, information is obtained concerning the income, financial condition, employment and credit history of the applicant. If commercial real estate is involved, information may also be obtained concerning cash flow after debt service. The quality of loans is analyzed based on Ashland's experience and guidelines with respect to credit underwriting. Generally, all loans in excess of $15,000 are appraised by independent appraisers.

     The officers' loan committee, comprised of Bank of Ashland loan officers, have the authority to approve loans over $25,000 up to $200,000. Loans over $200,000 must be approved by the Bank of Ashland's President and Chief Executive Officer or the Board of Directors' Loan Committee.

     The aggregate amount of loans that Bank of Ashland is permitted to make under applicable state regulations to any one borrower, including related entities, and the aggregate amount that Bank of Ashland could have invested in any one real estate project is generally 30% of permanent capital and surplus. At December 31, 1998, the maximum amount which Bank of Ashland could have lent to any one borrower, and the borrower's related entities, and invested in any one project was $1.8 million. At December 31, 1998, Bank of Ashland's largest lending relationship to a single borrower or group of related borrowers was a line of credit and loans secured by commercial real estate totaling $1.75 million.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth certain information concerning the composition of the loan portfolio of Ashland at the dates indicated.

                                                                DECEMBER 31,
                                          --------------------------------------------------------
                                                1998                1997                1996
                                          ----------------    ----------------    ----------------
                                           AMOUNT      %       AMOUNT      %       AMOUNT      %
                                          --------   -----    --------   -----    --------   -----
                                                           (DOLLARS IN THOUSANDS)
TYPE OF LOAN:
  Real Estate:
     One-to-four family.................  $ 35,328   33.68%   $ 37,051    35.2%   $ 36,399    34.5%
     Multifamily and commercial.........    16,708   15.93      15,754    15.0      13,073    12.4
  Construction..........................       249     .24       1,133     1.1       2,927     2.8
  Consumer:
     Home Equity........................     3,204    3.05       3,153     3.0       3,324     3.1
     Other consumer.....................    32,187   30.68      32,184    30.6      34,628    32.8
  Commercial business...................    17,220   16.42      15,863    15.1      15,155    14.4
  Student loans.........................        --      --          27      --          57      --
                                          --------   -----    --------   -----    --------   -----
          Total loans...................   104,896   100.0%    105,165   100.0%    105,563   100.0%
                                                     =====               =====               =====
LESS:
  Unearned discounts....................     1,563               2,447               3,517
  Loan origination and acquisition
     costs, net.........................      (935)               (883)               (754)
  Allowance for loan losses.............     1,461               1,469               1,421
                                          --------            --------            --------
LOANS RECEIVABLE, NET...................  $102,807            $102,132            $101,379
                                          ========            ========            ========

     LOAN PORTFOLIO MATURITY SCHEDULE. The following table sets forth certain information as of December 31, 1998, regarding the dollar amount of loans maturing in the portfolio of Ashland based on their contractual terms to maturity, before giving effect to net items. Demand loans and loans having no stated schedule of repayments or without stated maturity are reported as due in one year or less.

                                             DUE IN     DUE AFTER 1 YEAR      DUE OVER
                                             1 YEAR     TO 5 YEARS AFTER    5 YEARS AFTER
                                             OR LESS        12/31/98          12 /31/98       TOTALS
                                             -------    ----------------    -------------    --------
                                                                  (IN THOUSANDS)
Real Estate:
  One-to-four family.......................  $ 1,778        $10,279            $23,271       $ 35,328
  Multifamily & commercial.................    1,173          5,927              9,608         16,708
Construction:
  One-to-four family.......................       73            176                 --            249
Other Loans:
  Consumer.................................   10,909         16,241              8,241         35,391
  Commercial business......................    8,807          5,157              3,256         17,220
                                             -------        -------            -------       --------
          TOTALS...........................  $22,740        $37,780            $44,376       $104,896
                                             =======        =======            =======       ========

     The following table sets forth at December 31, 1998, the dollar amount of loans due after one year, before net items, which have predetermined interest rates and floating or adjustable interest rates:

                                                              PREDETERMINED      FLOATING OR
                                                                  RATES        ADJUSTABLE RATES
                                                              -------------    ----------------
                                                                       (IN THOUSANDS)
Real Estate:
  One-to-four family........................................     $20,382           $13,168
  Multifamily & commercial..................................      10,208             5,326
Construction:
  One-to-four family........................................         176                --
Other Loans:
  Consumer..................................................      20,996             3,486
  Commercial business.......................................       5,387             3,027
                                                                 -------           -------
          TOTALS............................................     $57,149           $25,007
                                                                 =======           =======

     ONE-TO-FOUR FAMILY RESIDENTIAL REAL ESTATE LENDING. Ashland's primary lending program is the origination of permanent loans, secured by mortgages on owner occupied one-to-four family residences. As of December 31, 1998, $35.3 million, or 33.7% of Ashland's total loan portfolio, consisted of loans on one-to-four family residences. Substantially all of these loans were secured by properties located in Ashland's primary market area.

     Ashland originates a variety of different types of residential mortgage loans, including conventional 10, 15 and 20 year fixed rate loans, 1 year ARM's, and 3, 5 and 10 year balloon payment loans. In addition, Ashland originates fixed rate residential mortgage loans that convert to 1 year ARM's after the initial 3 or 5 year term.

     Ashland's current one-to-four family residential ARM's are fully amortizing loans with contractual maturities of up to 30 years. The interest rates on substantially all of the ARM's originated by Ashland are subject to adjustment at one year intervals. Ashland's ARM products generally carry interest rates which adjust based on a stated margin over the one year U.S. Treasury Constant Maturities Index. Adjustments in the interest rate of Ashland's ARM's are generally limited to 2% at any adjustment date, and 5% over the life of the loan. As of December 31, 1998, the total balance of one-to-four family ARM's was $13.8 million or 13.2% of Ashland's total loan portfolio.

     Ashland also offers conventional fixed rate loans with maximum terms of up to 20 years, although Ashland has recently emphasized origination of fixed rate loans with terms to 15 years. The interest rate on such loans is generally based on competitive factors. Ashland typically retains all fixed rate loans it originates for its portfolio. As a result, such loans are not generally underwritten to permit their sale in the secondary market.

     Ashland evaluates both the borrower's ability to make principal and interest payments, and the value of the property that will secure the loan. Ashland generally originates residential mortgage loans with loan to value ratios up to 80%, although the President may authorize the origination of mortgage loans with loan to value ratios of up to 100%.

     Ashland generally requires, in connection with the origination of residential real estate loans, a title opinion and fire and casualty insurance coverage, as well as flood insurance where appropriate to protect Ashland's interest.

     Ashland's residential mortgage loans customarily include "due on sale" clauses, which are provisions giving Ashland the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage when the loan is not repaid.

     COMMERCIAL BUSINESS LENDING. Ashland originates secured and unsecured loans and letters of credit for commercial, corporate and business purposes to local businesses. Such loans are primarily in the form of fixed asset loans. At December 31, 1998, Ashland had $17.2 million of commercial business loans outstanding or 16.4% of the total loan portfolio. In addition, on such date, Ashland had commercial business loan commitments totaling $4.0 million which were not funded.

     Ashland's commercial business loans have terms of up to ten years, and typically have rates which adjust based upon a stated margin over the prime rate.

     Ashland's commercial business lending policy includes credit file documentation and analysis of the borrower's character, capacity to repay the loan, the adequacy of the borrower's capital and collateral, as well as an evaluation of conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of Ashland's current credit analysis.

     Unlike residential mortgage loans which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of a higher risk and typically are made on the basis of the borrower's ability to make repayment form the cash flow of the borrower's business. As a result, the availability of funds for repayment of commercial business loans may be substantially dependent upon the success of the business itself. Further, the collateral for securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

     CONSUMER LENDING. In order to increase the interest rate sensitivity of the loan portfolio and provide a broader range of loan products to its retail customers, Ashland originates a variety of secured and unsecured consumer loans, including automobile, boat, home equity, deposit account and installment loans. All of Ashland's consumer loans are originated in its market area. As of December 31, 1998, consumer loans totaled $35.4 million or 33.7% of total loans outstanding.

     Consumer loan terms vary according to type of loan and value of collateral, length of contract, and credit worthiness of the borrower. Ashland's consumer loans are generally made at fixed interest rates with terms of up to 15 years.

     The underwriting standards employed by Ashland for consumer loans include a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Although credit worthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security in relation to the proposed loan amount.

     Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws including federal and state bankruptcy and insolvency laws may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defense by a consumer loan borrower against an assignee of such loans, such as Ashland's, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral. Consumer loan delinquencies often increase over time as the loans age. Accordingly, although the level of nonperforming loans in Ashland's consumer loan portfolio at December 31, 1998 are generally low ($46,000 or 0.04% of total loans), there can be no assurance that delinquencies will not increase in the future.

     COMMERCIAL REAL ESTATE LENDING. In order to increase the interest rate sensitivity and yield of its loan portfolio, Ashland originates permanent and, to a lesser extent, construction loans secured by commercial real estate. As of December 31, 1998, Ashland had $16.7 million in commercial real estate loans, representing 15.9% of the total loan portfolio.

     Ashland's commercial real estate loan portfolio includes loans secured by apartment buildings, churches, office buildings, warehouses, and other income producing properties located in its market area.

     Ashland's permanent commercial real estate loans generally carry a maximum term of 15 years and have adjustable rates generally based on the prime rate plus a margin. These loans are generally made in amounts of up to 75% of the lesser of the appraised value or the purchase price of the property. Appraisals on property securing commercial real estate loans in excess of $15,000 are performed by an independent appraiser designated by Ashland at the time the loan is made. All appraisals on commercial real estate loans are reviewed by Ashland's management. In addition, Ashland's underwriting procedures require verification of the borrowers credit history, income and banking relationships, references and income projection for the property. Ashland generally obtains personal guarantees on these loans.

     To a lesser extent, Ashland originates a limited number of loans for the construction of commercial real estate. These loans typically have terms of up to one year and are structured as a line of credit. Following a construction phase, Ashland may provide permanent financing on the property. Commercial real estate construction loans typically have adjustable rates of interest. Such loans are typically underwritten based upon the same standards as discussed above. As of December 31, 1998, Ashland had no commercial real estate construction loans outstanding.

     From time to time, Ashland purchases loan participations in commercial real estate originated by other financial institutions. Properties securing such loans are generally located in the Bank's market area. Ashland generally does not purchase a commercial real estate loan of greater than 80% of the appraised value. All purchased loan participations must comply with Ashland's underwriting standards. Ashland requires that any appraisal of property be performed by independent, professionally designated qualified appraisers to determine that the property securing the loan satisfy these loan to value requirements. As of December 31, 1998, Ashland had participation interests in commercial real estate loans totaling $480,000.

     As of December 31, 1998, Ashland's largest commercial real estate loan outstanding was $1.0 million secured by commercial office buildings.

     Commercial real estate lending entails a higher level of risk than loans secured by one-to-four family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project, and thus may be subject to a greater extent of adverse conditions in the real estate market or the economy generally. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

     CONSTRUCTION LENDING. Ashland originates a modest amount of construction loans to individuals for the construction of residential real estate. As of December 31, 1998, Ashland's construction loan portfolio totaled $249,000 or 0.24% of its total loan portfolio. All of these loans are secured by properties located in Ashland's market area.

     Construction loans to individuals for construction of their residences are structured to convert to permanent loans at the end of the construction phase, which typically runs up to one year. These construction loans have rates and terms comparable to one-to-four family loans then offered by Ashland. Generally, the maximum loan to value ratio of owner occupied single family construction loans is 80%. Residential construction loans are generally underwritten pursuant to the same guidelines for originating permanent residential loans.

     Ashland's construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. Ashland reviews the progress of the construction of the dwelling before disbursements are made.

     Construction loans are obtained principally through referrals from management's contacts in the community as well as existing and walk-in customers. The application process includes a submission to Ashland of accurate plans, specifications, and costs of the home to be constructed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of the construction (land plus building).

     Construction lending generally affords Ashland an opportunity to receive interest at rates higher than those obtainable from permanent residential loans, and to receive higher origination and other loan fees. Nevertheless, construction lending is generally considered to involve a higher level of credit risk than one-to-four family residential lending due to, among other things, the effect of general economic condition on builders, and cost increases associated with delays in the construction process. In addition, the nature of these loans is such that they are more difficult to evaluate and monitor. Finally, the risk of loss on construction loans is dependent largely upon the accuracy of the initial estimate of the individual property's value upon completion of the project, and the estimated cost (including interest) of the project. If the cost estimate proves to be inaccurate, Ashland may be required to advance funds beyond the amount originally committed to permit completion of the project.

LOAN ORIGINATIONS, PURCHASES AND SALES

     Real estate loans are originated by an in-house staff of salaried loan officers. Loan applications are taken and processed in Ashland's offices, and then submitted to the loan committee for approval. While Ashland originates both adjustable rate and fixed rate loans, its ability to originate loans is dependent upon the relative customer demand for loans in its market. Demand is also affected by the interest rate environment. Since Ashland originates fixed rate loans for its portfolio, such loans are generally not documented to permit their sale in the secondary market.

     Ashland has occasionally sold loan participations primarily without recourse when the loan exceeds Ashland's lending limits. Sales of loan participations generally have been beneficial to Ashland since these sales usually generate income at the time of sale, produce future servicing income, and provide funds for additional lending and other investments.

     From time to time, Ashland purchases commercial real estate loan participations. The participation interest is primarily secured by properties located in Ashland's market area. Loans in which Ashland purchases participation interest must meet the underwriting standards for the loans which Ashland originates.

     The following table sets forth certain information in respect to Ashland's loan originations, participations and sales for the periods indicated:

                                                       YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------------
                                         1998                   1997                   1996
                                  -------------------    -------------------    -------------------
                                   AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                  --------    -------    --------    -------    --------    -------
                                                       (DOLLARS IN THOUSANDS)
LOANS ORIGINATED:
  Real Estate:
     One-to-four-family.........  $ 11,768     15.13%    $  9,175     12.64%    $ 13,014     17.18%
     Multifamily and
       commercial...............     5,273      6.78        6,267      8.63        3,616      4.77
     Construction...............       774      1.00        4,455      6.14        3,751      4.95
  Consumer......................    19,562     25.15       15,442     21.27       20,661     27.27
  Commercial business...........    40,398     51.94       37,256     51.32       34,727     45.83
                                  --------    ------     --------    ------     --------    ------
          Total loans
            originated..........    77,775    100.00%      72,595    100.00%      75,769    100.00%
                                  --------    ======     --------    ======     --------    ======
LOANS SOLD:
  Participations................   ( 5,418)               ( 1,846)               ( 1,800)
                                  --------               --------               --------
Loan principal repayments.......   (72,091)               (71,146)               (65,335)
                                  --------               --------               --------
Increase (decrease) in other
  items, net....................       409                  1,150                    589
                                  --------               --------               --------
Net increase (decrease).........  $    675               $    753               $  9,223
                                  ========               ========               ========

     MORTGAGE BACKED SECURITIES. In order to supplement loan production and achieve its asset/liability management goals, Ashland invests in mortgage backed securities. Mortgage backed securities can serve as collateral for borrowings, and through repayments, as a source of liquidity. Ashland had a portfolio of mortgage backed securities totaling $816,000 at December 31, 1998. All of the mortgage backed securities owned by Ashland at December 31, 1998 were issued, insured and guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC). As of December 31, 1998, Ashland did not have any mortgage backed securities of a single issuer in excess of 10% of Ashland's total equity.

     At December 31, 1998, Ashland held one FHLMC mortgage-backed security with an amortized cost of $816,000 including unamortized premium of $7,500, a fixed interest rate of 6.50%, and a maturity date of June 11, 2013. The following table sets forth certain information regarding Ashland's mortgage-backed securities at the dates indicated.

                                  AT DECEMBER 31, 1998                          AT DECEMBER 31, 1997
                       -------------------------------------------   -------------------------------------------
                                    GROSS UNREALIZED                              GROSS UNREALIZED
                       AMORTIZED   ------------------   ESTIMATED    AMORTIZED   ------------------   ESTIMATED
                         COST      GAINS     LOSSES     FAIR VALUE     COST      GAINS     LOSSES     FAIR VALUE
                       ---------   -----   ----------   ----------   ---------   -----   ----------   ----------
                                                                             (IN THOUSANDS)
Held to maturity:
  FHLMC..............    $816       $8        --           $824       $1,027        --      $(17)       $1,010
                         ====       ==         ==          ====       ======     =====      ====        ======

                                  AT DECEMBER 31, 1996
                       -------------------------------------------
                                    GROSS UNREALIZED
                       AMORTIZED   ------------------   ESTIMATED
                         COST      GAINS     LOSSES     FAIR VALUE
                       ---------   -----   ----------   ----------

Held to maturity:
  FHLMC..............   $1,158      --        $(34)       $1,124
                        ======       ==       ====        ======

     The following table sets forth the purchases, sales and repayment activities of mortgage-backed securities for the periods indicated.

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1998     1997      1996
                                                              -----    -----    -------
Purchases...................................................  $  0     $  0     $    0
Sales:
  CMO's and REMIC's.........................................    --       --      3,133
                                                              ----     ----     ------
Principal repayments........................................   210      131        113
Other increases (decreases).................................    --       (1)        57
                                                              ----     ----     ------
          Net Decrease......................................  $210     $132     $3,189
                                                              ====     ====     ======

     DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. When a borrower fails to make a required payment on a loan, Ashland attempts to cause the deficiency to be cured by contacting the borrower. A notice is mailed to the borrower and Ashland imposes late charges after a payment is 10 days past due. After a payment is 30 days past due, Ashland's collections personnel will either contact the borrower by telephone or letter. After a payment is 90 days past due, Ashland sends the borrower a demand letter and a property inspection is ordered. When deemed appropriate by management, Ashland institutes action to foreclose on the property or to acquire it by deed in lieu of foreclosure. If foreclosed on, real property is sold at a public sale and may be purchased by Ashland. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness and the current value of the property, the extent of delinquency and the borrower's ability and willingness to cooperate in curing delinquencies. When property is acquired by foreclosure, it is recorded at the lower of the loan's unpaid principal balance or fair value at the date of foreclosure less estimated selling expenses. Foreclosed real estate is periodically reviewed to ensure that fair value less estimated cost to sell is not less than carrying value, and any allowance resulting therefrom is charged to earnings as a provision for losses on foreclosed real estate. Costs to develop or improve real estate are capitalized; costs of holding real estate are expensed.

     The following table sets forth the amount of loans in delinquent status at December 31, 1998:

                                         30-59 DAYS          60-89 DAYS       90 DAYS OR MORE
                                      ----------------    ----------------    ----------------
                                      NUMBER    AMOUNT    NUMBER    AMOUNT    NUMBER    AMOUNT
                                      ------    ------    ------    ------    ------    ------
                                                       (DOLLARS IN THOUSANDS)
One-to-four family real estate......    29      $1,680       3       $172        6       $235
Multifamily and commercial real
  estate............................     2         41        1         38        1         17
Consumer(1).........................   102        443       36        127        8         40
Commercial Business.................    --         --       --         --        1         62
                                       ---      ------      --       ----       --       ----
          Total.....................   133      $2,164      40       $337       16       $354
                                       ===      ======      ==       ====       ==       ====
Percentage of total to total
  loans.............................             2.06%               0.32%               0.34%
                                                ======               ====                ====

---------------
(1) Includes recourse loans of (30-59 days, 50 loans -- $119) (60-89 days, 16 loans -- $47), and (90 days or more, 5 loans -- $11).

     All delinquent loans are reviewed on a regular basis and are placed on non-accrual status when the collection of principal and/or interest becomes doubtful. Interest unpaid at the time a loan is placed on non-accrual status is charged against interest income. Future interest income is recognized on a cash basis. The loan will remain on non-accrual as long as the loan is 90 days delinquent unless a repayment plan is being followed.

     The table below sets forth the amounts and categories of non-performing assets in Ashland's loan portfolio. For all years presented, Ashland has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates).

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1997    1996
                                                              ----    ----    ----
Non-accruing loans:
  One-to-four family real estate............................  $127    $ 83    $ --
  Construction..............................................    --     390      --
  Commercial business.......................................    62     195      --
  Consumer..................................................     6      --      --
                                                              ----    ----    ----
          Totals............................................   195     668      --
                                                              ----    ----    ----
Accruing loans delinquent more than 90 days:
  One-to-four family real estate............................   108     114     301
  Multifamily and commercial real estate....................    17      --      --
  Commercial business.......................................    --      --      --
  Consumer..................................................    34      34     306
                                                              ----    ----    ----
          Totals............................................   159     148     607
                                                              ----    ----    ----
Total non-performing loans..................................   354     816     607
Other non-performing assets:
  Foreclosed real estate....................................    --      --      30
                                                              ----    ----    ----
Total non-performing assets.................................  $354    $816    $637
                                                              ====    ====    ====
Total non-accrual loans as a percentage of total loans......  0.19%   0.64%   0.00%
                                                              ====    ====    ====
Total non-performing loans as a percentage of total loans...  0.34%   0.78%   0.58%
                                                              ====    ====    ====
Total non-performing assets as a percentage of total
  assets....................................................  0.21%   0.49%   0.39%
                                                              ====    ====    ====

     For the years ended December 31, 1998 and 1997, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $21,262 and $43,851, respectively. The amounts included in interest income on such loans for the years ended December 31, 1998 and 1997, was $4,535 and $23,639, respectively.

     As of December 31, 1998, there were 45 loans totaling $1.7 million which were not included in the table above where known information about the possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms, have certain deficiencies in loan documentation or lack current financial information on the borrower which may result in disclosure of such loans in the future.

     As of December 31, 1998, there were no concentrations of loans in any types of industry which exceeded 10% of Ashland's total loans, that are not included as a loan category in the preceding table.

     Included in non-accruing loans at December 31, 1998, were four loans totaling $195,000 secured by accounts receivable, inventory, and first and second mortgages on residential real estate.

     Regulations require that each institution classify its own assets on a regular basis. Problem assets are classified as "substandard", "doubtful" or "loss". "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (1) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and (2) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

     Generally, Ashland classifies as "substandard" all loans that are delinquent more than 90 days, foreclosed real estate, loans to facilitate workouts and the sale of foreclosed real- estate and other loans where the credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms.

     The aggregate amount of Ashland's classified assets at December 31, 1998, was as follows:

                                                         (IN THOUSANDS)
Special mention......................................        $1,273
Substandard..........................................           797
Doubtful.............................................            13
Loss.................................................             0
                                                             ------
          Total classified assets....................        $2,083
                                                             ======

     Federal examiners are authorized to classify an institution's assets. If an institution does agree with an examiner's classification of an asset, it may appeal this determination to the appropriate regulatory authority. Ashland had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

     FDIC regulations require that institutions establish prudent general allowances for loan losses. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured considers among other matters, the nature and volume of the loan portfolio, overall portfolio quality, the estimated fair value of the underlying collateral, current economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan allowance.

     Real estate properties acquired through foreclosure are recorded at fair value at the date of foreclosure. Valuations are periodically updated by management and a specific provision for losses on such property is established by a charge to operations if the carrying value of the property exceeds its estimated fair value less estimated selling expenses.

     The following table sets forth the activity in Ashland's allowance for loan losses for the periods indicated.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
                                                                (DOLLARS IN THOUSANDS)
BALANCE AT BEGINNING OF PERIOD..............................  $1,469    $1,421    $1,280
                                                              ------    ------    ------
Charge-offs:
  Real estate...............................................       0         0         0
  Consumer..................................................    (242)     (249)     (231)
  Commercial business.......................................     (47)     (101)     (118)
                                                              ------    ------    ------
          Total.............................................    (289)     (350)     (349)
Recoveries..................................................      76        98       105
                                                              ------    ------    ------
Net charge-offs.............................................    (213)     (252)     (244)
                                                              ------    ------    ------
Provision for loan losses...................................     205       300       385
                                                              ------    ------    ------
BALANCE AT END OF PERIOD....................................  $1,461    $1,469    $1,421
                                                              ======    ======    ======
Ratio of net charge-offs to average loans outstanding.......    0.21%     0.25%     0.26%
                                                              ======    ======    ======
Allowance for loan losses to total loans....................    1.40%     1.40%     1.35%
                                                              ======    ======    ======

     The distribution of Ashland's allowance for loan losses at the dates indicated is summarized as follows:

                                                                     DECEMBER 31,
                          ---------------------------------------------------------------------------------------------------
                                       1998                              1997                              1996
                          -------------------------------   -------------------------------   -------------------------------
                                                 PERCENT                           PERCENT                           PERCENT
                                                 OF LOANS                          OF LOANS                          OF LOANS
                           AMOUNT       LOAN     IN EACH     AMOUNT       LOAN     IN EACH     AMOUNT       LOAN     IN EACH
                           OF LOAN    AMOUNTS    CATEGORY    OF LOAN    AMOUNTS    CATEGORY    OF LOAN    AMOUNTS    CATEGORY
                            LOSS         BY      TO TOTAL     LOSS         BY      TO TOTAL     LOSS         BY      TO TOTAL
                          ALLOWANCE   CATEGORY    LOANS     ALLOWANCE   CATEGORY    LOANS     ALLOWANCE   CATEGORY    LOANS
                          ---------   --------   --------   ---------   --------   --------   ---------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
All real estate.........   $  314     $ 52,285      49.9%    $  358     $ 53,938     51.3%     $  225     $ 52,399     49.6%
Commercial business.....      309       17,220      16.4        215       15,863     15.1          93       15,155     14.4
Consumer................      467       35,391      33.7        708       35,364     33.6         699       38,009     36.0
Unallocated.............      371           --        --        188           --       --         404           --       --
                           ------     --------    ------     ------     --------    -----      ------     --------    -----
         Totals.........   $1,461     $104,896    100 .0%    $1,469     $105,165    100.0%     $1,421     $105,563    100.0%
                           ======     ========    ======     ======     ========    =====      ======     ========    =====

INVESTMENT ACTIVITIES

     GENERAL. Ashland utilizes investment securities in basically all aspects of its assets/liability management strategy. In making investment decisions, the investment committee considers, among other things, Ashland's yield and interest rate objective, its interest rate and credit risk position, and its liquidity and cash flow.

     Generally, the investment policy of Ashland is to invest funds among categories of investments and maturities based upon Ashland's assets/liability management policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. Effective January 1, 1994, Ashland adopted SFAS No. 115. As required by SFAS No. 115, securities are classified into three categories: trading, held to maturity, and available for sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in earnings. Debt securities that Ashland has a positive intent and the ability to hold to maturity are classified as held to maturity and reported at amortized costs. All other securities not classified as trading or held to maturity are classified as available for sale. Available for sale securities are reported at fair value with unrealized gains and losses included on an after tax basis, in a separate component of comprehensive income. At December 31, 1998, Ashland had no securities classified as trading.

     Ashland's assets, other than loans receivable, are invested primarily in U.S. Government Agency securities, municipal bonds, and other short term investments, including federal funds sold. At December 31, 1998, Ashland's interest bearing deposits in other financial institutions totaled $254,000 or 0.15% of its total assets, federal funds sold totaled $2.9 million, or 1.67% of its total assets, and investment securities totaled $55.1 million or 32.21% of its total assets.

     The following table presents the contractual maturities or terms to repricing of Ashland's investment in U.S. Treasury, U.S. government agency and obligations of state and political subdivisions at amortized cost and the weighted average yields at December 31, 1998:

                                                               YEAR ENDED DECEMBER 31, 1998
                       ------------------------------------------------------------------------------------------------------------
                         MATURING WITHIN       MATURING WITHIN       MATURING WITHIN       MATURING AFTER
                            ONE YEAR          ONE TO FIVE YEARS     FIVE TO TEN YEARS         TEN YEARS               TOTALS
                       -------------------   -------------------   -------------------   -------------------   --------------------
                       AMORTIZED   AVERAGE   AMORTIZED   AVERAGE   AMORTIZED   AVERAGE   AMORTIZED   AVERAGE   AMORTIZED    AVERAGE
                         COST       YIELD      COST       YIELD      COST       YIELD      COST       YIELD      COST        YIELD
                       ---------   -------   ---------   -------   ---------   -------   ---------   -------   ---------    -------
                                                                  (DOLLARS IN THOUSANDS)
Held to maturity.....   $    5      4.30%     $   904     6.47%     $14,187     6.04%     $9,128      5.41%     $24,224      5.82%
Available for sale...    9,693      5.78       19,991     6.00        1,000     6.01          --        --       30,684      5.93
                        ------      ----      -------     ----      -------     ----      ------      ----      -------      ----
         Totals......   $9,698      5.77%     $20,895     6.02%     $15,187     6.02%     $9,128      5.41%     $54,908      5.88%
                        ======      ====      =======     ====      =======     ====      ======      ====      =======      ====

     INVESTMENT SECURITIES. It is Ashland's general policy to purchase investment securities which are U.S. government or agency securities, municipal securities, and overnight federal funds. As of December 31, 1998, the average term to maturity or repricing of the investment security portfolio was six years.

     Ashland's investment security portfolio as of December 31, 1998 contained neither tax exempt securities, nor securities of any issuer with an aggregate book value in excess of 10% of Ashland stockholders equity, excluding those issued by the U.S. government.

SOURCES OF FUNDS

     GENERAL. Deposit accounts are a principal source of Ashland's funds for use in lending and for other general business purposes. In addition to deposits, Ashland derives funds from loan repayments and cash flows generated from operations. Scheduled loan payments are a relatively stable source of funds, while deposit inflows and outflows and their related costs of such funds have varied. Borrowings may be used on a short term basis to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels, and may be used on a longer term basis to support expanded lending activities.

     DEPOSITS. Ashland attracts both short-term and long-term deposits from its primary market area. Ashland offers regular passbook accounts, NOW accounts, money market deposit and checking accounts, and fixed interest rate certificates of deposits with varying maturities. Deposit account terms vary, according to the minimum balance required, time period the fund must remain on deposit, and the interest rate, among other factors.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, competition, and Ashland's pricing policies and capital requirements. Ashland serves as a depository for public funds for various municipalities and related entities. As of December 31, 1998, the amount of public funds on deposit with Ashland was $12.4 million. These accounts are subject to volatility depending on government funding needs and Ashland's desire to attract such funds.

     Ashland regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews its cash flow requirements for liquidity and executes rate changes when deemed appropriate. Ashland utilizes television, radio, and newspaper advertising and pricing to obtain deposits. Ashland only solicits deposits in its market area. Ashland does not utilize broker deposits.

     At December 31, 1998, Ashland's certificates of deposit totaled $66.4 million or 47.0% of total deposits. Approximately $58.7 million of certificates of deposit mature within one year. Based on past experience and Ashland's pricing strategies, management believes that a substantial percentage of such certificates will renew with Ashland at maturity. If there is a significant deviation from historical experience, Ashland can use borrowings as an alternative to this source of funds. The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Ashland at the dates indicated.

                                                                   DECEMBER 31,
                            ------------------------------------------------------------------------------------------
                                        1998                           1997                           1996
                            ----------------------------   ----------------------------   ----------------------------
                            AVERAGE                        AVERAGE                        AVERAGE
                             RATE      AMOUNT    PERCENT    RATE      AMOUNT    PERCENT    RATE      AMOUNT    PERCENT
                            -------   --------   -------   -------   --------   -------   -------   --------   -------
                                                              (DOLLARS IN THOUSANDS)
DESCRIPTION
Passbook/Statement........   2.47%    $ 10,293      7.3%    2.47%    $  9,793      7.1%    2.48%    $ 10,122      7.4%
NOW and Demand............   1.65%      52,333     37.0%    1.64%      48,142     35.2%    1.28%      40,791     29.6%
Market Access.............   3.25%      12,346      8.7%    3.47%      10,819      7.9%    3.69%      20,448     14.8%
                             ----     --------    -----     ----     --------    -----     ----     --------    -----
                             2.02%      74,972     53.0%    2.04%      68,754     50.2%    2.14%      71,361     51.8%
                             ----     --------    -----     ----     --------    -----     ----     --------    -----
CERTIFICATES OF DEPOSIT
1 yr. or less.............   4.68%      18,076     12.8%    4.85%      12,830      9.4%    4.72%      21,875     15.9%
1 to 2 1/2 years..........   5.46%      20,467     14.5%    5.78%      28,727     21.0%    5.52%      19,338     14.0%
3 or more years...........   5.16%         505      0.3%    5.35%         962      0.7%    5.66%       1,505      1.1%
Negotiated................   5.30%      20,775     14.7%    5.52%      19,326     14.1%    5.18%      17,598     12.8%
IRA (1 to 5 yrs.).........   4.86%       6,598      4.7%    5.21%       6,317      4.6%    5.30%       6,125      4.4%
                             ----     --------    -----     ----     --------    -----     ----     --------    -----
                             5.14%      66,421     47.0%    5.47%      68,162     49.8%    5.15%      66,441     48.2%
                             ----     --------    -----     ----     --------    -----     ----     --------    -----
                                      $141,393    100.0%    3.75%    $136,916    100.0%    3.59%    $137,802    100.0%
                                      ========    =====     ====     ========    =====     ====     ========    =====

     The following table sets forth rate and maturity information for Ashland's certificates of deposit as of December 31, 1998.

MATURITY                                              DECEMBER 31, 1998
--------                                              -----------------
                                                       (IN THOUSANDS)
Less than 1 year..................................         $58,658
1 to 2 years......................................           7,098
2 to 3 years......................................             465
3 to 4 years......................................              50
4 to 5 years......................................             122
Thereafter........................................              28
                                                           -------
                                                           $66,421
                                                           =======

     The following table presents the amount of Ashland's time deposits of $100,000 or more, by the time remaining until maturity at December 31, 1998.

MATURITY                                              DECEMBER 31, 1998
--------                                              -----------------
                                                       (IN THOUSANDS)
Three months or less..............................         $ 9,937
Over 3 months to 6 months.........................           5,335
Over 6 months to 12 months........................           4,765
Over 12 months....................................           1,177
                                                           -------
                                                           $21,214
                                                           =======

     TRUST SERVICES. In order to generate fee income and provide a broad range of services to its customers, Ashland provides a full range of trust services. Such services include managing personal trusts, employee benefit plans, investment management accounts, corporate trusts, disbursing of funds as required by trust agreements, and brokerage services.

     For the fiscal years ended December 31, 1998, 1997 and 1996, income from trust services totaled approximately $422,000, $351,000 and $341,000, respectively.

ASSET/LIABILITY MANAGEMENT

     Ashland's earnings depends upon its net interest income, which is the difference between its interest income on its interest-earning assets, such as loans, investment securities, mortgage-backed securities, and federal funds sold, and its interest expense paid on its interest-bearing liabilities, consisting of deposits and borrowings. As market interest rates change, asset yields and liability costs do not change simultaneously. Due to maturity, repricing and timing differences of interest-earning assets and interest-bearing liabilities, earnings will be affected differently under various interest rate scenarios. Ashland has sought to limit these net earnings fluctuations and manage interest rate risk by originating adjustable rate loans and purchasing relatively short-term investments and securities.

     The following tables set forth certain information relating to Ashland's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods presented, expressed both in dollars and rates. No tax equivalent adjustments were made. Non-accruing loans have been included in the table as loans carrying a zero yield. Average loans are calculated net of deferred loans, fees and costs, loan discounts and the allowance for loan losses. Included in interest income on loans are loan fees and other charges on loans totaling $215,000, $244,000 and $225,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

                                                                   YEARS ENDED DECEMBER 31,
                              ---------------------------------------------------------------------------------------------------
                                           1998                              1997                              1996
                              -------------------------------   -------------------------------   -------------------------------
                                AVERAGE     INTEREST              AVERAGE     INTEREST              AVERAGE     INTEREST
                              OUTSTANDING   EARNED/    YIELD/   OUTSTANDING   EARNED/    YIELD/   OUTSTANDING   EARNED/    YIELD/
                                BALANCE       PAID      RATE      BALANCE       PAID      RATE      BALANCE       PAID      RATE
                              -----------   --------   ------   -----------   --------   ------   -----------   --------   ------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable..........   $101,853     $ 9,259     9.09%    $102,224     $ 9,345     9.14%    $ 95,333     $ 8,789     9.22%
  Mortgage-backed
    securities..............        937          59     6.30        1,105          70     6.33        4,015         383     9.54
  Investment securities.....     48,631       2,917     6.00       45,017       2,714     6.03       44,528       2,745     6.16
  Federal Home Loan Bank
    stock...................        638          46     7.21          594          43     7.25          520          36     6.92
  Federal funds and other
    deposits................      5,964         318     5.33        3,221         187     5.81        1,721          93     5.40
                               --------     -------     ----     --------     -------     ----     --------     -------     ----
         Total
           interest-earning
           assets...........   $158,023     $12,599     7.97%    $152,161     $12,359     8.12%    $146,117     $12,046     8.24%
                               ========     =======     ====     ========     =======     ====     ========     =======     ====
INTEREST-BEARING
  LIABILITIES:
  Passbook/statement
    accounts................   $ 10,402     $   256     2.46%    $ 10,358     $   254     2.45%    $ 10,764     $   268     2.49%
  Demand deposits...........     18,068          --       --       16,577          --       --       14,813          --       --
  Now accounts..............     25,435         538     2.11       22,060         463     2.10       21,802         460     2.11
  Market access accounts....     16,319         642     3.93       15,884         605     3.81       18,125         693     3.82
  Certificates of deposit...     67,403       3,568     5.29       67,059       3,535     5.27       63,288       3,286     5.19
  FHLB advances.............        604          34     5.63          766          43     5.61        1,087          59     5.43
  Other short-term
    borrowings..............      2,889         147     5.09        4,452         227     5.10        3,692         187     5.06
                               --------     -------     ----     --------     -------     ----     --------     -------     ----
         Total
           interest-bearing
           liabilities......   $141,120     $ 5,185     3.67%    $137,156     $ 5,127     3.74%    $133,571     $ 4,953     3.71%
                               ========     =======     ====     ========     =======     ====     ========     =======     ====
  Net interest income.......                $ 7,414                           $ 7,232                           $ 7,093
                                            =======                           =======                           =======
  Net interest rate
    spread..................                            4.30%                             4.38%                             4.53%
                                                        ====                              ====                              ====
  Net interest margin.......                            4.69%                             4.75%                             4.85%
                                                        ====                              ====                              ====
  Average interest-earning
    assets to
    interest-bearing
    liabilities.............                           112.0%                            110.9%                            109.4%
                                                       ------                            ------                            ------
                                                       ------                            ------                            ------

     The following schedule presents the dollar amounts of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by prior year rate), and (2) changes in rate (change in rate multiplied by prior year volume), and (3) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, are shown in the column titled "mix".

                                                YEAR ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                             -----------------------------   ----------------------------
                                                 1998 COMPARED TO 1997          1997 COMPARED TO 1996
                                             -----------------------------   ----------------------------
                                             VOLUME   RATE    MIX    TOTAL   VOLUME   RATE    MIX   TOTAL
                                             ------   -----   ----   -----   ------   -----   ---   -----
                                                                    (IN THOUSANDS)
INCREASE (DECREASE) IN INTEREST INCOME:
  Loans receivable.........................   $(34)   $ (51)  $ (1)  $(86)   $ 635    $ (76)  $(3)  $ 556
  Mortgage-backed securities...............    (11)      --     --    (11)    (278)    (129)  94     (313)
  Investment securities....................    218      (14)    (1)   203       30      (58)  (3)     (31)
  Federal Home Loan Bank stock.............      3       --     --      3        5        2   --        7
  Federal funds and other deposits.........    159      (16)   (12)   131       81        7    6       94
                                              ----    -----   ----   ----    -----    -----   ---   -----
         Total interest income change......   $335    $ (81)  $(14)  $240    $ 473    $(254)  $94   $ 313
                                              ----    -----   ----   ----    -----    -----   ---   -----
INCREASE (DECREASE) IN INTEREST EXPENSE:
  Passbook/statement accounts..............   $  1    $   1   $ --   $  2    $ (10)   $  (4)  $--   $ (14)
  Now accounts.............................     71        2      2     75        5       (2)  --        3
  Market access accounts...................     17       19      1     37      (86)      (2)  --      (88)
  Certificates of deposit..................     18       13      2     33      196       51    2      249
  FHLB advances............................     (9)      --     --     (9)     (18)       2   --      (16)
  Other short-term borrowings..............    (80)      --     --    (80)      38        2   --       40
                                              ----    -----   ----   ----    -----    -----   ---   -----
         Total interest expense change.....   $ 18    $  35   $  5   $ 58    $ 125    $  47   $2    $ 174
                                              ----    -----   ----   ----    -----    -----   ---   -----
  Increase (decrease) in net interest
    income.................................   $317    $(116)  $(19)  $182    $ 348    $(301)  $92   $ 139
                                              ====    =====   ====   ====    =====    =====   ===   =====

     The following table sets forth at the dates indicated the weighted average yields on Ashland's interest-earning assets, the weighted average rates on interest-bearing liabilities, the interest rate spread and the net interest margin on the interest-earning assets. No tax equivalent adjustments were made.

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1997    1996
                                                              ----    ----    ----
WEIGHTED AVERAGE YIELD ON:
  Loan portfolio............................................  8.73%   8.94%   8.75%
  Mortgage-backed securities................................  6.44    6.44    6.19
  Investment securities.....................................  5.88    5.96    5.96
  FHLB stock................................................  7.00    7.25    6.98
  Federal funds and other interest earning assets...........  4.99    5.60    3.12
          Total interest earning assets.....................  7.68    7.91    7.68
WEIGHTED AVERAGE INTEREST RATE PAID ON:
  Passbook/statement accounts...............................  2.47    2.47    2.48
  NOW and demand accounts...................................  1.65    1.64    1.28
  Market access accounts....................................  3.25    3.47    3.69
  Certificates of deposit...................................  5.14    5.47    5.15
  FHLB advances.............................................  5.65    5.65    5.65
  Other short-term borrowings...............................  5.02    4.87    4.98
          Total interest-bearing liabilities................  3.52    3.79    3.64
  Interest rate spread (yield on total interest-earning
     assets less rate paid on total interest-bearing
     liabilities)...........................................  4.16    4.12    4.04
  Net interest margin (net interest income divided by total
     interest-earning assets)...............................  4.57    4.48    4.35

     Bank of Ashland's interest rate spread is the principal determinant of income. The interest rate spread and net interest income can vary considerably over time because asset and liability repricing do not coincide. The long-term or cumulative effect of interest rate changes can be substantial. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. The management and Board of Directors of Bank of Ashland and Ashland attempt to manage the exposure to interest rate risk in a manner to maintain the projected annual percentage change in net interest income and the projected change in the market value of portfolio equity (the "MVPE") within the limits established by the Board of Directors, assuming a permanent and instantaneous proportional shift in interest rates.

     To monitor its interest rate risk, Bank of Ashland reviews reports produced in house utilizing Profitstar, Inc. software. These reports outline the projected change in MVPE and net interest income given various rate shock scenarios.

     The MVPE should be viewed as the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. Profitstar's discounted cash flow model used by Bank of Ashland attempts to quantify interest rate risk as the change in MVPE which would result from an instantaneous and proportional 100, 200, and 300 basis point (100 basis points equals 1%) change in market interest rates.

     The following table shows Bank of Ashland's estimated MVPE sensitivity profile as of December 31, 1998:

             BOARD LIMIT   $ CHANGE IN
RATE SHOCK   % OF CHANGE      MVPE       % CHANGE IN
----------   -----------   -----------   -----------
               (DOLLARS IN THOUSANDS)
 +300           -40%         -10,027        -24%
 +200           -20%          -6,849        -16%
 +100           -15%          -3,510         -8%
   0
 -100           -15%          +3,695         +9%
 -200           -20%          +7,590        +18%
 -300           -40%         +11,700        +28%

     The differences in sensitivity occur principally because of a mismatch in repricing opportunities of the assets and liabilities. The adjustable-rate assets (loans) have reset dates in most cases that are one year or longer, whereas 46% of the liabilities (deposits) have the ability to be repriced immediately.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the MVPE approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations.

     In the event interest rates rise, the net interest income of Bank of Ashland would be negatively impacted in year one; however, year two would show a marked improvement as the lagging assets begin to reprice upward.

     COMPETITION. Ashland faces strong competition in originating loans and attracting deposits. Competition in originating loans come primarily from other commercial banks, thrift institutions, and mortgage bankers who also make loans secured by real estate located in Ashland's primary market area. Ashland competes for loans principally on the basis of interest rates and loan fees it charges, the types of loans it originates, and the quality of service it provides to borrowers.

     Ashland faces substantial competition in attracting deposits from other commercial banks, thrift institutions, money market and mutual funds, credit unions, and other investment vehicles. The ability of Ashland to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk and other factors. Ashland competes for these deposits by offering a variety of deposit accounts at competitive rates and convenient business hours.

     Ashland considers its primary market area to be Boyd, Greenup, Lawrence, and Carter counties in Kentucky, and portions of Lawrence County, Ohio. As of December 31, 1998, there were approximately 11 financial institutions with offices located in Boyd County. Ashland estimates that its market share in Boyd County of savings deposits is 12.0%.

     EMPLOYEES. As of December 31, 1998, Ashland and Bank of Ashland had a total of 67 full-time and 11 part-time employees. None of Ashland's employees are represented by any collective bargaining group. Management considers its employee relations to be good.

     SUBSIDIARY ACTIVITIES. Ashland has no direct subsidiaries other than Bank of Ashland. As of December 31, 1998, Bank of Ashland had no subsidiaries.

     DESCRIPTION OF PROPERTY. The following table sets forth certain information as of December 31, 1998 with respect to the property owned by Ashland and Bank of Ashland.

                                                                                     NET BOOK VALUE OF
                                                                                     LAND, BUILDINGS,
                                                              OWNED        GROSS       IMPROVEMENTS
                                                  YEAR       OR LEASE     SQUARE       FURNITURE AND
LOCATION                                        ACQUIRED    EXPIRATION    FOOTAGE        FIXTURES
--------                                        --------    ----------    -------    -----------------
                                                                                      (IN THOUSANDS)
MAIN OFFICE(1)
1422 Winchester Avenue
Ashland, Kentucky.............................    1974        Owned       33,000          $1,347
BRANCH OFFICES
Rt. 23 West and Hoods Creek Pike
Ashland, Kentucky.............................    1969        Owned        2,108          $  100
U.S. 60 at Cannonsburg
Ashland, Kentucky.............................    1972        Owned        2,108          $  170
4201 Blackburn Ave
Ashland, Kentucky.............................    1980        Owned        5,035          $  302

---------------
(1) Approximately 27% of the main office building is leased to unaffiliated parties. Rental income is approximately $46,000 per year.

     LEGAL PROCEEDINGS. Ashland and Bank of Ashland are, from time to time, parties to certain legal proceedings arising in the ordinary course of business. Ashland and Bank of Ashland believe that none of these proceedings would, if adversely determined, have a material adverse effect on financial condition.

YEAR 2000

     Bank of Ashland created a Year 2000 Readiness Project Team in the fourth quarter of 1997 to assess the company's Year 2000 preparedness. The project team undertook a phased approach to its task -- awareness, assessment, evaluation/budgeting, testing/validation, and implementation. The awareness, assessment, evaluation and budgeting phases were completed prior to the signing of the affiliation agreement. Bank of Ashland's Board of Directors approved a budget of $275,000 for the upgrade of hardware, software and equipment and required training of bank staff. Testing began in the second quarter of 1998 and the testing of its core processing system was scheduled for November, 1998. All testing was scheduled to be completed by year end 1998. With the signing of the affiliation agreement in September, 1998, testing was postponed. The testing will be rescheduled if the merger does not occur. As with many financial providers, many of the bank's systems are vendor-supplied and venders have been requested to provide certification of Year 2000 readiness. Bank of Ashland has received a report from its regulator giving assurance that the vendor providing the core processing system is making satisfactory progress toward Year 2000 compliance. Bank of Ashland has developed a contingency plan for the resolution of Year 2000 issues. Ashland and Bank of Ashland believes its plan will result in Year 2000 compliance but because of significant reliance on third-party vendors there is a certain risk exposure for Bank of Ashland. Management believes that many of Bank of Ashland's existing computer systems and programs may be eliminated and that Bank of Ashland would convert to Fifth Third's systems.

               SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

     The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 1998. Financial data for all periods have been restated to reflect the second quarter 1998 mergers with CitFed Bancorp, Inc. and State Savings Company. Both mergers were accounted for as poolings-of-interest.

                                                                             YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------------------------
                                                      1998(2)         1997          1996(1)           1995            1994
                                                     ----------    ----------      ----------      ----------      ----------
                                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income....................................  $2,018,677    $1,919,083      $1,772,410      $1,518,713      $1,195,401
Interest expense...................................   1,015,853     1,006,833         931,377         825,497         558,091
                                                     ----------    ----------      ----------      ----------      ----------
Net interest income................................   1,002,824       912,250         841,033         693,216         637,310
Provision for credit losses........................     109,171        90,095          68,382          45,934          41,183
                                                     ----------    ----------      ----------      ----------      ----------
Net interest income after provision for credit
  losses...........................................     893,653       822,155         772,651         647,282         596,127
Other operating income.............................     636,194       501,769         418,907         345,391         284,614
Operating expenses.................................     803,577       630,508         621,654         499,564         465,723
                                                     ----------    ----------      ----------      ----------      ----------
Income before income taxes.........................     726,270       693,416         569,904         493,109         415,018
Applicable income taxes............................     250,142       232,558         187,560         162,662         139,393
                                                     ----------    ----------      ----------      ----------      ----------
Net income.........................................  $  476,128    $  460,858      $  382,344      $  330,447      $  275,625
                                                     ==========    ==========      ==========      ==========      ==========
COMMON SHARE DATA:
Earnings per share.................................  $     1.80    $     1.76      $     1.45      $     1.31      $     1.12
Diluted earnings per share.........................        1.76          1.73            1.42            1.27            1.08
Cash dividends declared per share..................        0.71           .56(8/9)        .48(8/9)        .42(2/3)        .35(5/9)
Book value at period end...........................       11.91         10.52            9.56            8.23            6.97
Average shares outstanding (000's).................     265,338       262,338         263,523         251,863         246,722
Average diluted shares outstanding (000's).........     270,674       266,681         269,444         260,867         255,581

---------------

(1) Operating expenses for 1996 include the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share). For comparability, excluding the impact of this assessment, net income, earnings per share and diluted earnings per share would have been $407.0 million, $1.54 and $1.51, respectively.

(2) Provision for credit losses and operating expenses for 1998 include $16.7 million and $89.7 million of merger-related charges (total $106.4 million or $.28 per share). For comparability, excluding the impact of these merger-related charges, net income, earnings per share and diluted earnings per share would have been $551.7 million, $2.08 and $2.04, respectively.

                                                                      YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------------------------
                                                    1998(2)        1997       1996(1)        1995         1994
                                                   ----------   ----------   ----------   ----------   ----------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT PERIOD END:
Securities......................................   $8,420,638   $8,224,475   $7,826,797   $5,683,298   $4,925,105
Loans and leases................................   17,779,023   17,312,943   16,034,523   14,813,197   12,992,774
Assets..........................................   28,921,782   27,710,673   26,076,597   22,110,700   19,399,912
Deposits........................................   18,780,355   19,019,896   18,161,327   16,090,989   13,931,299
Short-term borrowings...........................    3,693,927    3,650,931    3,581,173    2,064,095    2,703,054
Long-term debt and convertible subordinated
  notes.........................................    2,288,151    1,508,683    1,199,101    1,364,438      665,791
Shareholders' equity............................    3,178,522    2,762,836    2,561,335    2,102,738    1,727,115
RATIOS:
PROFITABILITY RATIOS:
Return on average assets........................         1.93%        1.74%        1.64%        1.58%        1.54%
Return on average shareholders' equity..........         18.7%        18.4%        17.4%        17.0%        16.9%
Net interest margin.............................         3.94%        3.84%        3.78%        3.67%        3.91%
Overhead ratio(3)...............................         42.3%        43.3%        45.0%        46.6%        49.2%
Other operating income to total income(4).......         38.4%        35.2%        32.9%        32.9%        31.3%
Dividend payout.................................         40.3%        33.6%        34.8%        33.8%        32.3%
CAPITAL RATIOS:
Average shareholders' equity to average
  assets........................................        10.33%        9.48%        9.46%        9.31%        9.12%
Tier 1 risk-adjusted capital....................        12.09%       11.19%       11.73%       11.43%       11.58%
Total risk-adjusted capital.....................        14.22%       13.54%       14.46%       14.69%       13.70%
Tier 1 leverage.................................        10.39%        9.50%        9.17%        9.46%        9.51%
RATIO OF EARNINGS TO FIXED CHARGES:(5)
Including deposit interest......................         1.71x        1.68x        1.61x        1.59x        1.74x
Excluding deposit interest......................         3.17x        3.37x        3.39x        3.22x        4.04x
CREDIT QUALITY RATIOS:
Reserve for credit losses to nonperforming
  assets........................................       517.04%      318.95%      279.94%      248.70%      345.11%
Reserve for credit losses to loans and leases
  outstanding...................................         1.50%        1.45%        1.46%        1.51%        1.55%
Net charge-offs to average loans and leases
  outstanding...................................          .55%         .45%         .41%         .23%         .14%
Nonperforming assets to loans, leases and other
  real estate owned.............................          .29%         .45%         .52%         .61%         .45%

---------------

(1) Operating expenses for 1996 exclude the impact of the special Savings Association Insurance Fund assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share). Including the impact of this assessment, return on average assets, return on average equity and the overhead ratio were 1.55%, 16.3% and 47.9%, respectively.

(2) Provision for credit losses and operating expenses for 1998 exclude $16.7 million and $89.7 million of merger-related charges (total $106.4 million or $.28 per share). For comparability, including the impact of these merger-related charges, return on average assets, return on average equity and the overhead ratio were 1.67%, 16.2% and 47.6%, respectively.

(3) Operating expenses divided by the sum of taxable equivalent net interest income and other operating income.

(4) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(5) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

                 SELECTED HISTORICAL FINANCIAL DATA OF ASHLAND

     The following tables set forth certain consolidated financial and other data of Ashland at the dates and for the periods indicated. The information is derived in part from and should be read in conjunction with Ashland's consolidated financial statements and notes thereto included elsewhere in this document.

                                                        YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                           1998       1997       1996       1995        1994
                                          -------    -------    -------    -------    --------
                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Total interest income...................  $12,599    $12,359    $12,046    $11,259    $  9,984
Total interest expenses.................    5,185      5,127      4,953      4,901       3,839
                                          -------    -------    -------    -------    --------
  Net interest income...................    7,414      7,232      7,093      6,358       6,145
Provision for loan losses...............      205        300        385        150          98
                                          -------    -------    -------    -------    --------
  Net interest income after provision
     for loan losses....................    7,209      6,932      6,708      6,208       6,047
                                          -------    -------    -------    -------    --------
Fees and service charges................      825        676        666        605         615
Trust Department income.................      422        351        341        326         277
Gain (loss) on sale of securities.......       22         56        133         24          25
Other noninterest income................      185        165        508        218         234
                                          -------    -------    -------    -------    --------
  Total noninterest income..............    1,454      1,248      1,648      1,173       1,151
                                          -------    -------    -------    -------    --------
Noninterest expense.....................    4,809      4,383      4,243      3,979       5,510(1)
                                          -------    -------    -------    -------    --------
  Income before income taxes............    3,854      3,797      4,113      3,402       1,688
Income tax expense......................      853        835      1,053        830         167
                                          -------    -------    -------    -------    --------
  Net income............................  $ 3,001    $ 2,962    $ 3,060    $ 2,572    $  1,521
                                          =======    =======    =======    =======    ========
COMMON SHARE DATA:
Basic earnings per share(2).............  $ 23.89    $ 23.53    $ 24.15    $ 19.92    $  11.69
Cash dividends declared per share.......     7.20       6.75       6.15       5.55        5.10
Book value at period end................   202.87     185.27     168.15     153.87      131.69
Average shares outstanding..............  125,600    125,893    126,716    129,130     130,100

---------------
(1) Includes $1.5 million in indemnity payments made to certain customers' trust accounts to offset losses on securities.

(2) Ashland had no potentially dilutive shares outstanding for any of the periods presented.

                                                            DECEMBER 31,
                                      --------------------------------------------------------
                                        1998        1997        1996        1995        1994
                                      --------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION AT PERIOD END:
Total assets........................  $171,096    $165,767    $164,347    $158,542    $146,552
Loans receivable, net...............   102,807     102,132     101,379      92,155      87,934
Investment Securities:
  Held to maturity..................    24,224      29,868      39,203      43,980      39,351
  Available for sale................    30,893      20,723       6,679       2,986          --
Mortgage-backed securities:
  Held to maturity..................       816       1,027       1,158       1,272       1,365
  Available for sale................        --          --          --       3,673       2,072
Federal funds sold..................     2,850       1,750       5,950       3,875       5,150
Federal home loan bank stock........       667         621         578         473         442
Deposits............................   141,393     136,916     137,802     130,285     121,657
Borrowings:
  Treasury tax and loan note........       662       1,376       1,305       1,156       5,335
  Federal home loan bank advances...       591         615         938       1,260       1,581
  Securities sold under repurchase
     agreements.....................     1,964       2,601       1,883       5,208         197
Stockholders' equity................    25,477      23,276      21,233      19,510      17,106
RATIOS:
PROFITABILITY RATIOS:
Return on assets (ratio of net
  income to average total assets)...      1.80%       1.84%       1.97%       1.76%       1.09%
Return on equity (ratio of net
  income to average total equity)...     12.26%      13.26%      14.97%      13.94%       8.63%
Interest rate spread (average during
  period)...........................      4.30%       4.38%       4.53%       4.31%       4.49%
Net interest margin(1)..............      4.69%       4.75%       4.85%       4.62%       4.71%
Ratio of noninterest expense to
  average total assets..............      2.88%       2.73%       2.73%       2.72%       3.95%
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities.......................    111.98%     110.94%     109.39%     108.65%     107.75%
Dividend payout ratio (ratio of
  dividends declared per share to
  net income per share).............     30.14%      28.69%      25.47%      27.86%      43.63%
Ratio of non-interest income to
  total income......................     10.35%       9.18%      12.03%       9.44%      10.34%
Efficiency ratio (noninterest
  expense divided by the sum of net
  interest income and noninterest
  income)...........................     54.23%      51.69%      48.54%      52.83%      75.52%
CREDIT QUALITY RATIOS:
Non-performing assets to total loans
  and other real estate owned.......      0.34%       0.78%       0.62%       0.63%       1.26%
Allowance for loan losses to non-
  performing assets.................    412.71%     180.02%     223.08%    216 .41%     104.36%
Allowance for loan losses to loans
  receivable........................      1.40%       1.40%       1.35%       1.38%       1.32%
Net charge-offs to average loans
  outstanding.......................      0.21%       0.25%       0.26%       0.05%       0.04%
CAPITAL RATIOS:
Average stockholders' equity to
  average assets....................     14.68%      13.90%      13.16%      12.62%      12.63%
Tier 1 risk-adjusted capital........     19.90%      18.58%      17.80%      16.90%      16.05%
Total risk-adjusted capital.........     21.15%      19.83%      19.10%      18.20%      17.30%
Tier 1 leverage capital.............     13.33%      12.28%      11.83%      11.10%      10.65%

---------------
(1) Net interest income divided by average interest earning assets.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATION OF ASHLAND

FORWARD-LOOKING STATEMENTS

     Ashland has made and will make certain forward-looking statements in the following Management's Discussion and Analysis of Financial Condition and Results of Operations, and in other context relating to present or future trends, or factors affecting the banking industry, and specifically the operations, markets, and products of Ashland. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly the market areas in which Ashland operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory capital requirements, changes in prevailing interest rates, asset/liability and credit risk management, the financial and securities markets, and the availability of and costs associated with sources of liquidity.

INTRODUCTION

     Management's discussion and analysis is intended to assist in understanding the financial condition and results of operations of Ashland. The information contained in this section should be read in conjunction with the financial statements and accompanying notes contained elsewhere herein. Since Ashland does not engage in any significant activities other than owning the stock of Bank of Ashland, the following discussion relates primarily to the activities of Bank of Ashland.

     The principal business of Bank of Ashland has historically consisted of attracting deposits from the general public and making loans secured by real estate and loans for commercial and consumer purposes. Ashland's earnings are primarily dependent on net interest income, the difference between interest income and interest expense. Interest income is a function of the balance of loans and investments outstanding during the period and the yield earned on such assets. Interest expense is a function of the balance of deposits and borrowings, outstanding during the period, and the rates paid on such deposits and borrowings. Bank of Ashland's earnings are also affected by provisions for loan losses, service charges and fee income, operating expenses and income taxes. Operating expenses consist primarily of employee compensation and benefits, occupancy and equipment expense, data processing, franchise taxes, advertising and other general and administrative expenses.

     Ashland is significantly affected by prevailing economic conditions, as well as federal regulations concerning monetary and fiscal policies of financial institutions. Deposit balances are influenced by a number of factors, including interest rates paid on competing personal investments, and the level of personal income and savings within Bank of Ashland's market area. In addition, growth of deposit balances is influenced by the perceptions of customers regarding the stability of the financial services industry. Lending activities are influenced by the demand for housing lenders, economic conditions in Bank of Ashland's market area, and competition from other lending institutions. The primary sources of funds for lending activities include deposits, loan payments, borrowings, and funds provided from operations.

FINANCIAL CONDITION

             COMPARISON OF DECEMBER 31, 1998 AND DECEMBER 31, 1997

     Total assets increased $5.3 million or 3.2% from $165.8 million at December 31, 1997 to $171.1 million at December 31, 1998. Net loans increased $675,000 or 0.7% from $102.1 million at December 31, 1997 to $102.8 million at December 31, 1998, due primarily to increased origination of commercial business, consumer construction, multifamily and commercial real estate loans as a result of management's effort to profitably price its loan products and increase its loan portfolio. Federal funds sold increased $1.1 million due to management's use of funds from an increase in deposits to purchase such assets.

     Total deposits increased $4.5 million or 3.3% from $136.9 million at December 31, 1997 to $141.4 million at December 31, 1998. Borrowings decreased $1.4 million or 30.4% from $4.6 million at December 31, 1997 to $3.2 million at December 31, 1998. The decrease was primarily due to a decrease in treasury tax and loan notes of $714,000, and a reduction in securities sold under repurchase agreements of $637,000.

     The allowance for loan losses decreased $8,000 from December 31, 1997 to December 31, 1998 due to net charge-offs during the year ended December 31, 1998. The level of the allowance for loan losses at December 31, 1998 reflects management's ongoing analysis of the loan portfolio and loan growth.

     Stockholders' equity increased $2.2 million from $23.3 million at December 31, 1997 to $25.5 million at December 31, 1998. Such increase was due to net earnings in excess of dividends paid.

                    COMPARISON OF DECEMBER 31, 1997 AND 1996

     Total assets increased $1.5 million or 0.9% from $164.3 million at December 31, 1996 to $165.8 million at December 31, 1997. Investment securities increased $4.7 million or 10.2% from $45.9 million at December 31, 1996 to $50.6 million at December 31, 1997. The increase in such securities was funded with federal funds which decreased $4.2 million. Loans increased $718,000 or 0.7% from $101.4 million at December 31, 1996 to $102.1 million at December 31, 1997.

     Total deposits decreased $886,000 or 0.6% from $137.8 million at December 31, 1996 to $136.9 million at December 31, 1997. The decrease was a result of management's policy of conservatively pricing retail deposits. Total borrowings increased $466,000 from $4.1 million at December 31, 1996 to $4.6 million at December 31, 1997, primarily as a result of an increase in securities sold under repurchase agreements. The funds generated from increased borrowings, along with the funds generated from the decrease in other short-term investments and cash and cash equivalents along with funds provided from operations were used to fund the increase in loans and the outflow in deposits.

     The allowance for loan losses increased $48,000 or 3.4% from $1.4 million at December 31, 1996 to $1.5 million at December 31, 1997. The level of the allowance for loan losses at December 31, 1997 reflects management's ongoing analysis of the loan portfolio and loan growth.

     Stockholder's equity increased $2.1 million from $21.2 million at December 31, 1996 to $23.3 million at December 31, 1997, due to an increase in net earnings in excess of dividends paid.

RESULTS OF OPERATIONS

            COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND 1997

     GENERAL. Net income increased $39,000 or 1.3% to $3.0 million for the year ended December 31, 1998. This increase was primarily due to an increase in net interest income of $182,000, an increase in non-interest income of $206,000, and a decrease in loan loss provision of $95,000, partially offset by an increase in non-interest expense of $426,000.

     INTEREST INCOME. Interest income increased $240,000 or 1.9% from $12.4 million for the year ended December 31, 1997 to $12.6 million for the year ended December 31, 1998, primarily due to an increase in the average balance of interest earning assets of $5.8 million from $152.2 million for the year ended December 31, 1997 to $158.0 million for the year ended December 31, 1998. This increase was primarily due to the purchase of investment securities and other temporary investments. The average yield on interest earning assets decreased from 8.12% for the year ended December 31, 1997 to 7.97% for the year ended December 31, 1998, primarily due to a general decrease in market interest rates.

     INTEREST EXPENSE. Interest expense increased $58,000 or 1.1% from $5.1 million for the year ended December 31, 1997 to $5.2 million for the year ended December 31, 1998. Average interest bearing deposits increased $5.7 million for the year ended December 31, 1998 compared to the year ended December 31,

1997, primarily as a result of management's marketing efforts and the introduction of new retail deposit products. The average balance of other borrowings decreased $1.7 million for the year ended December 31, 1998 compared to the year ended December 31, 1997, primarily due to management's decision to reduce short-term borrowings during periods of reduced loan demand. The average cost of interest bearing liabilities decreased to 3.67% for the year ended December 31, 1998 from 3.74% for the year ended December 31, 1997.

     PROVISION FOR LOAN LOSSES. Management determines the allowance for loan losses based on the quarterly analysis which takes into consideration knowledge of the loan portfolio, size and composition of the portfolio, and current delinquency information, as well as past loan loss experience. The analysis also considers such factors as the current economic and regulatory environment. In addition, management reviews individual problem credits to determine the need for specific reserves. Management maintains the allowance for loan losses at a level deemed adequate based on the quarterly analysis, and management will continue to make a provision for loan losses based upon its continued analysis of the loan portfolio. Future additions to the allowance for loan losses are dependent upon the performance of the loan portfolio, the economy, changes in real estate values, interest rates, and inflation. The provision for loan losses decreased $95,000 or 31.7% from $300,000 for the year ended December 31, 1997 to $205,000 for the year ended December 31, 1998. The decreased provision was a result of management's continuing analysis of the loan loss allowance during such periods.

     NON-INTEREST INCOME. Non-interest income increased $206,000 or 16.5% from $1.2 million for the year ended December 31, 1997 to $1.4 million for the year ended December 31, 1998, primarily as a result of a $149,000 increase in fees and service charges, a $71,000 increase in trust department income, and a $20,000 increase in miscellaneous income, partially offset with a $34,000 decrease in security gains.

     NON-INTEREST EXPENSE. Non-interest expense increased $426,000 or 9.7% from $4.4 million for the year ended December 31, 1997 to $4.8 million for the year ended December 31, 1998, primarily as a result of a $211,000 increase in salaries and benefits, a $61,000 increase in software expense, and a general increase in other operating expenses mainly due to higher operating costs. Salaries and benefits increased primarily as a result of normal merit and cost of living increases.

     INCOME TAXES. Income taxes increased $18,000 or 2.2% from $835,000 for the year ended December 31, 1997 to $853,000 for the year ended December 31, 1998 primarily as a result of a $57,000 increase in income before income taxes for the year ended December 31, 1998 compared to the year ended December 31, 1997.

            COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     GENERAL. Net income decreased $98,000 or 3.2% from $3.1 million for the year ended December 31, 1996 to $3.0 million for the year ended December 31, 1997. This decrease was due primarily to a decrease in non-interest income of $400,000, and an increase in non-interest expense of $140,000, partially offset with an increase in net interest income of $139,000, a decrease in provision for loan losses and income taxes of $85,000 and $218,000, respectively.

     INTEREST INCOME. Interest income increased $313,000 or 2.6% from $12.0 million for the year ended December 31, 1996 to $12.4 million for the year ended December 31, 1997, primarily due to an increase in the average balance of interest earning assets of $6 million from $146.1 million for the year ended December 31, 1996 to $152.1 million for the year ended December 31, 1997. The increase in the average balance of interest earning assets was due to an increase in the average balance of loans as a result of increased loan demand within Ashland's market area. The average yield on interest earning assets decreased 0.12% from 8.24% for the year ended December 31, 1996 to 8.12% for the year ended December 31, 1997, primarily due to lower yields on loans and investments.

     INTEREST EXPENSE. Interest expense increased $174,000 or 3.5% from $5 million for the year ended December 31, 1996 to $5.1 million for the year ended December 31, 1997, primarily as a result of a $3.6 million increase in the average balance of interest bearing liabilities from $133.6 million for the year ended

December 31, 1996 to $137.2 million for the year ended December 31, 1997. The average balance of deposits increased $3.1 million as a result of Ashland's marketing of new deposit products. The average balance of Federal Home Loan Bank advances decreased $321,000 due to regularly scheduled principal payments. Other short term borrowings increased $760,000 primarily as a result of an increase in the average balance of securities sold under repurchase agreements of $863,000. The average rate paid on interest bearing liabilities increased slightly from 3.71% for the year ended December 31, 1996 to 3.74% for the year ended December 31, 1997.

     PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $85,000 from $385,000 for the year ended December 31, 1996 to $300,000 for the year ended December 31, 1997. At December 31, 1997, the ratio of the allowance for loan losses to total loans was 1.40% compared to 1.35% at December 31, 1996. Management maintains the allowance for loan losses at a level deemed adequate based on their quarterly analysis, and management will continue to make a provision for loan losses based on their continuing analysis of the loan portfolio.

     NON-INTEREST INCOME. Non-interest income decreased $400,000 or 24.3% from $1.6 million for the year ended December 31, 1996 to $1.2 million for the year ended December 31, 1997, primarily due to a decrease in realized gains on the sale of foreclosed real estate of $329,000, and a decrease of $77,000 in realized securities gains partially offset with a $10,000 increase in service charges and fees, and an $11,000 increase in trust department income. Other non-interest income decreased $14,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996.

     NON-INTEREST EXPENSE. Non-interest expense increased $140,000 or 3.3% from $4.2 million for the year ended December 31, 1996 to $4.4 million for the year ended December 31, 1997, due primarily to increases in salaries of $206,000, and FDIC assessments of $8,000, partially offset with decreases of $2,000 for employee benefits, $22,000 in occupancy expense, $5,000 in equipment expense, $26,000 in franchise taxes, and $18,000 in other operating expenses. Salaries increased as a result of normal merit and cost of living increases and the addition of a senior lending officer. Other expenses decreased as a result of management's continued effort to manage controllable expenses.

     INCOME TAXES. Income taxes decreased $218,000 or 26.1% from $1.1 million for the year ended December 31, 1996 to $835,000 for the year ended December 31, 1997, primarily due to a decrease in income before income taxes of $316,000, and an increase in tax exempt income.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity refers to the ability of Ashland to generate sufficient cash to fund current loan demand, meet savings deposits withdrawals, and pay operating expenses. While funds are available to meet short-term liquidity needs from the Federal Home Loan Bank and access to national federal funds markets, Ashland's primary source of liquidity is cash and cash due from banks and federal funds sold. Additional sources of liquidity are securities available for sale, securities maturing within one year, and scheduled maturities and repayments of loans. While maturities and scheduled amortization of loans are a predictable source of funds, deposits flows and mortgage prepayments are greatly influenced by market interest rates, economic conditions, and competition. Ashland attempts to price its deposits to meet asset/liability objectives consistent with local market conditions.

     Ashland's most liquid assets are cash, cash due from banks and federal funds. The level of these assets are dependent on Ashland's operating, financing and investing activities. At December 31, 1998, 1997 and 1996, cash, cash due from banks, and federal funds sold totaled $7.7 million, $7.5 million, and $11.6 million, respectively.

     Ashland's primary sources of funds are deposits, borrowings, and principal and interest payments on loans. While the scheduled amortization for loans are predictable sources of funds, deposits flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

     Operating activities provided positive cash flows for the years ended December 31, 1998 and 1997 and 1996.

     The primary investing activities of Ashland are originating loans and, to a lesser extent, purchasing mortgage backed and investment securities. During the years ended December 31, 1998, 1997 and 1996, mortgage loan originations, net of payments received, totaled $1.0 million, $1.1 million, and $9.6 million, respectively. Purchases of mortgage backed and investment securities totaled $30.4 million, $16.3 million and $9.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. Sales, maturities and calls of mortgage backed and investment securities totaled $26.4 million, $11.9 million and $13.9 million for each of the years ended December 31, 1998, 1997 and 1996, respectively.

     The primary financing activities of Ashland generally are deposits, and to a lesser extent, borrowings. For the years ended December 31, 1998 and 1996, deposits increased $4.5 million and $7.5 million, respectively. During the year ended December 31, 1997, Ashland experienced a decrease in deposits of $886,000. The decrease in deposits was funded primarily with the proceeds from the sales, calls and maturities of mortgage backed and investment securities. During the years ended December 31, 1998 and 1996, repayments exceeded borrowings by $1.3 million and $3.5 million, respectively. During the year ended December 31, 1997, proceeds from borrowings exceeded repayments by $467,000.

     At December 31, 1998, Ashland had outstanding commitments to originate approximately $9.2 million in loans, including loans with an aggregate balance of $680,000 at a fixed rate of interest. These loans were to be secured by properties and other collateral within Ashland's market area. Ashland anticipates that it will have sufficient funds available to meet its current commitments.

     At December 31, 1998, Ashland exceeded all of its capital requirements.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" was issued in June, 1997 and is effective for fiscal years beginning after December 15, 1997. The Statement requires additional reporting of items that affect comprehensive income, but not net income. An example relative to Ashland is unrealized gains and losses on securities available for sale. This Statement, adopted by Ashland in 1998, results in additional financial statement disclosures.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and also requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 did not have a material impact on the Corporation's consolidated financial statements.

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosure About Pensions and Other Post Retirement Benefits" was issued in February, 1998 and is effective for fiscal years beginning after December 15, 1997. This Statement revises employer disclosures about pension and other post retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirement for pensions and other post retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminate certain disclosures that are no longer as useful as they were when FASB No. 87, No. 88, and No. 106 were issued. This Statement suggests combined formats for presentation of pension and other post retirement benefit disclosures. The Statement also permits reduced disclosure for nonpublic entities. The adoption of SFAS No. 132 did not have a material effect on the consolidated financial statements of Ashland.

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecast at transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and resulting designation.

     Initial application of this Statement should be as of the beginning of an entity's fiscal quarter, on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of this Statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. Management adopted SFAS No. 133 as permitted, on July 1, 1998 without a material impact on Ashland's consolidated financial position or results of operations.

               CERTAIN BENEFICIAL OWNERS OF ASHLAND COMMON STOCK

     The following table sets forth certain information in respect of the only person known to Ashland to own beneficially more than 5% of the Ashland common stock as of December 31, 1998, other than directors of Ashland, whose ownership is reported under "Ashland Management."

                                                   AMOUNT AND NATURE OF
                                                         OWNERSHIP
                                                   ---------------------             PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER         SOLE           SHARED               CLASS
      ------------------------------------         -----          ------          ----------------
Joseph L. Leach,.................................  6,717           --                   5.35%
  1 River Street
  Gallopolis, Ohio 45631

                               ASHLAND MANAGEMENT

     The following table presents the names and ages of the directors and certain executive officers of Ashland, their current positions and offices held with Ashland, their business experience during the past five years and certain other information, together with their beneficial ownership of Ashland common stock at December 31, 1998.

                                                                       SHARES OF ASHLAND COMMON STOCK
                                                                           BENEFICIALLY OWNED AT
                                                                             DECEMBER 31, 1998
                                                                      --------------------------------
                                                                           NUMBER OF SHARES OWNED
                                                                      --------------------------------
                                               DIRECTOR OF ASHLAND                          PERCENT OF
      DIRECTORS AND EXECUTIVE OFFICERS                SINCE           SOLE(1)     SHARED      CLASS
      --------------------------------         -------------------    -------     ------    ----------
Paul W. Grumbles, age 75,....................         1966            10,464         --        8.33%
  Chairman of Ashland since
  March, 1985 and Chairman of
  Bank of Ashland since
  December, 1981. Formerly
  President of Bank of Ashland
  from May, 1966
William A. Stinnett, III age 52,.............         1979             5,000         --        3.98
  President and CEO of Ashland and
  Bank of Ashland since December,
  1988. Formerly President of Ashland
  and Bank of Ashland since December,
  1981. Executive Vice President of
  Bank of Ashland from December, 1979
  to December, 1981.
Thomas L. Brunette...........................         1992               745         --        0.59
Donald K. Cline..............................         1984               340         --        0.27
Cecil Fannin, III............................         1997               160         --        0.12
W. R. Fosson.................................         1996             5,200         --        4.14
Donald M. Hall...............................         1986               452         --        0.35
John I. Hanbury..............................         1992             6,236         --        4.96
Charles C. Hanebuth..........................         1991                12         --          --
Saul Kaplan..................................         1966               841         --        0.67
W. Bryan Rogers, III.........................         1998                 6         --          --
William R. Sparks............................         1972               220      1,280        1.19
Richard T. Stai..............................         1989                15         --          --
Erland P. Stevens, Jr........................         1985             3,302         --        2.62
Howard Van Antwerp, III......................         1966             4,630         --        3.68
All Directors and Executive Officers as a
  group
  (15 persons)...............................                         37,623      1,280        0.31

---------------
(1) Certain Ashland directors and executive officers disclaim beneficial ownership of the shares included in the table, as follows:

   - Mr. Grumbles -- 602 shares held by his wife;

   - Mr. Stinnett -- 200 shares held by his children;

   - Mr. Fannin -- 60 shares held by a corporation of which he is an officer;

   - Mr. Hall -- 252 shares held by his wife;

   - Mr. Hanbury -- 256 shares held by his wife and 5,970 shares held in an irrevocable trust for the benefit of his wife;

   - Mr. Stevens -- 1,701 shares held by his wife and 1,231 shares held by Bank of Ashland in an irrevocable trust; and

   - Mr. Van Antwerp -- 210 shares held by his wife and 800 shares held by Bank of Ashland in a trust.

     The following table presents certain information regarding the compensation received by Paul W. Grumbles and William A. Stinnett, III, Chairman and President and Chief Executive Officer, respectively, of Ashland. This information is being presented because Mr. Grumbles and Mr. Stinnett are expected to be appointed to positions with Fifth Third Bank, Ohio Valley. Information regarding compensation of the five most highly compensated executive officers of Fifth Third is incorporated herein by reference to Fifth Third's Proxy Statement dated February 9, 1999. See "Where You Can Find More Information."

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                     ---------------------------         ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR    SALARY($)(1)    BONUS($)(2)    COMPENSATION(3)(4)
---------------------------                  ----    ------------    -----------    -------------------
Paul W. Grumbles, Chairman.................  1998       90,071             --             13,314
William A. Stinnett, III,
  President & CEO..........................  1998      213,843         40,000             38,200

---------------

(1) Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Ashland of providing such benefits to each of Mr. Grumbles and Mr. Stinnett was less than 10% of his cash compensation.

(2) As to Mr. Stinnett, the bonus is a withdrawal under a stock appreciation rights agreement that permits certain withdrawals annually until the termination of the plan.

(3) As to each of Mr. Grumbles and Mr. Stinnett, includes contributions by Bank of Ashland of $11,919 and $20,995 respectively, under the Bank of Ashland Employees Profit Sharing Plan, a retirement plan qualified under Section 401(a) of the Internal Revenue Code. Under the provisions of the plan, a participant is eligible to receive an employer profit sharing contribution based on a percentage of his or her compensation received from Bank of Ashland for the calendar year.

(4) As to Mr. Stinnett, includes contributions of $15,043 by Bank of Ashland, under a supplemental employee retirement program.

      DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS

     Fifth Third is a corporation organized under the laws of the State of Ohio. Ashland is a corporation organized under the laws of the Commonwealth of Kentucky.

     Fifth Third is authorized to issue 300,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of preferred stock, no par value. Fifth Third has proposed to amend its articles of incorporation to increase the number of authorized shares of common stock to 500,000,000. Such proposal will be voted on by Fifth Third's shareholders at its 1999 annual meeting on March 16, 1999. As of February 1, 1999, Fifth Third had outstanding 267,147,048 shares of Fifth Third common stock and no shares of Fifth Third preferred stock. Pursuant to Article Fourth of Fifth Third's articles of incorporation, as amended, the board of directors of Fifth Third may, without further action of the shareholders, (1) divide into one or more new series the authorized shares of Fifth Third preferred stock which have not previously been designated, (2) fix the number of shares constituting any such new series, and (3) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock shall not be entitled to vote on any matter.

     Ashland is authorized to issue 200,000 Ashland common stock. As of the record date, Ashland had outstanding 125,584 shares of Ashland common stock.

     Set forth below is a description of Fifth Third common stock and Ashland common stock. This description and analysis are brief summaries of relevant provisions of the articles of incorporation, as amended, and code of regulations of Fifth Third and of the amended articles of incorporation and bylaws of Ashland and are qualified in their entirety by reference to such documents.

VOTING RIGHTS

     Holders of both Fifth Third common stock and Ashland common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

     The code of regulations of Fifth Third provides for the division of its boards of directors into three classes of approximately equal size. Directors of Fifth Third's board of directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Fifth Third may make it more difficult for a shareholder to acquire immediate control of Fifth Third and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

     Kentucky law provides that each director shall hold office until the next annual meeting following his or her election and until his or her successor is elected and qualifies or until there is a decrease in the number of directors.

     Fifth Third's articles of incorporation, as amended, contains another potential anti-takeover device. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its board of directors may designate various characteristics and rights of such stock, including conversion rights. Accordingly, as an anti-takeover measure, Fifth Third's board of directors may authorize the conversion of shares of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock.

     The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of such corporation if (1) written notice is given by any shareholder of such corporation to the president, a vice president or the secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that such shareholder desires that voting for the election of directors be cumulative, and (2) announcement of the giving of such notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder will be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the board of directors.

     Pursuant to Kentucky law and Ashland's bylaws, the shareholders of Ashland also have a right to vote cumulatively in the election of directors.

DIVIDENDS

     Holders of Fifth Third common stock and Ashland common stock are each entitled to dividends as and when declared by the respective boards of directors of each institution out of funds legally available for the payment of dividends. Fifth Third and Ashland have, in the past, declared and paid dividends on a quarterly basis, and intend to continue to do so in the immediate future in such amounts as their respective boards of directors shall determine.

     Most of the revenues of Fifth Third and Ashland available for payment of dividends derive from amounts paid to each such corporation by its respective subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years.

     The affiliates of Fifth Third include both state and nationally chartered banks. Under the applicable regulatory limitations, during the year 1998, the affiliates of Fifth Third could declare aggregate dividends limited to their 1998 eligible net profits, as defined, and their retained 1997 and 1996 net income, without the approval of their respective regulators. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana and Kentucky, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. Neither Ashland nor any affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

     If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and Ashland, and their respective affiliates, may pay.

PREEMPTIVE RIGHTS

     Neither shareholders of Fifth Third nor shareholders of Ashland have preemptive rights.

RIGHTS UPON LIQUIDATION

     In the event of any liquidation, dissolution or winding up of Ashland, the holders of Ashland common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Ashland (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Ashland available for distribution. With respect to Fifth Third, Fifth Third's shareholders have identical rights on liquidation, dissolution or winding up, subject to identical considerations in the event of any issuance of Fifth Third preferred stock.

INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Fifth Third's code of regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer. Ashland's bylaws provides for the indemnification of each director and officer of the corporation if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Ashland, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Fifth Third and Ashland do not have any additional indemnification agreements with their directors or executive officers.

     If the merger is consummated, Fifth Third will assume all such obligations of Ashland for the indemnification of its officers and directors.

SHAREHOLDERS' MEETINGS; QUORUM

     Special meetings of Fifth Third's shareholders may be called at any time by the board of directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. Such applications must set forth the purpose or purposes of the meeting. Special meetings of Ashland's shareholders may be called at any time by a majority of the members of the board of directors or by three or more shareholders of Ashland owning, in the aggregate, at least 25% of all Ashland common stock outstanding and entitled to vote on the matters to be considered at the meeting.

     The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under the code of regulations of Fifth Third and under the bylaws of Ashland.

SUBSCRIPTION, CONVERSION, REDEMPTION RIGHTS; STOCK NONASSESSABLE

     Neither Fifth Third common stock nor Ashland common stock has subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. Shares of Fifth Third common stock issued to shareholders of Ashland pursuant to the affiliation agreement will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

CHANGE OF CONTROL PROVISIONS

     The articles of incorporation and code of regulations of Fifth Third contain various provisions which could make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third common stock may have the effect of delaying, deferring or preventing a change in control of Fifth Third. Additionally, Ohio law contains provisions which would also make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

     OHIO CONTROL SHARE ACQUISITION ACT. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any "control share acquisition" of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A "control share acquisition" is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33 1/3%, and a majority.

     The Ohio Control Share Acquisition Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date.

     The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Ohio Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the shares of the Ohio issuing public corporation that is represented in person or by proxy at the special meeting, and (2) a majority of the voting power of the shares of the Ohio issuing public corporation that is represented in person or by proxy at the special meeting excluding those shares of the Ohio issuing public corporation deemed to be "interested shares" for purposes of the Ohio Control Share Acquisition Act.

     "Interested shares" are defined under the Ohio Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person; (2) any officer of the Ohio issuing public corporation; and (3) any employee who is also a director of the Ohio issuing public corporation. "Interested shares" also include shares of the Ohio issuing public corporation that are acquired by any person after the date of the first public disclosure of the proposed merger and the date of the special meeting, if either (a) the aggregate consideration paid by such person, and any person acting in concert with him, for such shares exceeds $250,000, or
(b) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Ohio issuing public corporation.

     OHIO MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code prohibits an issuing public corporation from engaging in certain transactions with an interested shareholder for a period of three years following the date on which the person becomes an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an issuing public corporation for purposes of the statute. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

     The transactions restricted by Chapter 1704 include:

          - any merger, consolidation, combination, or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder; and

          - certain transfers of property, dividends, and issuance or transfers of shares, from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with, or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions.

     Chapter 1704 also applies to certain transactions which (a) increase the proportionate share ownership of an interested shareholder, (b) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs, or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder, or (c) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder. After the initial three-year moratorium has expired, an issuing public corporation may engage in a transaction restricted by Chapter 1704 if (a) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (b) the transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares which are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or (c) the transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

     OHIO TENDER OFFER PROCEDURES. Ohio law also provides that an offeror may not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than ten percent of any class of the target company's equity securities unless such offeror files certain information with the Ohio Division of Securities and provides such information to the target company and the offerees within Ohio. The Ohio Division of Securities may suspend the continuation of the control bid if the Ohio Division of Securities determines that the offeror's filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror's previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval. Accordingly, the provision does not apply to the merger.

                        EFFECT OF GOVERNMENTAL POLICIES

     The earnings of both Ashland and Fifth Third and their subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrowings and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

     From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of Ashland or Fifth Third and its subsidiaries.

                      REGULATION OF FINANCIAL INSTITUTIONS

     The following is a discussion of some of the regulatory requirements applicable to bank holding companies. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies and banks, Fifth Third, Ashland and each of their respective subsidiaries are also governed by the corporate law of their state of incorporation to the extent such law does not conflict with the laws specifically governing bank holding companies and banks.

HOLDING COMPANY REGULATION

     BANK HOLDING COMPANIES IN GENERAL. As bank holding companies, Fifth Third and Ashland are registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

     The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.

     The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

CAPITAL REQUIREMENTS

     The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC maintain guidelines to implement risk-based capital requirements for state member banks and bank holding companies. The guidelines provide for a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

     Under the guidelines, banking organizations are required to have capital equivalent to 8 percent of assets, weighted by risk. Banking organizations must have at least four percent Tier 1 capital, which consists of core capital elements including common shareholders' equity, retained earnings and perpetual preferred stock, to risk weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits.

     Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

     Fifth Third and each of its subsidiary banks are in compliance with both the current leverage ratios and the final risk-based capital standards. As of December 31, 1998, Fifth Third had a leverage ratio of 10.39%, its Tier 1 risk-based capital ratio was 12.09% and its total risk-based capital ratio was 14.22%.

     ASHLAND AND BANK OF ASHLAND ARE IN COMPLIANCE WITH BOTH THE CURRENT LEVERAGE RATIOS AND THE FINAL RISK-BASED CAPITAL STANDARDS. AS OF DECEMBER 31, 1998, ASHLAND HAD A LEVERAGE RATIO OF 13.33%, ITS TIER 1 RISK-BASED CAPITAL RATIO WAS 19.90% AND ITS TOTAL RISK-BASED CAPITAL RATIO WAS 21.15%.

REGULATION OF BANKS

     The operations of the subsidiary banks of Fifth Third and Bank of Ashland are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

     National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the FDIC and, as such, may be subject to regulation and examination by each agency. Federal Savings Banks are subject to supervision and examination by the Office of Thrift Supervision. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions, and in the case of banks chartered in Florida, by the Florida Department of Banking and Finance.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Ashland by Stites & Harbison, Lexington, Kentucky. Counsel employed by The Fifth Third Bank has rendered his opinion that the shares of Fifth Third common stock to be issued to the shareholders of Ashland in connection with the merger have been duly authorized and, if issued pursuant to the affiliation agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Graydon, Head & Ritchey, Cincinnati, Ohio, will render its opinion to Ashland and its shareholders and Fifth Third with respect to certain federal income tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements incorporated in this document by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Ashland for the years ended December 31, 1998 and 1997 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years period ended December 31, 1998, included in this document have been audited by Smith, Goolsby, Artis & Reams, P.S.C., independent auditors, as stated in their report included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Fifth Third files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, proxy statements and other information filed by Fifth Third at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third's reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov.

     Fifth Third has filed a registration statement to register with the SEC the shares of Fifth Third common stock to be issued to Ashland shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Fifth Third as well as a proxy statement of Ashland for the special meeting. Fifth Third Common Stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "FITB." Documents filed by Fifth Third with the SEC also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Ashland is not subject to the SEC's information requirements or proxy rules.

     As allowed by SEC rules, this document does not contain all the information that shareholders can find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.

     The SEC allows Fifth Third to "incorporate by reference" information into this document, which means that it can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference the documents set forth below:

     - Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1998;


     - Pages 1 and 13 through 39 of Fifth Third's 1998 Annual Report to Shareholders (enclosed with this document); and



     - Fifth Third's Proxy Statement dated February 9, 1999.


     Additional documents that Fifth Third may file with the SEC between the date of this document and the date of the special meeting of Ashland's shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.


     Copies of any of the documents incorporated by reference (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request from Paul L. Reynolds, Assistant Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number:
(513) 579-5300). In order to ensure timely delivery of the documents, any request should be made by March 24, 1999.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS
CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED                     , 1999.
SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF FIFTH THIRD COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                            ASHLAND BANKSHARES, INC.

                                                              PAGE
                                                              ----
Independent Auditor's Report of Smith, Goolsby, Artis &
  Reams, P.S.C..............................................   F-2
Consolidated Statements of Financial Condition at December
  31, 1998 and 1997.........................................   F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1998, 1997 and 1996..........................   F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1998, 1997 and 1996......   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997 and 1996..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

     All schedules are omitted because the required information is not applicable or is included in the Financial Statements and related Notes.

SMITH, GOOLSBY,
ARTIS & REAMS, P.S.C.
                                                       R. MILTON GOOLSBY, C.P.A.
                                                           JOHN W. ARTIS, C.P.A.
                                                           C. ALAN REAMS, C.P.A.
                                                        LARRY J. WITHERS, C.P.A.
                                                      STEPHEN W. KANQUSE, C.P.A.
                                                        DELMAR H. FRALEY, C.P.A.
                                                     RODNEY M. ROBINETTE, C.P.A.
                                                              ---------
                                                        G. DALE SWENTZEL, C.P.A.
                                                       STUART T. BLEVINS, C.P.A.
                                                         DAVID K. WHALEY, C.P.A.
                                                       SHARON K. KRETZER, C.P.A.
                                                        THERESA C. LYONS, C.P.A.

CERTIFIED PUBLIC ACCOUNTANTS
P.O. BOX 551    1330 CARTER AVE.
ASHLAND, KENTUCKY 41105-0551
(606) 329-1171  FAX (606) 325-0590

Board of Directors
Ashland Bankshares, Inc.
Ashland, Kentucky

                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying consolidated statements of financial condition of Ashland Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ashland Bankshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                     SMITH, GOOLSBY, ARTIS & REAMS, P.S.C.

Ashland, Kentucky
January 22, 1999

                    ASHLAND BANKSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1998 AND 1997

                                                                  1998            1997
                                                              ------------    ------------
ASSETS
  Cash and due from banks...................................  $  4,870,837    $  5,742,313
  Federal funds sold........................................     2,850,000       1,750,000
  Term deposits with other banks............................       225,000         225,000
  Securities to be held to maturity.........................    24,223,804      29,868,023
  Securities available for sale.............................    30,892,579      20,723,260
  Mortgage-backed and related securities to be held to
     maturity...............................................       816,267       1,026,704
  Loans receivable net of allowance for loan losses of
     $1,461,044 and $1,469,139, respectively................   102,807,078     102,131,526
  Premises and equipment, net...............................     1,918,889       1,897,469
  Accrued interest receivable...............................     1,324,669       1,273,861
  Federal Home Loan Bank stock..............................       666,500         620,900
  Other assets..............................................       500,203         508,415
                                                              ------------    ------------
          TOTAL ASSETS......................................  $171,095,826    $165,767,471
                                                              ============    ============
LIABILITIES
  Deposits
     Demand.................................................  $ 17,703,421    $ 18,306,647
     Interest bearing checking accounts.....................    23,852,676      21,883,792
     Savings................................................    33,416,143      28,562,839
     Time, $100,000 and over................................    21,213,996      19,326,290
     Other time deposits....................................    45,206,840      48,836,090
                                                              ------------    ------------
          TOTAL DEPOSITS....................................   141,393,076     136,915,658
  Securities sold under agreements to repurchase............     1,964,000       2,601,068
  Other borrowings..........................................       706,593       1,376,147
  Federal Home Loan Bank advances...........................       590,827         615,190
  Accrued interest payable..................................       249,903         358,664
  Deferred income taxes.....................................       221,030         146,451
  Other liabilities.........................................       493,168         478,274
                                                              ------------    ------------
          TOTAL LIABILITIES.................................   145,618,597     142,491,452
                                                              ------------    ------------
STOCKHOLDERS' EQUITY
  Common stock, par value $10; 200,000 shares authorized;
     136,450 shares issued..................................     1,364,500       1,364,500
  Surplus...................................................     4,776,250       4,776,250
  Retained earnings.........................................    20,539,073      18,442,729
  Accumulated other comprehensive income....................       137,593          20,477
  Treasury stock at cost; 10,866 shares in 1998 and 10,816
     shares in 1997.........................................   ( 1,340,187)    ( 1,327,937)
                                                              ------------    ------------
          TOTAL STOCKHOLDERS' EQUITY........................    25,477,229      23,276,019
                                                              ------------    ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $171,095,826    $165,767,471
                                                              ============    ============

    NOTE: The accompanying notes are an integral part of these consolidated financial statements.

                    ASHLAND BANKSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
INTEREST INCOME
  Interest and fees on loans...........................  $9,259,294    $9,345,295    $8,788,698
  Interest on securities...............................   2,916,786     2,714,434     2,745,142
  Interest on mortgage-backed and related securities...      59,461        70,111       382,895
  Interest on federal funds sold.......................     297,152       180,366        80,353
  Other interest and dividends.........................      66,325        48,522        49,291
                                                         ----------    ----------    ----------
          TOTAL INTEREST INCOME........................  12,599,018    12,358,728    12,046,379
                                                         ----------    ----------    ----------
INTEREST EXPENSE
  Interest on deposits.................................   5,003,105     4,857,528     4,706,675
  Interest on federal funds purchased and securities
     sold under agreements to repurchase...............     116,219       185,730       142,086
  Interest on Federal Home Loan Bank advances..........      34,134        42,675        59,012
  Interest on other short-term borrowings..............      31,270        41,341        45,062
                                                         ----------    ----------    ----------
          TOTAL INTEREST EXPENSE.......................   5,184,728     5,127,274     4,952,835
                                                         ----------    ----------    ----------
NET INTEREST INCOME....................................   7,414,290     7,231,454     7,093,544
  Provision for loan losses............................    (205,000)     (300,000)     (385,000)
                                                         ----------    ----------    ----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
            LOSSES.....................................   7,209,290     6,931,454     6,708,544
                                                         ----------    ----------    ----------
NONINTEREST INCOME
  Service fees.........................................     824,789       676,339       666,268
  Trust department income..............................     422,065       351,351       340,776
  Gain on sale of foreclosed real estate...............      10,311           799       328,900
  Securities gains.....................................      22,300        56,000       132,537
  Other................................................     174,427       164,065       178,707
                                                         ----------    ----------    ----------
          TOTAL NONINTEREST INCOME.....................   1,453,892     1,248,554     1,647,188
                                                         ----------    ----------    ----------
NONINTEREST EXPENSES
  Salaries.............................................   2,144,893     1,993,011     1,787,286
  Profit sharing and other employee benefits...........     506,969       448,178       450,278
  Occupancy expense, net...............................     205,147       179,297       200,962
  Equipment expense....................................     374,815       390,335       395,135
  Advertising..........................................     158,353       149,811       150,068
  Bank shares and franchise tax........................     204,721       204,295       230,400
  Other operating expenses.............................   1,214,543     1,018,134     1,028,408
                                                         ----------    ----------    ----------
          TOTAL NONINTEREST EXPENSES...................   4,809,441     4,383,061     4,242,537
                                                         ----------    ----------    ----------
INCOME BEFORE INCOME TAXES.............................   3,853,741     3,796,947     4,113,195
APPLICABLE INCOME TAXES................................     853,084       834,673     1,053,007
                                                         ----------    ----------    ----------
NET INCOME.............................................  $3,000,657    $2,962,274    $3,060,188
                                                         ==========    ==========    ==========
EARNINGS PER SHARE.....................................  $    23.89    $    23.53    $    24.15
                                                         ==========    ==========    ==========
WEIGHTED AVERAGE SHARES OUTSTANDING....................     125,600       125,893       126,716
                                                         ==========    ==========    ==========

    NOTE: The accompanying notes are an integral part of these consolidated financial statements.

                    ASHLAND BANKSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                              ACCUMULATED
                                                                                 OTHER
                                       COMMON                   RETAINED     COMPREHENSIVE    TREASURY
                                       STOCK       SURPLUS      EARNINGS        INCOME          STOCK         TOTAL
                                     ----------   ----------   -----------   -------------   -----------   -----------
BALANCES, JANUARY 1, 1996..........  $1,364,500   $4,776,250   $14,048,174     $ 403,707     $(1,082,862)  $19,509,769
                                                                                                           -----------
  COMPREHENSIVE INCOME:
    Net income for 1996............                              3,060,188                                   3,060,188
    Other comprehensive income:
      Change in unrealized gain
        (loss) on securities
        available for sale, net of
        taxes of $194,803..........                                             (378,048)                     (378,048)
      Less: Reclassification
        adjustment, net of tax of
        $43,784....................                                              (84,992)                      (84,992)
                                                                                                           -----------
                                                                                                              (463,040)
                                                                                                           -----------
        TOTAL COMPREHENSIVE
          INCOME...................                                                                          2,597,148
    Cash dividends paid ($6.15 per
      share).......................                               (778,822)                                   (778,822)
    Treasury shares
      purchased -- 523.............                                                              (94,675)      (94,675)
                                     ----------   ----------   -----------     ---------     -----------   -----------
BALANCES, DECEMBER 31, 1996........   1,364,500    4,776,250    16,329,540       (59,333)     (1,177,537)   21,233,420
                                                                                                           -----------
  COMPREHENSIVE INCOME:
    Net income for 1997............                              2,962,274                                   2,962,274
    Other comprehensive income:
      Change in unrealized gain
        (loss) on securities
        available for sale, net of
        taxes of $41,265...........                                               79,810                        79,810
                                                                                                           -----------
        TOTAL COMPREHENSIVE
          INCOME...................                                                                          3,042,084
    Cash dividends paid ($6.75 per
      share).......................                               (849,085)                                   (849,085)
    Treasury shares
      purchased -- 640.............                                                             (150,400)     (150,400)
                                     ----------   ----------   -----------     ---------     -----------   -----------
BALANCES, DECEMBER 31, 1997........   1,364,500    4,776,250    18,442,729        20,477      (1,327,937)   23,276,019
                                                                                                           -----------
  COMPREHENSIVE INCOME:
    Net income for 1998............                              3,000,657                                   3,000,657
    Other comprehensive income:
      Unrealized gain on held-to-
        maturity securities
        transferred to
        available-for-sale
        securities net of deferred
        income taxes of $16,135,
        upon the adoption of SFAS
        No. 133, July 1, 1998......                                               31,322                        31,322
      Change in unrealized gain
        (loss) on securities
        available for sale, net of
        taxes of $44,197...........                                               85,794                        85,794
                                                                                                           -----------
                                                                                                               117,116
                                                                                                           -----------
        TOTAL COMPREHENSIVE
          INCOME...................                                                                          3,117,773
    Cash dividends paid ($7.20 per
      share).......................                               (904,313)                                   (904,313)
    Treasury shares
      purchased -- 56..............                                                              (13,720)      (13,720)
    Treasury shares
      reissued -- 6................                                                                1,470         1,470
                                     ----------   ----------   -----------     ---------     -----------   -----------
BALANCES, DECEMBER 31, 1998........  $1,364,500   $4,776,250   $20,539,073     $ 137,593     $(1,340,187)  $25,477,229
                                     ==========   ==========   ===========     =========     ===========   ===========

    NOTE: The accompanying notes are an integral part of these consolidated financial statements

                    ASHLAND BANKSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                  1998           1997            1996
                                                              ------------    -----------    ------------
OPERATING ACTIVITIES
  Net income................................................  $  3,000,657    $ 2,962,274    $  3,060,188
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization.........................       311,886        281,287         298,554
      Provision for loss on loans...........................       205,000        300,000         385,000
      Amortization (accrual) of investment security
         (discounts) premiums...............................       (70,299)       (44,808)       (103,535)
      Deferred income tax expense (benefit).................        14,247         27,530          56,839
      Federal Home Loan Bank stock dividends................       (45,600)       (42,500)        (36,400)
      Investment securities (gains) losses..................       (22,300)       (56,000)       (132,537)
      Loss (gain) on sale of other real estate..............       (10,311)          (799)       (328,900)
      Gain on sale of equipment.............................            --             --          (3,471)
  Decrease (increase) in interest receivable................       (50,808)        22,907         110,988
  Increase (decrease) in interest payable...................      (108,761)      (213,680)          4,966
  Decrease (increase) in other assets.......................        (3,257)       209,689        (301,444)
  Increase (decrease) in other liabilities..................        14,894        (57,869)        239,947
                                                              ------------    -----------    ------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES..........     3,235,348      3,388,031       3,250,195
                                                              ------------    -----------    ------------
INVESTING ACTIVITIES
  Purchase of Federal Home Loan Bank stock..................            --             --         (68,800)
  Proceeds from calls, sales and maturities of securities
    held to maturity........................................     3,220,300     11,113,935      10,518,761
  Purchase of securities to be held to maturity.............      (505,655)    (1,685,117)     (5,701,663)
  Purchase of securities available for sale.................   (29,923,794)   (14,590,552)     (3,786,791)
  Proceeds from calls and maturities of securities available
    for sale................................................    22,954,536        675,000              --
  Purchase of term deposit..................................            --       (225,000)             --
  Principal repayments on mortgage-backed securities to be
    held to maturity........................................       209,997        131,069         112,797
  Proceeds from sale of mortgage-backed securities available
    for sale................................................            --             --       3,261,362
  Loan originations, net of principal repayments............      (980,552)    (1,052,970)     (9,637,784)
  Proceeds from sale of other real estate...................       110,311         30,454         516,087
  Proceeds from the sale of equipment.......................            --             --           6,611
  Purchase of premises and equipment........................      (259,167)      (318,612)       (256,548)
  Purchase of software......................................       (62,670)      (147,938)        (22,756)
                                                              ------------    -----------    ------------
         NET CASH USED BY INVESTING ACTIVITIES..............    (5,236,694)    (6,069,731)     (5,058,724)
                                                              ------------    -----------    ------------
FINANCING ACTIVITIES
  Net increase (decrease) in deposits.......................     4,477,418       (885,896)      7,516,416
  Net increase (decrease) in short term borrowings..........      (669,554)        71,636         148,942
  Principal payments on Federal Home Loan Bank Advances.....       (24,363)      (323,027)       (321,766)
  Net (decrease) increase in securities sold under
    agreements to repurchase................................      (637,068)       717,934      (3,325,131)
  Cash dividends paid.......................................      (904,313)      (849,085)       (778,822)
  Treasury stock reissued...................................         1,470             --              --
  Treasury stock purchased..................................       (13,720)      (150,400)        (94,675)
                                                              ------------    -----------    ------------
         NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES...     2,229,870     (1,418,838)      3,144,964
                                                              ------------    -----------    ------------
         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...       228,524     (4,100,538)      1,336,435
         CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....     7,492,313     11,592,851      10,256,416
                                                              ------------    -----------    ------------
         CASH AND CASH EQUIVALENTS AT END OF YEAR...........  $  7,720,837    $ 7,492,313    $ 11,592,851
                                                              ============    ===========    ============
         ADDITIONAL CASH FLOWS AND SUPPLEMENTARY
           INFORMATION:
         CASH PAID FOR INCOME TAXES.........................  $    805,000    $   740,000    $  1,098,304
         CASH PAID FOR INTEREST ON DEPOSITS AND OTHER
           BORROWINGS.......................................  $  5,293,490    $ 5,340,953    $  4,947,869
         REAL ESTATE ACQUIRED IN FORECLOSURE OF LOANS.......  $    100,000    $        --    $     29,655
         UNREALIZED GAINS (LOSSES ON SECURITIES AVAILABLE
           FOR SALE, NET OF DEFERRED INCOME TAXES...........  $    117,116    $    79,810    $   (463,040)

    NOTE: The accompanying notes are an integral part of these consolidated financial statements.

                    ASHLAND BANKSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION

     Ashland Bankshares, Inc. (the Corporation) is a one-bank holding company organized primarily to acquire and own 100% of the outstanding stock of its sole subsidiary, Bank of Ashland (the Bank). The Bank is a full service commercial bank with trust powers that serves the financial needs of individuals and businesses located in its market area through its main office located at 1422 Winchester Avenue, Ashland, Kentucky and three branch offices located in Ashland and Boyd County, Kentucky. The Bank's primary market area also includes the surrounding counties of Greenup, Carter and Lawrence in Kentucky and Lawrence County, Ohio.

     The business of the Bank is that of a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to originate residential and commercial real estate mortgage loans, consumer loans and commercial loans primarily in its market area. The Banks revenues are derived principally from interest earned on loans and to a lesser extent, from interest earned on investments and service fees on deposit accounts. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies. The Banks cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loan, which in turn is affected by the interest rates at which such financings may be offered.

     The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans and investments and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, like most financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest earning assets.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to litigation and environmental liabilities, based on currently available information. Changes in facts and circumstances may result in revised estimates.

     The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

B. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Corporation and the Bank. All intercompany balances and transactions have been eliminated.

C. INVESTMENT SECURITIES AND MORTGAGE-BACKED AND RELATED SECURITIES

     The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investment securities be categorized as held-to-maturity, trading, or available-for-sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities available-for-sale are carried at fair value with resulting unrealized gains or losses recorded to operations or stockholders' equity, respectively. Investment and mortgage-backed securities are classified according to management's intent upon acquisition. Realized gains and losses on sales of securities are recognized using the specific identification method.

     Mortgage-backed and related securities are subject to prepayment, which affects the yield and effective maturity of the investment. The Bank does not purchase mortgage-backed and related securities with significant premiums in order to minimize the effects of prepayments.

     Equity securities that have a limited market (Federal Home Loan Bank stock) are carried at cost which approximates fair values.

D. FINANCIAL INSTRUMENTS

     Other off-balance-sheet instruments. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

E. FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the company disclose estimated fair values for its financial instruments. In accordance with SFAS No. 107, fair values are based on estimates using present value and other valuation techniques in instances where quoted prices are not available. These techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. As such, the derived fair value estimates cannot be substantiated by comparison to independent markets and, further, may not be realizable in an immediate settlement of the instruments. SFAS No. 107 also excludes certain items from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent, and should not be construed to represent, the underlying value of the Corporation.

     The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed in Note 11:

     CASH AND CASH EQUIVALENTS -- The carrying amounts of cash and short-term instruments approximate their fair value.

     SECURITIES TO BE HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE -- Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities (Federal Home Loan Bank stock) represents redemption value and approximates fair value.

     MORTGAGE-BACKED AND RELATED SECURITIES TO BE HELD TO MATURITY AND AVAILABLE FOR SALE -- Fair values for mortgage-backed and related securities are based on quoted market prices or dealer quotes.

     LOANS -- For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate residential real estate, commercial real estate and commercial and consumer loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

     ACCRUED INTEREST RECEIVABLE AND PAYABLE -- The carrying amounts of accrued interest approximate their fair values.

     DEPOSIT LIABILITIES -- The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     SHORT-TERM BORROWINGS -- The carrying amounts of borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analysis based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     FEDERAL HOME LOAN BANK ADVANCES -- The fair values of the Bank's Federal Home Loan Bank Advances are estimated using discounted cash flow analysis based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     OTHER DEFERRED LIABILITIES -- The fair values of other deferred liabilities are estimated using discounted cash flow analysis based on the Bank's current incremental borrowing rates.

     OFF-BALANCE-SHEET INSTRUMENTS -- Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of such off-balance-sheet instruments are immaterial and, therefore, not disclosed.

F. LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable, net are stated at unpaid principal balances, less the allowance for loan losses, plus or minus net deferred loan origination costs or fees, and unearned discounts.

     Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

     It is the Corporation's policy to establish an allowance for loan losses for the purpose of absorbing losses associated with the loan portfolio. All actual loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions.

     Management evaluates the carrying value of loans periodically in order to evaluate the adequacy of the allowance. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if the assumptions used in making the evaluations require material revision.

     The Corporation accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral.

     Under SFAS No. 114, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Corporation considers its investment in one-to-four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Corporation's investment in multi-family and nonresidential loans, and its evaluation of any impairment thereon, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

     At December 31, 1998 and 1997, the Corporation had no loans that would be defined as impaired under SFAS No. 114.

G. LOAN ORIGINATION FEES

     Loan fees are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91. SFAS No. 91 requires loan origination fees and certain related direct loan origination costs be offset and the resulting net amount be deferred and amortized over the contractual life of the related loans as an adjustment to the yield on such loans, using the level yield method.

H. FORECLOSED REAL ESTATE

     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is eighteen months.

I. PREMISES AND EQUIPMENT

     Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over estimated useful lives of the assets, estimated to be ten to fifty years for buildings and five to ten years for furniture, fixtures and equipment.

J. INCOME TAXES

     The Corporation accounts for federal income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

     The Corporation's principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for deferred loan origination fees, Federal Home Loan Bank stock dividends, the general loan loss allowance, and certain components of retirement expense. A temporary difference is also recognized for depreciation expense computed using accelerated methods for federal income tax purposes.

K. EARNINGS PER SHARE

     Effective December 31, 1997, the Corporation began presenting earnings per share pursuant to the provisions of SFAS No. 128, "Earnings Per Share".

     Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the respective periods.

     The Corporation had no potentially dilutive shares outstanding for any of the years 1998, 1997 and 1996.

L. IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement, but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 did not have a material impact on the Corporation's consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and also requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 did not have a material impact on the Corporation's consolidated financial statements.

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosure About Pensions and Other Post Retirement Benefits" was issued in February, 1998 and is effective for fiscal years beginning after December 15, 1997. This Statement revises employer disclosures about pension and other post retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirement for pensions and other post retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminate certain disclosures that are no longer as useful as they were when FASB No. 87, No. 88, and No. 106 were issued. This Statement suggests combined formats for presentation of pension and other post retirement benefit disclosures. The Statement also permits reduced disclosure for nonpublic entities. The adoption of SFAS No. 132 did not have a material effect on the consolidated financial statements of the Corporation.

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at air value. If certain conditions are met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and resulting designation.

     Initial application of this Statement should be as of the beginning of an entity's fiscal quarter, on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of this Statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. Management adopted SFAS No. 133 as permitted, on July 1, 1998 without a material impact on the Corporation's consolidated financial position or results of operations.

M. CASH AND CASH EQUIVALENTS

     For the purposes of reporting consolidated cash flows, the Corporation considers cash, balances with banks, federal funds sold, securities purchased under agreements to resell and interest-bearing cash deposits in other depository institutions with initial maturities of three months or less to be cash equivalents.

N. TRUST FEES

     Trust fees are recorded on the accrual basis.

O. ADVERTISING COSTS

     Advertising costs are expensed when incurred.

P. RECLASSIFICATIONS

     Certain presentations of accounts previously reported have been reclassified in these consolidated financial statements. Such reclassification had no effect on net income or retained income as previously reported.

NOTE 2: DEBT SECURITIES

     Debt securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amounts of these securities and their approximate fair values at December 31, 1998 and 1997 were as follows:

                                                              GROSS         GROSS        ESTIMATED
                                              AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                COST          GAINS         LOSSES         VALUE
                                             -----------    ----------    ----------    -----------
DECEMBER 31, 1998
HELD TO MATURITY:
  Obligations of state and political
    subdivisions...........................  $24,223,804    $1,673,146     $     --     $25,896,950
                                             ===========    ==========     ========     ===========

                                                              GROSS         GROSS        ESTIMATED
                                              AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                COST          GAINS         LOSSES         VALUE
                                             -----------    ----------    ----------    -----------
AVAILABLE FOR SALE:
  U. S. Treasury Securities................  $ 5,258,882    $   82,686     $     --     $ 5,341,568
  U. S. Government Agency Securities.......   25,425,224       188,175      (62,388)     25,551,011
                                             -----------    ----------     --------     -----------
         TOTALS............................  $30,684,106    $  270,861     $(62,388)    $30,892,579
                                             ===========    ==========     ========     ===========

DECEMBER 31, 1997:
HELD TO MATURITY:
  U.S. Treasury securities.................  $ 2,988,869    $   32,327     $ (1,197)    $ 3,019,999
  U.S. Government Agency securities........    1,981,796        30,104       (2,930)      2,008,970
  Obligations of state and political
    subdivisions...........................   24,897,358     1,624,785           --      26,522,143
                                             -----------    ----------     --------     -----------
         TOTALS............................  $29,868,023    $1,687,216     $ (4,127)    $31,551,112
                                             ===========    ==========     ========     ===========
AVAILABLE FOR SALE:
  U. S. Treasury Securities................  $ 3,415,616    $   24,087     $ (4,989)    $ 3,434,714
  U. S. Government Agency Securities.......   17,276,619        35,034      (23,107)     17,288,546
                                             -----------    ----------     --------     -----------
         TOTALS............................  $20,692,235    $   59,121     $(28,096)    $20,723,260
                                             ===========    ==========     ========     ===========

     Debt securities carried at approximately $26,909,704 at December 31, 1998 and $24,466,886 at December 31, 1997, were pledged to secure deposits, short-term borrowings and for other purposes required or permitted by law.

     As disclosed in Note 1, management adopted SFAS No. 133 on July 1, 1998. As permitted by this statement, securities to be held to maturity with a carrying value of $2,979,848 were transferred to available for sale securities and an unrealized gain was recorded in the amount of $47,457 net of deferred-income taxes of $16,135.

     Gross realized gains on the sales of securities to be held to maturity were:

                                                               1998       1997       1996
                                                              -------    -------    ------
GROSS REALIZED GAINS:
  U.S. Treasury securities..................................  $    --    $    --    $1,761
  Obligations of state and political subdivisions...........   22,300     56,000     2,000
                                                              -------    -------    ------
                                                              $22,300    $56,000    $3,761
                                                              =======    =======    ======

     The gains on securities to be held to maturity occurring in 1998, 1997 and 1996, subsequent to the adoption of SFAS No. 115, resulted from securities called prior to their maturity date and securities sold within 90 days of maturity.

     The scheduled maturities of securities at December 31, 1998 and 1997 were as follows:

                                                        1998                        1997
                                              -------------------------   -------------------------
                                                             ESTIMATED                   ESTIMATED
                                               AMORTIZED       FAIR        AMORTIZED       FAIR
                                                 COST          VALUE         COST          VALUE
                                              -----------   -----------   -----------   -----------
HELD TO MATURITY:
  Due in one year or less...................  $     5,000   $     5,058   $ 2,307,674   $ 2,311,489
  Due from one year to five years...........      903,450       948,830     3,967,454     4,077,684
  Due from five years to ten years..........   14,186,959    15,150,829    12,399,596    13,289,507
  Due after ten years.......................    9,128,395     9,792,233    11,193,299    11,872,432
                                              -----------   -----------   -----------   -----------
                                              $24,223,804   $25,896,950   $29,868,023   $31,551,112
                                              ===========   ===========   ===========   ===========
AVAILABLE FOR SALE:
  Due in one year or less...................  $ 9,693,302   $ 9,711,207   $ 6,407,434   $ 6,407,063
  Due from one year to five years...........   19,990,804    20,188,559    14,284,801    14,316,197
  Due from five years to ten years..........    1,000,000       992,813            --            --
                                              -----------   -----------   -----------   -----------
                                              $30,684,106   $30,892,579   $20,692,235   $20,723,260
                                              ===========   ===========   ===========   ===========

     Accrued interest receivable includes $743,290 and $680,156 at December 31, 1998 and 1997, respectively, related to debt securities.

NOTE 3: MORTGAGE-BACKED AND RELATED SECURITIES

     Mortgage-backed and related securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amounts of mortgage-backed and related securities and their approximate fair values at December 31, 1998 and 1997, were as follows:

                                                      GROSS         GROSS       ESTIMATED
                                      AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                         COST         GAINS         LOSSES        VALUE
                                      ----------    ----------    ----------    ----------
HELD TO MATURITY:
  DECEMBER 31, 1998
     FHLMC..........................  $  816,267      $7,701      $      --     $  823,968
                                      ==========      ======      =========     ==========
  DECEMBER 31, 1997
     FHLMC..........................  $1,026,704      $   --      ($ 16,819)    $1,009,885
                                      ==========      ======      =========     ==========

     The amortized cost of mortgage-backed and related securities to be held to maturity includes unamortized premiums of $7,465 and $7,905 at December 31, 1998, and 1997 respectively.

     Gross realized gains and gross realized losses on the sale of mortgage-backed securities available for sale were $266,807 and $138,031, respectively, for 1996 and none for 1998 and 1997.

NOTE 4: LOANS RECEIVABLE

     The components of loans in the consolidated statements of financial condition were as follows:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1998            1997
                                                          ------------    ------------
Real estate
  One-to-four family....................................  $ 35,328,405    $ 37,050,870
  Multifamily and commercial............................    16,708,254      15,754,436
  Construction..........................................       249,010       1,132,847

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1998            1997
                                                          ------------    ------------
Consumer
  Home equity...........................................     3,203,564       3,153,426
  Other consumer........................................    32,186,743      32,184,010
Commercial business.....................................    17,219,867      15,862,349
Student loans...........................................            --          27,252
                                                          ------------    ------------
          Total loans...................................   104,895,843     105,165,190
Less:
  Unearned discounts....................................     1,562,764       2,446,842
  Loan origination and acquisition costs, net...........      (935,043)       (882,317)
  Allowance for loan losses.............................     1,461,044       1,469,139
                                                          ------------    ------------
  Loans Receivable, Net.................................  $102,807,078    $102,131,526
                                                          ============    ============

     Loans with adjustable rates totaled $33,590,585 and $31,756,988 at December 31, 1998 and 1997, respectively.

     Accrued interest receivable includes $532,365 and $530,474 at December 31, 1998 and 1997, respectively, related to loans receivable.

     Changes in the allowance for loan losses were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    1998          1997          1996
                                                 ----------    ----------    ----------
Balance, beginning of year.....................  $1,469,139    $1,420,722    $1,279,495
Provision charged to operations................     205,000       300,000       385,000
Loans charged off..............................    (289,512)     (349,997)     (348,272)
Recoveries.....................................      76,417        98,414       104,499
                                                 ----------    ----------    ----------
Balance, end of year...........................  $1,461,044    $1,469,139    $1,420,722
                                                 ==========    ==========    ==========

     Certain directors, officers, and their business interests were loan customers of the Bank during 1998 and 1997. The total loans to these persons and their business interests at December 31, 1998 and 1997 amounted to $5,817,159 and $5,052,713, respectively. Such loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable loans with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. During 1998, new loans to such parties amounted to $2,497,884 and repayments amounted to $1,733,440.

NOTE 5: PREMISES AND EQUIPMENT

     Components of properties and equipment included in the consolidated statements of financial condition at December 31, 1998 and 1997 were as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1997
                                                            -----------    -----------
Land......................................................  $   430,366    $   430,366
Buildings and improvements................................    1,960,987      1,914,278
Furniture and equipment...................................    2,459,939      2,247,481
                                                            -----------    -----------
                                                              4,851,292      4,592,125
Accumulated depreciation..................................   (2,932,403)    (2,694,656)
                                                            -----------    -----------
                                                            $ 1,918,889    $ 1,897,469
                                                            ===========    ===========

     Depreciation expense amounted to $237,747, $244,016, and $263,708 in 1998, 1997, and 1996, respectively.

NOTE 6: INCOME TAXES

     The provision for income taxes consists of the following components:

                                                      1998        1997         1996
                                                    --------    --------    ----------
Currently payable
Federal...........................................  $838,838    $807,036    $  968,945
State.............................................        --         107        27,223
                                                    --------    --------    ----------
                                                     838,838     807,143       996,168
Deferred Federal tax expense......................    14,246      27,530        56,839
                                                    --------    --------    ----------
                                                    $853,084    $834,673    $1,053,007
                                                    ========    ========    ==========

     The net deferred tax asset (liability) in the accompanying consolidated statements of financial condition include the following components:

                                                                1998         1997
                                                              ---------    ---------
Deferred tax asset..........................................  $ 496,113    $ 481,339
Deferred tax asset valuation allowance......................   (404,010)    (406,762)
Deferred tax liability......................................   (313,133)    (221,028)
                                                              ---------    ---------
     Net deferred tax liability.............................  $(221,030)   $(146,451)
                                                              =========    =========

     The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34.0% in 1998, 1997 and 1996, as indicated in the following analysis:

                                                              1998     1997     1996
                                                              -----    -----    -----
Statutory rate..............................................   34.0%    34.0%    34.0%
Increase (decrease) resulting from:
  Effect of tax exempt income...............................  (13.2)   (13.9)   (11.4)
  Interest and other nondeductible expenses.................    1.3      1.4      1.3
  Other (net)...............................................     --       .5      1.7
                                                              -----    -----    -----
                                                               22.1%    22.0%    25.6%
                                                              =====    =====    =====

     The deferred tax asset, valuation allowance and deferred tax liability according to the temporary differences which caused them were as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
Deferred tax asset:
  Allowance for loss on loans...............................  $ 404,010    $ 406,762
  Other accrued liabilities.................................     92,103       74,577
                                                              ---------    ---------
     Deferred tax asset.....................................    496,113      481,339
                                                              ---------    ---------
Deferred tax asset valuation allowance:
  Allowance for loss on loans...............................   (404,010)    (406,762)
                                                              ---------    ---------
Deferred tax liability:
  Depreciation of property and equipment....................  $(112,040)   $(107,681)
  Accretion to date on securities...........................    (63,496)     (53,669)
  FHLB stock dividends......................................    (64,634)     (49,130)
  Unrealized gain on securities available for sale..........    (72,963)     (10,548)
                                                              ---------    ---------
     Deferred tax liability.................................   (313,133)    (221,028)
                                                              ---------    ---------
          Net deferred tax liability........................  $(221,030)   $(146,451)
                                                              =========    =========

NOTE 7: DEPOSITS

     The aggregate amount of short-term jumbo certificates of deposit each with a minimum denomination of $100,000 or more was approximately $21,213,996 and $19,326,290 at December 31, 1998 and 1997, respectively.

     At December 31, 1998, the scheduled maturities of certificates of deposit were as follows:

1999  ....................................................    $58,658,399
2000  ....................................................      7,098,080
2001  ....................................................        464,649
2002  ....................................................         49,629
2003 and thereafter.......................................        150,079
                                                              -----------
                                                              $66,420,836
                                                              ===========

     Interest expense on deposits is summarized as follows for the years ended December 31:

                                                    1998          1997          1996
                                                 ----------    ----------    ----------
Certificates of deposit........................  $3,567,465    $3,535,817    $3,285,336
Interest bearing demand accounts...............     431,965       367,350       366,738
Savings........................................   1,003,675       954,361     1,054,601
                                                 ----------    ----------    ----------
                                                 $5,003,105    $4,857,528    $4,706,675
                                                 ==========    ==========    ==========

NOTE 8: SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase generally mature within one to 182 days from the transaction date.

     Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                 1998          1997
                                                              ----------    ----------
Average balance during the year.............................  $2,297,448    $3,318,635
Average interest rate during the year.......................        5.03%         5.00%
Maximum month end balance during the year...................  $2,336,671    $5,685,362
U.S. Treasury and U.S. Government Agency securities
  underlying the agreements at year-end:
     Carrying value.........................................  $3,059,931    $4,230,663
     Estimated fair value...................................  $3,131,237    $4,259,230

NOTE 9: OTHER BORROWINGS

     Other borrowings consist of term treasury tax and loan deposits and are generally repaid within one to ten days from the date of the transaction. Securities with a carrying value of $5,000,325 and $4,978,142, and estimated fair values of $5,023,638 and $5,006,465 were pledged at December 31, 1998 and 1997, respectively, as collateral for treasury tax and loan deposits.

NOTE 10: FEDERAL HOME LOAN BANK ADVANCES

     Advances from the Federal Home Loan Bank of Cincinnati consists of a monthly reduction loan collateralized with Federal Home loan Bank stock with a carrying basis of $666,500 and certain residential mortgage loans in the amount of $889,365. The advance originated December 31, 1993, in the amount of $700,000, and the interest rate is fixed at 5.65%. Monthly payments are based on a 20 year amortization with the entire balance due January 1, 2001. Scheduled principal payments are due as follows:

Due in:  1999   $ 25,776
         2000     27,270
         2001    537,781
                --------
                $590,827
                ========

NOTE 11: FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

     Commitments to Extend Credit and Financial Guarantees. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 80 percent of loan commitments are drawn upon by customers. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include certificates of deposit and accounts receivable; inventory, property, plant, and equipment; and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Standby letters of credit extend for one year and are automatically renewed unless notification is given to the third party of the Bank's intent to cancel. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds pledged certificates of deposit and personal guarantees as collateral supporting those letters of credit for which collateral is deemed necessary. The extent of collateral held for letters of credit at December 31, 1998, varies from zero percent to 100.0%; the average amount collateralized is 50 percent.

     The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1998, 1997 or 1996.

     The estimated fair values of the Corporation's financial instruments based on the methods and assumptions set forth in Note 1 were as follows:

                                            DECEMBER 31, 1998             DECEMBER 31, 1997
                                       ---------------------------   ---------------------------
                                         CARRYING         FAIR         CARRYING         FAIR
                                          AMOUNT         VALUE          AMOUNT         VALUE
                                       ------------   ------------   ------------   ------------
FINANCIAL ASSETS:
  Cash and due from Banks and federal
    funds sold.......................  $  7,720,837   $  7,720,837   $  7,492,313   $  7,492,313
  Term deposits......................       225,000        227,991        225,000        225,000
  Securities available for sale......    30,892,579     30,892,579     20,723,260     20,723,260
  Securities to be held to
    maturity.........................    24,223,804     25,896,950     29,868,023     31,551,112
  Mortgage-backed securities to be
    held to maturity.................       816,267        823,968      1,026,704      1,009,885
  Loans receivable, net..............   102,807,078    103,413,647    102,131,526    100,245,876
  Federal Home Loan Bank stock.......       666,500        666,500        620,900        620,900
  Accrued interest receivable........     1,324,669      1,324,669      1,273,861      1,273,861
FINANCIAL LIABILITIES:
  Certificates of deposit............    66,420,836     66,697,080     68,162,380     68,325,734
  Other deposit accounts.............    74,972,240     74,972,240     68,753,278     68,753,278
  Other short-term borrowings........       706,593        706,593      1,376,147      1,376,147
  Federal Home Bank advances.........       590,827        593,119        615,190        608,719
  Securities sold under agreement to
    repurchase.......................     1,964,000      1,967,206      2,601,068      2,601,673
  Other deferred liabilities.........       228,240        211,851        192,100        170,451
  Accrued interest payable...........       249,903        249,903        358,664        358,664

     A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1998 follows:

Unused lines of credit -- commercial lending................  $3,961,920
Unused lines of credit -- consumer lending..................   2,834,655
Standby letters of credit...................................   1,283,513
Loan commitments............................................   1,116,916
                                                              ----------
                                                              $9,197,004
                                                              ==========

     Commitments to extend credit at December 31, 1998 included $8,517,004 of adjustable rate loan commitments and unused credit lines.

NOTE 12: BENEFIT PLANS

     The Bank has a non-contributory profit sharing plan covering substantially all employees. Contributions to the plan charged to income were $250,000, $216,412, and $225,000, in 1998, 1997 and 1996, respectively. The annual contribution to this plan is discretionary.

     The Corporation also has a non-qualifying Phantom Stock Option Plan covering certain key executive officers. Under the Phantom Stock Option Plan, the participants have rights to receive the appreciation on 3,000 shares of the Corporation's common stock earned between the grant dates and the exercise dates. The effective dates of the grants were January 1, 1991 and January 1, 1994, with expiration dates ranging from January 1, 1999 through January 1, 2004. The cost of the plan has been accrued and charged to expense in the years earned and was $77,000, $66,000, and $75,000 for the years ended December 31, 1998, 1997, and 1996, respectively. Other liabilities at December 31, 1998, includes $229,100 related to the Phantom Stock Options. Certain participants have the option to withdraw up to 50.0% of their accumulated account balance annually.

NOTE 13: COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

NOTE 14: SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     All of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities primarily involve governmental entities within the Bank's market area. The concentration of credit by type of loan are set forth in Note 4.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

     The contractual amounts of credit-related financial instruments such as commitments to extend credit, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default and the value of any existing collateral become worthless. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

NOTE 15: REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted total assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998 and 1997, the most recent notification from regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events subsequent to these dates that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the following tables:

                                                                                 TO BE WELL
                                                                             CAPITALIZED UNDER
                                                         FOR CAPITAL         PROMPT CORRECTIVE
                                     ACTUAL           ADEQUACY PURPOSES      ACTION PROVISIONS
                               -------------------    ------------------    --------------------
                                 AMOUNT      RATIO      AMOUNT     RATIO      AMOUNT      RATIO
                               -----------   -----    ----------   -----    -----------   ------
AS OF DECEMBER 31, 1998:
  Total Capital (to Risk
     Weighted Assets)........  $23,151,000   21.15%   $8,756,000    *8.0%   $10,945,000    *10.0%
  Tier I Capital (to Risk
     Weighted Assets)........  $21,782,000   19.90%   $4,378,000    *4.0%   $ 6,567,000     *6.0%
  Tier I Capital (to Adjusted
     Total Assets)...........  $21,782,000   13.33%   $4,900,000    *3.0%   $ 8,167,000     *5.0%

AS OF DECEMBER 31, 1997:
  Total Capital (to Risk
     Weighted Assets)........  $21,133,000   19.83%   $8,527,000    *8.0%   $10,658,700    *10.0%
  Tier I Capital (to Risk
     Weighted Assets)........  $19,799,000   18.58%   $4,263,000    *4.0%   $ 6,395,200     *6.0%
  Tier I Capital (to Adjusted
     Total Assets)...........  $19,799,000   12.28%   $4,836,000    *3.0%   $ 8,060,000     *5.0%

NOTE 16: RETAINED EARNINGS

     The Corporation's principal source of funds for dividend payments is dividends received from the Bank. The Bank is restricted in the amount of dividends it may pay the Corporation without prior regulatory approval. At December 31, 1998, approximately $5,785,800 of the Bank's retained earnings was free of such restrictions.

NOTE 17: AFFILIATION AGREEMENT

     In September 1998, the Corporation entered into an affiliation agreement with Fifth Third Bancorp. Fifth Third will exchange 9.754427 shares of its common stock for each share of the Corporation's common stock outstanding. The transaction is subject to regulatory and shareholder approval.

NOTE 18: PARENT COMPANY INFORMATION

     Condensed financial information for Ashland Bankshares, Inc., the Corporation, as of December 31, 1998, 1997 and 1996, is set forth below:

                            CONDENSED BALANCE SHEETS

                                                                 1998           1997
                                                              -----------    -----------
ASSETS
  Cash......................................................  $     2,487    $    11,341
  Term deposits.............................................      225,000        225,000
  Investment in Bank subsidiary.............................   21,919,475     19,819,179
  Securities available for sale, at estimated fair value
     (amortized cost $712,094 and $712,899, respectively)...      711,249        712,224
  Securities to be held to maturity (estimated fair value
     $2,601,095 and $2,563,046, respectively)...............    2,478,412      2,470,180
  Deferred income taxes.....................................           --            229
  Accrued interest receivable...............................       31,888         34,276
  Other assets..............................................      125,514          9,697
                                                              -----------    -----------
          TOTAL ASSETS......................................  $25,494,025    $23,282,126
                                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accrued income taxes......................................  $        --    $       107
  Other expenses payable....................................       16,796          6,000
  Common stock..............................................    1,364,500      1,364,500
  Surplus...................................................    5,181,316      5,181,316
  Retained earnings.........................................   20,134,007     18,037,663
  Treasury stock............................................   (1,340,187)    (1,327,937)
  Accumulated other comprehensive income....................      137,593         20,477
                                                              -----------    -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $25,494,025    $23,282,126
                                                              ===========    ===========

                         CONDENSED STATEMENTS OF INCOME

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
INCOME
  Dividends received from Bank.........................  $  904,313    $  999,486    $  837,467
  Equity in undistributed earnings of Bank.............   1,983,068     1,830,270     1,972,485
  Interest on investments..............................     179,825       181,369       330,302
  Gain on sale of securities available for sale........          --            --       128,777
                                                         ----------    ----------    ----------
          TOTAL INCOME.................................   3,067,206     3,011,125     3,269,031
EXPENSES...............................................      68,366        44,706        57,309
                                                         ----------    ----------    ----------
INCOME BEFORE INCOME TAXES.............................   2,998,840     2,966,419     3,211,722
  Provision for income taxes expense (benefit).........      (1,817)        4,145       151,534
                                                         ----------    ----------    ----------
          NET INCOME...................................  $3,000,657    $2,962,274    $3,060,188
                                                         ==========    ==========    ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                          1998           1997           1996
                                                       -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................................  $ 3,000,657    $ 2,962,274    $ 3,060,188
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Accretion.......................................       (8,716)        (8,281)       (59,765)
     Equity in undistributed earnings of Bank
       subsidiary....................................   (1,983,068)    (1,830,270)    (1,972,485)
     Gain on sale of securities......................           --             --       (128,777)
     Decrease (increase) in accrued interest
       receivable....................................        2,388         (3,482)        (8,184)
     Increase (decrease) in accrued income tax.......         (107)        (8,916)         9,023
     Change in other assets and liabilities, net.....     (104,792)         1,917         (6,459)
                                                       -----------    -----------    -----------
          NET CASH FLOWS FROM OPERATING ACTIVITIES...      906,362      1,113,242        893,541
                                                       -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of available for sale securities..........     (953,653)      (591,798)      (794,291)
  Purchase of securities to be held to maturity......           --             --     (2,461,485)
  Purchase of interest bearing term deposits.........           --       (225,000)            --
  Proceeds from calls and maturities of securities
     available
     for sale........................................      955,000        675,000      3,261,363
                                                       -----------    -----------    -----------
          NET CASH FLOWS FROM INVESTING ACTIVITIES...        1,347       (141,798)         5,587
                                                       -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid.....................................     (904,313)      (849,085)      (778,822)
  Treasury stock reissued............................        1,470             --             --
  Purchase of treasury stock.........................      (13,720)      (150,400)       (94,675)
                                                       -----------    -----------    -----------
          NET CASH FLOWS FROM FINANCING ACTIVITIES...     (916,563)      (999,485)      (873,497)
                                                       -----------    -----------    -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS........................................       (8,854)       (28,041)        25,631
  Cash and cash equivalents at beginning of year.....       11,341         39,382         13,751
                                                       -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.............  $     2,487    $    11,341    $    39,382
                                                       ===========    ===========    ===========

                                    ANNEX A

              AFFILIATION AGREEMENT DATED AS OF SEPTEMBER 8, 1998
                                 BY AND BETWEEN
                              FIFTH THIRD BANCORP
                                      AND
                            ASHLAND BANKSHARES, INC.
                                      AND
                                    AMENDED
                                     AS OF
                               DECEMBER 15, 1998

                                                                         ANNEX A

                             AFFILIATION AGREEMENT

     This Affiliation Agreement ("Affiliation Agreement") dated as of September 8, 1998 is entered into by and between FIFTH THIRD BANCORP, a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Cincinnati, Hamilton County, Ohio ("Fifth Third"), and ASHLAND BANKSHARES, INC., a corporation organized and existing under the corporation laws of the Commonwealth of Kentucky, with its principal office located in Ashland, Boyd County, Kentucky ("Ashland").

                                W I T N E S S E T H :

     WHEREAS, Fifth Third and Ashland are registered bank holding companies under the Bank Holding Company Act of 1956, as amended, and Fifth Third and Ashland desire to effect a merger under the authority and provisions of the corporation laws of the States of Ohio and Kentucky pursuant to which at the Effective Time (as herein defined in Section ) Ashland will be merged into Fifth Third, with Fifth Third to be and become the surviving corporation (the "Merger");

     WHEREAS, Ashland owns all of the outstanding stock of Bank of Ashland, Inc. ("Bank Subsidiary") which, at the Effective Time, will be merged with and into Fifth Third's wholly-owned subsidiary Fifth Third Bank of Southern Ohio ("Fifth Third Bank") with Fifth Third Bank to become the surviving corporation (the "Subsidiary Merger"); and,

     WHEREAS, under the terms of this Affiliation Agreement and a related Plan of Merger (the "Plan of Merger"), in the form attached hereto as Appendix C (hereinafter together referred to as the "Agreement") each of the issued and outstanding shares of the common stock, $10.00 par value per share, of Ashland which are issued and outstanding (excluding any treasury shares or shares owned by Dissenting Shareholders (as hereinafter defined)) immediately prior to the Effective Time ("Ashland Common Stock") will at the Effective Time be converted into shares of common stock, without par value, of Fifth Third ("Fifth Third Common Stock"), all as more fully provided in the Agreement;

     WHEREAS, the parties intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, Fifth Third and Ashland, agree together as follows:

I. MODE OF EFFECTUATING CONVERSION OF SHARES

     A. Upon the terms and conditions set forth in the Agreement, Ashland shall be merged into Fifth Third.

     B. At the Effective Time, all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

     C. At the Effective Time, each of the shares of Ashland Common Stock that are issued and outstanding immediately prior to the Effective Time, other than shares owned by Dissenting Shareholders, as hereinafter defined, will, at the Effective Time, be converted by virtue of the Merger and without further action, into 9.754427 shares of Fifth Third Common Stock (the "Exchange Ratio")

     D. At the Effective Time, all of the shares of Ashland Common Stock, whether issued or unissued (including treasury shares), will be canceled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Ashland, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their Ashland Common Stock shall have been converted by virtue of the Merger or to their rights as Dissenting Shareholders.

     E. After the Effective Time, each holder of a certificate or certificates for shares of Ashland Common Stock, other than Dissenting Shareholders, shall be entitled to receive in exchange therefor, a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Ashland Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the per share closing price of Fifth Third Common Stock as reported on the NASDAQ National Market System on the date the Merger becomes effective (the "Applicable Market Value Per Share of Fifth Third Common Stock"). Within seven (7) business days after the Effective Time, the Fifth Third Trust Department, as exchange agent (the "Exchange Agent"), will send a notice and transmittal form to each Ashland shareholder of record at the Effective Time, other than Dissenting Shareholders, advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Ashland Common Stock (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) in exchange for new certificates of Fifth Third Common Stock and the cash payment for any fraction of a share. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Ashland Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Ashland Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Ashland Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

     F. The Exchange Ratio referred to in Section shall be adjusted so as to give the Ashland shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of this Affiliation Agreement and the Effective Time. In the event between the date of this Affiliation Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than a cash dividend), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to the Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the Ashland shareholders, as of the Effective Time.

     G. When all necessary documents have been filed and recorded in accordance with the laws of the States of Ohio and Kentucky, and at the Effective Time of the Merger, the separate existence of Ashland shall cease and Ashland shall be merged into Fifth Third (which will be the "Surviving Corporation"), which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

     H. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

     I. The directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of

Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

     J. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

     K. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio and Kentucky. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Ashland shall cease; Fifth Third shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and Ashland, and all obligations owing by or due each of Fifth Third and Ashland shall be vested in, and become the obligations of, Fifth Third, without further act or deed, including, without limitation, any liability to Dissenting Shareholders under Kentucky Revised Statutes, Sections 271B.13-010 through 271B.13-310 (the "Dissenting Shareholders"); and all rights of creditors of each Fifth Third and Ashland shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and Ashland shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

     L. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and directors of Ashland in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Ashland and otherwise to carry out the purposes of the Agreement.

     M. The Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the laws of the States of Ohio and Kentucky. Articles of Merger or a Certificate of Merger shall not be filed with the Secretary of the States of Ohio or Kentucky until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Affiliation Agreement shall have been fully met or effectively waived.

     N. The Merger is intended to be a reorganization within the meaning of
Section 368(a) of the Code, and the Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Sections 354 and 361 of the Code.

II. REPRESENTATIONS AND WARRANTIES OF ASHLAND.

     Ashland represents and warrants to Fifth Third that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in Schedule 1 hereto delivered by Ashland to Fifth Third in connection with the execution of this Affiliation Agreement by Fifth Third:

     A. Ashland (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the Commonwealth of Kentucky and is a bank holding company under the Bank Holding Company Act of 1956, as amended; (ii) is duly authorized to conduct the business in which it is engaged;
(iii) has 200,000 shares, $10.00 par value per share, of Ashland Common Stock authorized pursuant to its Articles of Incorporation, which are the total number of shares Ashland is authorized to have outstanding; (iv) has no outstanding options, warrants or other rights entitling another person to acquire any securities of Ashland; and (v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 136,450 outstanding shares of the capital stock of the Bank Subsidiary, $10.00 par value per share. Ashland has no direct or indirect subsidiaries other than Bank Subsidiary.

     B. Bank Subsidiary is duly incorporated, validly existing and in good standing as a bank under the laws of the Commonwealth of Kentucky, and has all the requisite power and authority to conduct the banking business as now conducted by it; and Bank Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of any of the Bank Subsidiary of any kind, other than 136,450 shares of the common capital stock, $10.00 par value per share, of Bank Subsidiary owned of record and beneficially by Ashland.

     C. Ashland has previously furnished to Fifth Third its audited, consolidated statements of financial condition, statements of income, statements of changes in stockholders' equity and cash flows as at December 31, 1997, and for the year then ended, together with the opinions of its independent certified public accountants associated therewith. Ashland also has previously furnished to Fifth Third its audited, consolidated statements of financial condition, statements of income, statements of changes in stockholders' equity and cash flows as at December 31, 1995 and December 31, 1996. Ashland also has furnished to Fifth Third (i) its unaudited, consolidated financial statements as at July 31, 1998, and for the seven months then ended. Such audited consolidated financial statements of Ashland fairly present the consolidated financial condition of Ashland as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Ashland or the Bank Subsidiary required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes).

     D. Ashland and the Bank Subsidiary have good and marketable title to all of the material properties and assets reflected in its separate statement of financial condition as at December 31, 1997, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

     E. Except as disclosed in Schedule 1 and for events relating to the business environment in general: (i) since December 31, 1997, to the date hereof there have been no material adverse changes in the financial condition, operations or business of Ashland and the Bank Subsidiary on a consolidated or separate basis; (ii) Ashland is not aware of any events which have occurred since December 31, 1997 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Ashland and the Bank Subsidiary on a consolidated or separate basis, excluding in each instance matters (which shall include but not be limited to changes in general economic condition, changes in interest rates, changes in laws or regulations or changes in generally accepted accounting principles) of general application to the Bank Subsidiary or banking industry; and (iii) since December 31, 1997, to the date hereof there have been no material changes in the methods of business operations of Ashland and the Bank Subsidiary.

     F. Except as disclosed in Schedule 1, there are no actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Ashland, threatened against Ashland or the Bank Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Ashland and the Bank Subsidiary on a consolidated or separate basis.

     G. Except as disclosed in Schedule 1, since December 31, 1997, to the date hereof Ashland and the Bank Subsidiary each has been operated in the ordinary course of business, has not made any changes in their respective capital or corporate structures, nor any material changes in their respective methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in
Schedule 1, since December 31, 1997, to the date hereof Ashland has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

     H. Except as disclosed in Schedule 1, Ashland and the Bank Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Ashland or the Bank Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of Ashland and the Bank Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.

     I. Except as disclosed in Schedule 1, neither Ashland nor the Bank Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, directors or employees or
(ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Affiliation Agreement, or are terminable by Ashland or Bank Subsidiary upon 30 days notice, or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Bank Subsidiary) which do not require the annual expenditure of more than $25,000.00 thereunder.

     J. Except as disclosed in Schedule 1, since December 31, 1997, to the date hereof the Bank Subsidiary has not incurred any unusual or extraordinary loan losses which are material to Ashland and the Bank Subsidiary on a consolidated basis; to the best knowledge of the chief executive officer of Ashland and in light of the Bank Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1997, its reserve for loan losses was, in the opinion of Ashland, adequate to absorb all known and reasonably anticipated losses as of such date.

     K. Except as disclosed in Schedule 1, neither Ashland nor the Bank Subsidiary has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred or will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Affiliation Agreement.

     L. 1. The directors of Ashland, by resolution adopted by the unanimous vote of all directors present at a meeting duly called and held in accordance with applicable law, have duly adopted and approved the Agreement, and have directed that the Agreement be submitted to a vote of Ashland's shareholders at the annual or a special meeting of the shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Bylaws of Ashland.

     2. Ashland has the corporate power and authority to enter into the Agreement and to carry out its obligations hereunder and thereunder subject to certain required regulatory and shareholder approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of Ashland, enforceable in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of Ashland's shareholders.

     3. Except as disclosed in Schedule 1, neither the execution of the Agreement, nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Ashland's Articles of Incorporation or Bylaws or, to the best knowledge of Ashland, federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Ashland or the Bank Subsidiary is subject or bound; (ii) to the best knowledge of Ashland, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Ashland or the Bank Subsidiary; (iii) except as disclosed in Schedule 1, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Ashland or the Bank Subsidiary is a party or by which Ashland's or the Bank Subsidiary's rights, properties or assets are subject or bound; or (iv) accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Ashland or the Bank Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs
(iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Affiliation Agreement or which do not require the expenditure of more than $25,000 per agreement (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Bank Subsidiary).

     M. Complete and accurate copies of the (i) Articles of Incorporation and Bylaws of Ashland and (ii) the Articles of Incorporation and Bylaws of the Bank Subsidiary in force as of the date hereof have been delivered to Fifth Third.

     N. To the best knowledge of the chief executive officer of Ashland and except as disclosed in Schedule 1, neither Ashland nor the Bank Subsidiary nor any employee, officer or director of any of them has knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or could reasonably result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Ashland and the Bank Subsidiary. To the best knowledge of Ashland and except as disclosed in Schedule 1, the Bank Subsidiary possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

     O. Except as disclosed on Schedule 1, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger contains or shall contain or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Ashland is held to consider the approval of the Agreement an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     P. Except as disclosed in Schedule 1, there are no actions, proceedings or investigations pending before any environmental regulatory body, or, to the best knowledge of Ashland, threatened against or affecting Ashland or the Bank Subsidiary in respect to any "facility" owned, leased or operated by Ashland or the Bank Subsidiary (but excluding any "facility" as to which sole interest of Ashland or the Bank Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Ashland or the Bank Subsidiary ever "participated in the management" of such facility under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statute, ordinance or regulation, in connection with any release of any "hazardous substance", into the "environment" which, if adversely determined,
(a) would require the payment by Ashland or the Bank Subsidiary of more than $25,000 and/or require Ashland or the Bank Subsidiary to incur expenses of more than $25,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Ashland or the Bank Subsidiary, nor, to the best knowledge of Ashland after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Ashland or the Bank Subsidiary is a plaintiff or complainant. To the best knowledge of Ashland, neither Ashland nor the Bank Subsidiary is liable in any material respect under any applicable law for any "release" by either of them or by any other "person" of a "hazardous substance,"nor is Ashland or the Bank Subsidiary liable for any material costs (as a result of the acts or omissions of Ashland or the Bank Subsidiary or, to the best knowledge of Ashland, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Ashland or the Bank Subsidiary to prevent or minimize any actual or threatened release by Ashland or the Bank Subsidiary of any "hazardous substances" which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

     Except as disclosed in Schedule 1, to the best knowledge of Ashland each "facility" owned, leased or operated by Ashland or the Bank Subsidiary (but excluding any "facility" as to which the sole interest of

Ashland or the Bank Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Ashland or the Bank Subsidiary ever "participated in the management" of such facility) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Ashland and the Bank Subsidiary taken as a whole.

     Q. 1. Benefit Plans. Schedule 1 lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits maintained by Ashland or the Bank Subsidiary for the benefit of employees, former employees or directors of Ashland or the Bank Subsidiary and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan.

     2. Plan Documents, Reports and Filings. Except as disclosed on Schedule 1, Ashland or the Bank Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

     3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on Schedule 1: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in sections 4.02 through 4.04 of Revenue Procedure 93-39; (b) to the best knowledge of Ashland and the Bank Subsidiary such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; and (c) to the best knowledge of Ashland and the Bank Subsidiary such Qualified Benefit Plan is in material compliance with all notice, reporting and disclosure requirements of ERISA and the Code. Ashland and the Bank Subsidiary do not maintain any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code nor has Ashland and the Bank Subsidiary previously terminated a Qualified Benefit Plan.

     4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on Schedule 1: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been to the best knowledge of Ashland and the Bank Subsidiary in material compliance with applicable Code provisions; (b) to the best knowledge of Ashland and the Bank Subsidiary such Welfare Benefit Plan has been operated in material compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) to the best knowledge of Ashland and the Bank Subsidiary such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code ("COBRA") has been operated in material compliance with such COBRA requirements.

     5. Prohibited Transactions. To the best knowledge of Ashland and the Bank Subsidiary, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

     6. Lawsuits or Claims. To the best knowledge of Ashland and the Bank Subsidiary, no material actions, suits or claims (other than routine claims of benefits) are pending or threatened against any Benefit Plan or against Ashland or the Bank Subsidiary with respect to any Benefit Plan.

     7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of Ashland and the Bank Subsidiary or, if not, in
Schedule 1. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Affiliation Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Affiliation Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes Ashland or the Bank Subsidiary and for which Ashland or the Bank Subsidiary is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

     8. Defined Benefit Pension Plan Liabilities. Ashland and the Bank Subsidiary have never maintained any defined benefit plans within the meaning of
Section 3(35) of ERISA or any multiemployer plans and have never contributed to or been obligated to contribute to a multiemployer plan as defined in Section 3(37) of ERISA which are subject to Title IV of ERISA.

     9. Independent Trustee. Ashland and the Bank Subsidiaries (a) have not incurred any asserted or, to the best knowledge of Ashland, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to Ashland or the Bank Subsidiary, (b) to the best knowledge of Ashland and the Bank Subsidiary have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

     10. Retiree Benefits. Except as listed on Schedule 1 and identified as "Retiree Liability", Ashland and Bank Subsidiary have no obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees, directors or any of their relatives other than as may be required by COBRA or Kentucky Revised Statute 304.18-110.

     11. Right to Amend and Terminate. Except as listed on Schedule 1, Ashland or Bank Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

     12. Material. For purposes of this Section as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of

$25,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

     R. The investment portfolios of Ashland and the Bank Subsidiary consist of securities in marketable form. Except as disclosed in Schedule 1, since December 31, 1997 to the date hereof neither Ashland nor the Bank Subsidiary has incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the Bank or banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Ashland is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Ashland's and the Bank Subsidiary's investment portfolio on a consolidated basis.

     S. Except as disclosed in Schedule 1, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Ashland, threatened against any of the directors or officers of Ashland or the Bank Subsidiary in their capacities as such, and no director or officer of Ashland or the Bank Subsidiary currently is being indemnified or seeking to be indemnified by either Ashland or the Bank Subsidiary pursuant to applicable law or Ashland's Articles of Incorporation or Bylaws or the Bank Subsidiary's Articles of Incorporation.

     T. There is no "business combination," "moratorium," "control share," or other state anti-takeover statute or regulation or any agreement to which Ashland is a party which (i) prohibits or restricts Ashland's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject Fifth Third to any impediment or condition in connection with the exercise of any of its rights under this Agreement.

     U. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for Ashland's own account or for the account of the Bank Subsidiary or their customers, were entered into (i) in accordance with prudent banking practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Ashland or the Bank Subsidiary, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or be general equity principles), and are in full force and effect. Neither Ashland nor the Bank Subsidiary, nor to Ashland's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

III. REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

     Fifth Third represents and warrants to Ashland that as of the date hereof or as of the indicated date, as appropriate:

     A. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly authorized to conduct the business in which it is engaged, and the Fifth Third Bank is duly incorporated, validly existing and in good standing as a banking corporation under the laws of the State of Ohio and is duly authorized to conduct the business in which it is engaged.

     B. Pursuant to Fifth Third's Second Amended Articles of Incorporation, as amended, the total number of shares of capital stock it is authorized to have outstanding is 300,500,000 of which 300,000,000 shares are classified as Common Stock without par value ("Fifth Third Common Stock") and 500,000 shares are classified as Preferred Stock without par value. As of the close of business on July 31, 1998, 266,516,245 shares of Fifth Third Common Stock were issued and outstanding and 1,379,594 shares were held in its treasury. As of the date of this Affiliation Agreement, no shares of its Preferred Stock have been issued. Fifth Third does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options granted and to be granted to employees and directors under its stock option plans. At July 31, 1998, 14,147,556 shares of Fifth Third Common Stock were reserved for issuance in connection with outstanding options granted under its stock option plans and 11,252,259 shares were reserved for issuance under options to be granted in the future.

     C. All shares of Fifth Third Common Stock to be received by the shareholders of Ashland as a result of the merger pursuant to the terms of the Agreement are duly authorized and shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of Fifth Third.

     D. Fifth Third has furnished to Ashland its consolidated financial statements as at December 31, 1995, December 31, 1996 and December 31, 1997 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Such consolidated financial statements fairly present the consolidated financial condition of Fifth Third as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither Fifth Third nor any significant subsidiaries of Fifth Third have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). Fifth Third has furnished to Ashland its unaudited consolidated financial statements as at March 31, 1998 and for the three (3) months then ended and as at June 30, 1998 and for the six (6) months then ended.

     E. Except for events relating to the business environment in general: (i) since December 31, 1997, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of Fifth Third; (ii) the chief executive officer and the chief financial officer of Fifth Third are not aware of any events which have occurred since December 31, 1997, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third; and (iii) since December 31, 1997, to the date hereof there have been no material changes in the methods of business operations of Fifth Third and its subsidiaries.

     F. 1. The Executive Committee of the Board of Directors of Fifth Third, by resolution adopted by the members present at a meeting duly called and held, at which meeting a quorum was at all times present and acting, has approved this Affiliation Agreement, including reserving for issuance to Ashland shareholders in accordance with this Affiliation Agreement, a sufficient number of shares of Fifth Third Common Stock. Approval and adoption of this Affiliation Agreement by the shareholders of Fifth Third is not required under Ohio law or under the Second Amended Articles of Incorporation, as amended, or Code of Regulations of Fifth Third or the rules of the National Association of Securities Dealers, Inc. which apply to National Market issuers. No other corporate action is necessary or required, including but not limited to approval of this Affiliation Agreement or the transactions contemplated herein by the Board of Directors of Fifth Third.

     2. Fifth Third has corporate power and authority to enter into this Affiliation Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Affiliation Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of Fifth Third, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

     3. Neither the execution of this Affiliation Agreement nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under Fifth Third's Second Amended Articles of Incorporation, as amended, or Code of Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which Fifth Third is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Fifth Third or any of its subsidiaries other than such rights as may be given the shareholders of Ashland pursuant to the provisions of Sections of Kentucky Revised Statutes Sections 27lB.13-010 through 271B.13-310; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Fifth Third is a party or by which Fifth Third's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Fifth Third is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

     G. Complete and accurate copies of (i) the Second Amended Articles of Incorporation, as amended, and (ii) the Code of Regulations of Fifth Third in force as of the date hereof have been delivered to Ashland.

     H. To the best knowledge of the chief executive officer of Fifth Third, neither Fifth Third nor any of its subsidiaries has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of (i) any local, state or federal law or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either or which could reasonably be expected to have a material adverse effect on the financial condition Fifth Third and its subsidiaries taken as a whole. To the best knowledge of the chief executive officer of Fifth Third, Fifth Third and its subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

     I. 1. To the best knowledge of the chief executive officer of Fifth Third, neither the representations and warranties contained in this Affiliation Agreement nor any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the merger contains or shall contain in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of shareholders of Ashland is held to consider the adoption of the Agreement an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     2. Fifth Third has furnished to Ashland or its agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Fifth Third with the SEC:

     a. Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1997 and reports on Form 10-Q for the quarters ended March 31 and June 30, 1998;

     b. any Current Report on Form 8-K with respect to any event occurring after December 31, 1997 and prior to the date of this Affiliation Agreement;

     c. any report filed by Fifth Third to amend or modify any of the reports described above; and

     d. all proxy statements prepared in connection with meetings of Fifth Third's shareholders held or to be held subsequent to December 31, 1997.

     The information set forth in the documents described in this Section (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1997 which Fifth Third is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Fifth Third to Ashland. Fifth Third timely shall furnish Ashland with copies of all reports filed by Fifth Third with the SEC subsequent to the date of this Affiliation Agreement and until the Closing Date.

     J. There are no actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of Fifth Third, threatened against Fifth Third or any Fifth Third subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of Fifth Third.

     K. Since December 31, 1997 to the date hereof, none of Fifth Third's subsidiaries has incurred any unusual or extraordinary loan losses which would be material to Fifth Third on a consolidated basis; and to the best knowledge and belief of the chief executive officer and chief financial officer of Fifth Third, and in the light of any banking and thrift subsidiaries' historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of December 31, 1997, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

     L. Fifth Third and its subsidiaries have filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively.

     M. Fifth Third has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in the Agreement.

     N. Fifth Third has no unfunded liabilities with respect to any Benefit Plan (as such term is defined in Section hereof, but applied to Fifth Third, its subsidiaries and affiliates) that are material, either individually or in the aggregate, to Fifth Third on a consolidated basis and that have not been recorded and disclosed as required by generally accepted accounting principles consistently applied ("GAAP") in the most recent year-end, audited financial statements of Fifth Third supplied to Ashland pursuant to Paragraph D of Section III, hereof.

     O. The investment portfolios of Fifth Third and its subsidiaries and affiliates consist of securities in marketable form. Since December 31, 1997, to the date hereof Fifth Third and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of Fifth Third is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of Fifth Third and its affiliates on a consolidated basis.

     P. As of the date hereof, Fifth Third is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

IV. OBLIGATIONS OF ASHLAND BETWEEN THE DATE OF THIS AFFILIATION AGREEMENT AND THE EFFECTIVE TIME.

     A. Ashland, in consultation with Fifth Third, will take all actions necessary to call and hold its annual or a special meeting of its shareholders as soon as practicable after the Fifth Third registration statement relating to this transaction has been declared effective by the Securities and Exchange Commission ("SEC") and under all applicable state securities laws for the purpose of approving and adopting the Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The board of directors of Ashland intends to inform the shareholders of Ashland in the proxy materials relating to the annual or special meeting that all directors of Ashland presently intend to vote all shares of Ashland Common Stock which they own of record in favor of approving the Agreement and any such other necessary documents or actions, and all directors will recommend approval of the Agreement to the other shareholders of Ashland, subject only to such directors' fiduciary obligations, their receipt of an updated fairness opinion from Professional Bank Services ("PBS") received immediately prior to the mailing of the proxy statement and their review of Fifth Third's registration statement to be filed with the SEC as set forth in Section herein, and their reasonable satisfaction with the information set forth therein.

     B. (i) Consistent with GAAP, Ashland agrees that on or before the Effective Time based on a review of the Bank Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, Ashland will work with Fifth Third with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third holding company system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to Ashland as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Affiliation Agreement until the Effective Time; and
(ii) from the date of this Affiliation Agreement until the Effective Time, Ashland and the Bank Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of Fifth Third, which consent shall not be unreasonably withheld: make any changes in its capital or corporate structures; issue any additional shares of its Ashland Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $25,000, per agreement, make, enter into or renew any agreement for services to be provided to Ashland or the Bank Subsidiary or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000 per agreement (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal) open for business any branch office which has been approved by the appropriate regulatory authorities but not yet opened or apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; declare or pay any cash dividends on its own stock other than normal and customary cash dividends per month or quarter paid in such amounts and at such times as Ashland historically has done on its Ashland Common Stock (provided such covenant shall only apply to Ashland and provided subsequent to the Merger, Ashland shareholders will only receive regularly paid dividends on Fifth Third stock), pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business Ashland agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Bank Subsidiary which are now owned by it.

     C. Not later than the 15th day prior to the Effective Time, Ashland shall deliver to Fifth Third a list of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended, or SEC Accounting Series Releases 130 and 135 (the "Ashland Affiliates"). Ashland shall use its best efforts to cause each Ashland Affiliate to execute and deliver to Fifth Third on or before the Effective Time an agreement in the form of Appendix IV.C hereto.

V. COOPERATION AND OTHER OBLIGATIONS AND OTHER COVENANTS

     A. Fifth Third will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Banks, the Kentucky Department of Financial Institutions, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in the Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to the registration and issuance of the shares of Fifth Third Common Stock to be issued to the shareholders of Ashland in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Ashland and its affiliates, to be paid by Fifth Third), and any other laws applicable to the transactions provided for in the Agreement. Fifth Third shall use all reasonable efforts to file all such applications within sixty (60) days of the date of this Affiliation Agreement and to promptly secure all such approvals. Ashland shall have the right to review, comment on and approve the proxy statement and any amendments thereto included in the registration statement, prior to being filed. Ashland agrees that it will, as promptly as practicable after request and at its own expense, provide Fifth Third with all information and documents concerning Ashland and Bank Subsidiary, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Fifth Third agrees that it will, as promptly as practicable after request and at its own expense, provide Ashland with all information and documents concerning Fifth Third and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by Ashland and in connection with approvals required to be obtained by Ashland hereunder.

     B. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by the Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

     C. Ashland agrees to permit Fifth Third, its officers, employees, accountants, agents and attorneys, and Fifth Third agrees to permit Ashland, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties, and those of the Bank Subsidiary and The Fifth Third Bank as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Ashland and the Bank Subsidiary or Fifth Third or The Fifth Third Bank, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in such Section hereof); provided, however, that any such examination by Fifth Third or Ashland shall not relieve Fifth Third or Ashland from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

     D. 1. Ashland or Bank Subsidiary shall take all actions necessary to discontinue any and all 401(K) and employee after tax contributions under any Qualified Benefit Plan as of a date at least 30 days preceding the Effective Time. Ashland or Bank Subsidiary shall have the right to make discretionary contributions to the Bank of Ashland, Inc. Profit Sharing Plan ("Profit Sharing Plan") with respect to the 1998 plan year but such contributions shall not exceed $250,000, and neither Ashland or the Bank Subsidiary shall have any obligation to freeze the Profit Sharing Plan prior to the Effective Time.

     2. If Fifth Third so requests, Ashland or the Bank Subsidiary shall develop a plan and timetable for terminating any or all of the Qualified Benefit Plans and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable to the extent permitted by law and provided that no such termination shall occur before the Effective Time.

     3. Ashland and Bank Subsidiary, without the advance written consent of Fifth Third shall not (a) adopt any amendments to the Qualified Benefit Plans after the date of this Affiliation Agreement unless required by applicable law or the plan document (however, Fifth Third will be given advance notice of any such amendment); or (b) make any distributions from the Qualified Benefit Plans after the date of this Affiliation Agreement other than the payment of benefits to participants or beneficiaries as permitted under the terms of the plans.

     4. Ashland or Bank Subsidiary shall provide to Fifth Third within 60 days after the signing of this Affiliation Agreement, documentation reasonably satisfactory to Fifth Third demonstrating that the requirements of Sections 404, 412, 415, 416 and 401(k) and (m) of the Code, to the extent applicable, have been satisfied by all of its Qualified Benefit Plans.

     5. With respect to any Benefit Plan (excluding the deferred compensation arrangements with William A. Stinnett, III, as amended, dated September 11, 1990 and October 12, 1993, respectively and with Paul Grumbles dated January 31,
1994) that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third's consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided that a Benefit Plan which pursuant to its terms provides for an acceleration of vesting upon a change of control of Ashland shall not be deemed to involve a discretionary acceleration of vesting and vesting thereunder shall accelerate as of the Effective Time.

     E. Fifth Third acknowledges receipt of a copy of the agreements, dated September 11, 1990, as amended, and October 12, 1993, as amended, between William A. Stinnett III and Ashland and dated January 31, 1994 between Paul W. Grumbles and Ashland (the "Phantom Stock Options"). Fifth Third agrees to allow the Phantom Stock Options granted to William A. Stinnett III and Paul W. Grumbles to be paid according to their terms, (provided that such payments will be limited so that no amount of such payment will qualify as an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended). In addition, Fifth Third agrees that it will enter into an Employment Agreement with Mr. Stinnett for the employment of Mr. Stinnett as Chairman of Fifth Third Bank of Southern Ohio through December 31, 2001.

     F. Fifth Third will create an advisory board in Ashland, Kentucky as required by the laws of the Commonwealth of Kentucky. Fifth Third as sole shareholder of Fifth Third Bank of Southern Ohio will appoint Paul Grumbles to chair that advisory board. To the extent that Mr. Grumbles and his wife are currently covered by Ashland's medical coverage, those policies would either be assumed by Fifth Third or Mr. Grumbles and his wife would be admitted to coverage under Fifth Third's plan as a retiree. In which case, Mr. Grumbles would be able to continue to participate in such health plans under Fifth Third's retiree policy for health insurance coverage at the retiree's cost.

     G. Ashland shall furnish Fifth Third with unaudited, consolidated financial statements as at September 30, 1998, and for the quarter then ended as soon as practicable, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to Fifth Third as soon as practicable until the Closing Date, as hereinafter defined. In the event that the Closing Date does not occur before December 31, 1998, Ashland shall furnish Fifth Third with its audited, consolidated financial statements as at December 31, 1998 and for the year then ended as soon as they are reasonably available.

     H. Fifth Third shall furnish to Ashland its unaudited consolidated financial statements as at September 30, 1998 and for the nine (9) months then ended as soon as such statements publicly are available and shall continue to furnish information for subsequent calendar quarter periods to Ashland as soon as such becomes publicly available until the Closing Date.

     I. Fifth Third will take no action or omit to take any action that could
(i) delay consummation of the Merger; (ii) diminish the likelihood of the Merger receiving all regulatory approvals or otherwise being consummated; or (iii) prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

VI. CONDITIONS PRECEDENT TO CLOSING.

     A. Conditions to the Obligations of Each of the Parties:

     The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

     1. The shareholders of Ashland shall have duly approved the Agreement in accordance with and as required by law and in accordance with its Articles of Incorporation and Bylaws.

     2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation to the extent required.

     3. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Ashland and other than regularly-scheduled regulatory examinations.

     4. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

     B. Conditions to the Obligations of Fifth Third:

     The obligation of Fifth Third to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Ashland which specifically refers to the condition or conditions being waived:

     1. All of the representations and warranties of Ashland set forth in Section of this Affiliation Agreement shall be true and correct in all material respects as of the date of this Affiliation Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except (a) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (b) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Ashland or the Bank Subsidiary taken as a whole.

     2. Ashland shall have performed all of the obligations required of it under the terms of this Affiliation Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Ashland and the Bank Subsidiary taken as a whole.

     3. Stites & Harbison, counsel for Ashland and the Bank Subsidiary, shall have delivered an opinion addressed to Fifth Third in substantially the form appended hereto as Appendix A.

     4. The aggregate amount of consolidated shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Ashland immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, shall not be less than $24,342,000. For purposes of this
Section VI.B.4, any expenses or accruals after the date hereof relating to: (i) the adjustments contemplated by Section IV.B of this Affiliation Agreement; (ii) expenses associated with the Agreement or the Merger; or (iii) expenses or losses associated with the valuing of Ashland's or the Bank Subsidiary's investments at current market value as required by generally accepted accounting principles (including, without limitation, the requirement of accounting rule SFAS 115) shall be excluded for purpose of calculation of Ashland's shareholder equity as contemplated herein.

     5. The receipt of a certificate from Ashland and the Bank Subsidiary, executed by the chief executive officer of each, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section hereof were true and correct as of the date of this Affiliation Agreement and as of the Closing Date in all material respects, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Ashland and the Bank Subsidiary taken as a whole; and (ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of the Agreement, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Ashland and the Bank Subsidiary taken as a whole.

     6. The total issued and outstanding shares of Ashland Common Stock shall not exceed 125,584 shares.

     C. Conditions to the Obligations of Ashland:

     The obligation of Ashland to consummate the transactions provided for in the Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Ashland in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

     1. All of the representations and warranties of Fifth Third set forth in Section of this Affiliation Agreement shall be true and correct in all material respects as of the date of this Affiliation Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third.

     2. Fifth Third shall have performed all of the obligations required of it under the terms of the Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third.

     3. Paul L. Reynolds, Esq., Counsel for Fifth Third, shall have delivered an opinion addressed to Ashland in substantially the form appended hereto as Appendix B.

     4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section were true and correct as of the date of this Affiliation Agreement and as of the Closing Date, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of the Agreement, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Fifth Third.

     5. Fifth Third shall have registered its shares of Fifth Third Common Stock to be issued to the Ashland shareholders hereunder and pursuant to the Agreement of Merger with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the Ashland shareholder hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

     6. Fifth Third's Trust Department, as the Exchange Agent, will acknowledge in writing to Ashland that it is in receipt of (i) certificates representing a whole number of shares of Fifth Third Common Stock to be issued to the shareholders of Ashland pursuant to this Affiliation Agreement, and (ii) sufficient cash to be paid to the Ashland shareholders for fractional shares.

     7. Ashland shall have received, as of the mailing of its Proxy Statement/Prospectus contained in the Registration Statement, an update of the opinion delivered to the board of directors of Ashland prior to the date of the Affiliation Agreement to the effect that the Merger consideration is fair from a financial viewpoint to the holders of Ashland Common Stock. Ashland shall use its best efforts to obtain this update of the fairness opinion required by this section.

     8. Fifth Third, Ashland and its shareholders shall have received an opinion of Graydon, Head & Ritchey, dated as of the Closing Date, in form and substance satisfactory to Ashland and its counsel, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

VII. ADDITIONAL COVENANTS

     A. The Bank Subsidiary shall be merged with and into Fifth Third Bank, to be effective the Effective Time. The parties hereto agree to cooperate with one another to effect such merger. Upon consummation of any merger of the Bank Subsidiary, the separate corporate existence of the Bank Subsidiary shall cease by operation of law.

     B. Fifth Third shall use its best efforts to employ at Fifth Third or other Fifth Third subsidiaries or affiliates as many of the Ashland and Bank Subsidiary employees who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third's standard staffing levels and personnel policies; provided that such continuing employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Bank Subsidiary's medical plan immediately prior to the Effective Time or any waiting period relating to coverage under Fifth Third's medical plan. Each employee of Ashland and the Bank Subsidiary who becomes an employee of Fifth Third or any of its subsidiaries or affiliates at or immediately subsequent to the Merger shall be entitled to participate in all employee benefit plans sponsored by Fifth Third or its subsidiaries or affiliates on the same terms and to the same extent as similarly situated employees. To the extent permitted by applicable law and provided Fifth Third determines that the Bank of Ashland, Inc. Profit Sharing Plan] was established, funded, managed and operated in accordance with applicable law, Fifth Third shall take the required steps to merge Bank of Ashland, Inc. Profit Sharing Plan] into Fifth Third Bancorp Master Profit Sharing Plan. If the Bank of Ashland, Inc. Profit Sharing Plan] is merged into the Fifth Third Bancorp Master Profit Sharing Plan, then upon said merger, service taken into account under the Bank of Ashland, Inc. Profit Sharing Plan] shall count as service taken into account for all purposes under the Fifth Third Bancorp Master Profit Sharing Plan. For purposes of all employee benefit plans, as defined by ERISA, sponsored by Fifth Third or its subsidiaries or affiliates, including the Fifth Third Bancorp Master Profit Sharing Plan, prior service with Ashland or Bank Subsidiary shall be taken into account for purposes of determining eligibility for and vesting, if applicable, of benefits. Fifth Third ceased admitting new participants to the Fifth Third Bancorp defined benefit pension plan as of January 1, 1998. Employees of Ashland and the Bank Subsidiary will not be admitted to the Fifth Third Bancorp defined benefit pension plan.

     Those employees who are not to be employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee's former location of employment or that such employee's salary will be decreased more than twenty percent (20%), in any case and in both cases, within six months after the Effective Time, and who sign and deliver a separation agreement and general release in the form attached as Appendix VII.B. hereto, shall be entitled to termination pay equal to Fifth Third's current severance policies and procedures with credit for prior service with Ashland or Bank Subsidiary. Fifth Third shall provide sufficient notification to Ashland of those employees it will not be hiring in order that such employees terminated by Ashland can be given appropriate notice of termination in advance of the effectiveness thereof. Nothing contained in this Paragraph VII.B. shall be construed or interpreted to limit or modify in any way Fifth Third's at will employment policy.

     C. 1. From and after the Effective Time, Fifth Third shall assume the obligations of Ashland and Bank Subsidiary or any of their subsidiaries arising under applicable Kentucky and Federal law in existence as of the date hereof or as amended prior to the Effective Time and under the Ashland Articles of Incorporation and Bylaws or Bank Subsidiary Articles or Bylaws as in effect on the date hereof to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who become, prior to the Effective Time, an officer or director of Ashland, Bank Subsidiary, or any of their subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgements or amounts that are paid in settlement (which settlement shall require the prior written consent of Fifth Third) of or in connection with any claim, action, suit, proceeding or investigation (a

"Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Ashland, the Bank Subsidiary or any of their subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the merger and the transactions contemplated by the Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Fifth Third shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the Ashland Articles of Incorporation or Bylaws or Bank Subsidiary's Articles or Bylaws. Fifth Third's assumption of the indemnification obligations of Ashland, Bank Subsidiary or any of their subsidiaries as provided herein shall continue for a period of five years after the Effective Time or, in the case of claims asserted prior to the fifth anniversary of the Effective Time until such matters are finally resolved. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim shall notify Fifth Third (but the failure to so notify Fifth Third shall not relieve Fifth Third from any liability which Fifth Third may have under this section except to the extent Fifth Third is materially prejudiced thereby). Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with resect to each matter under this section unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified parties.

     2. From and after the Effective Time, the directors, officers and employees of Ashland and its subsidiaries who become directors, officers or employees of Fifth Third or any of its subsidiaries, except for the indemnifications rights set forth in subparagraph (i) above, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers or employees of Fifth Third or the subsidiary by which such person is employed are entitled under the provisions of the Articles of Incorporation of Fifth Third or similar governing documents of Fifth Third or its applicable subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect form time to time after the Effective Time.

     3. The obligations of Fifth Third provided under this Section are intended to benefit, and be enforceable against Fifth Third directly by, the Indemnified parties, and shall be binding on all respective successors of Fifth Third.

     4. In the event that Ashland currently maintains such insurance, Fifth Third shall also purchase and keep in force for a five year period, a policy of directors' and officers' liability insurance to provide coverage for acts or omissions of the type currently covered by Ashland's existing directors' and officers' liability insurance for acts or omission occurring on or prior to the Effective Time, but only to the extent such insurance may be purchased or kept in full force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. It is agreed that such costs shall be commercially reasonable so long as they do not exceed 200% of the costs currently paid for such coverage by Ashland.

     D. Fifth Third will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it by Ashland concerning Ashland or the Bank Subsidiary. Ashland will not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning Fifth Third or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Ashland or Fifth Third, as the case may be, and shall not be used by Fifth Third or Ashland, as the case may be, in any way detrimental to Ashland or Fifth Third.

     E. All notices under this Affiliation Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid and addressed, if to Ashland to William A. Stinnett, III, Ashland Bankshares, Inc., 1422 Winchester Avenue, Ashland, Kentucky 41101- 7556, with a copy to Walter R. Byrne, Jr., Esq., Stites & Harbison, 250 W. Main Street, Suite 2300, Lexington, Kentucky 40507, if to Fifth Third, to Mr. George A. Schaefer, Jr., President and Chief Executive Officer, Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, with a copy to Paul L. Reynolds, Esq., Senior Vice President and General Counsel, Fifth Third Bank, Legal Division, 38 Fountain Square Plaza, Mail Drop 10AT76, Cincinnati, Ohio 45263. Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid.

     F. The Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by Fifth Third or Ashland to each other pursuant hereto constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing, This Affiliation Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

     G. During the period from the date of this Affiliation Agreement to the Effective Time, except with the prior approval of Fifth Third or to permit the directors of Ashland to exercise their fiduciary duties, Ashland shall not, and shall not permit its representatives to, directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger of either Ashland or the Bank Subsidiary or any sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Ashland or the Bank Subsidiary (any such transaction being referred to herein as an "Acquisition Transaction"). Subject to the exercise by the directors of Ashland of their fiduciary duties, Ashland promptly shall communicate to Fifth Third the terms of any proposal which it may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

     H. Fifth Third and Ashland shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transactions contemplated by the Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in the Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to the Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

     I. Upon the request of Fifth Third and at the sole option of Fifth Third, Ashland and the Bank Subsidiary shall execute and deliver to Midwest Payment Systems, Inc. ("MPS") an agreement to convert all electronic funds transfer ("EFT") related services to MPS and the Jeanie(R) system. Such Agreement shall provide that MPS will be the exclusive provider of such services to Ashland and the Bank Subsidiary for a period of five (5) years from the date such agreements are executed. Fifth Third agrees that the cost of the conversion of Ashland and the Bank Subsidiary to EFT provided by MPS and conversion to the Jeanie(R) system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Fifth Third. Fifth Third further agrees that the costs and fees to Ashland and the Bank Subsidiaries for the Jeanie(R) service shall not exceed those charged by the current EFT service provider of Ashland and the Bank Subsidiary, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Affiliation Agreement is terminated pursuant to Section hereof for any reason except a material breach or default by Ashland, and if, in such instance, Ashland desires to convert to another provider of EFT services, Fifth Third shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall Ashland or the Bank Subsidiary be required to take any actions pursuant to this Paragraph I or otherwise under the Agreement that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of Ashland or the Bank Subsidiary.

     J. Fifth Third and Ashland shall agree with each other as to the form and substance of any press release related to the Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law.

     K. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Agreement, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel, without reduction or modification in the number of shares of Fifth Third Common Stock to be issued hereunder. The expenses of printing and mailing the prospectus/proxy statement shall be paid by Fifth Third.

     1. Between the date hereof and the Closing Date, Ashland shall promptly advise Fifth Third in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Affiliation Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Ashland and its subsidiaries, taken as a whole.

     2. Between the date hereof and the Closing Date, Fifth Third shall promptly advise Ashland in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Affiliation Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Ashland and its subsidiaries, taken as a whole.

VIII. TERMINATION

     A. This Affiliation Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Ashland or by Ashland to Fifth Third in the following instances:

     1. By Fifth Third or Ashland, if there has been to the extent contemplated in Sections and 2. and Sections and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

     2. By Fifth Third or Ashland, if the business or assets or financial condition of the other party, in each case taken as a whole, shall have materially and adversely changed from that in existence at December 31, 1997, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking or Bank industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Affiliation Agreement.

     3. By Fifth Third or Ashland, if the merger transaction contemplated herein has not been consummated by February 28, 1999, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

     4. By the mutual written consent of Fifth Third and Ashland.

     5. By Fifth Third if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections and B. herein and non-compliance is not waived by Fifth Third.

     6. By Ashland if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of Ashland to effect the Merger as set forth in Sections and C. herein and non-compliance is not waived by Ashland.

     7. By Ashland if it determines by a vote of the majority of the members of its Board of Directors at any time during the ten (10) day period commencing two
(2) days after the Determination Date if both of the following conditions are satisfied:

     (a) The Average Closing Price of Fifth Third Common Stock is less than $51.75; and,

     (b) (ii) the number obtained by dividing the Average Closing Price by the Starting Price shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause (b)(ii);

     If Ashland elects to terminate this Affiliation Agreement pursuant to this Section , it shall give notice to Fifth Third by the end of the ten (10) day period referenced at the beginning of this Section , provided such notice may be withdrawn at any time. If such notice is given, Fifth Third and Ashland will work together to reach an agreement on terms of the transaction. If Fifth Third and Ashland cannot agree on such adjustment within ten (10) days of the date such notice is given, this Affiliation Agreement and the transaction that is the subject hereof shall terminate.

     For purposes of this Section VIII.A., the following terms shall have the meaning indicated:

     "Average Closing Price" shall mean the average of the per share closing prices of the Fifth Third Common Stock as reported on the NASDAQ National Market System for the 20 consecutive full trading days ending on the Determination Date as reported The Wall Street Journal, expressed in decimal figures carried to five figures.

     "Determination Date" shall mean the date which is the later of (i) the date of the Ashland shareholder meeting held to vote on the Merger and (ii) the date the last governmental approval required to consummate the Merger has been received and all governmental waiting periods before the Merger can be consummated shall have expired.

     "Index Group" means the sixteen (16) bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The sixteen (16) bank holding companies and the weights attributed to them are as set forth in the form attached as Appendix VIII.A.7.

     "Index Price," on a given date, means the weighted average (weighted in accordance with the Weighing Factors above, which were calculated with reference to the market capitalizations listed above) of the closing prices on such date of the common stock of the companies comprising the Index Group.

     "Starting Date" means September 8, 1998.

     "Starting Price" means $51.75 per share.

     If Fifth Third or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section VIII.A.7.

     B. If Ashland shareholders, acting at a meeting held for the purpose of voting upon the Agreement, fail to approve such agreements in the manner required by law, then the Agreement shall be deemed to be automatically terminated.

     C. Upon termination as provided in this Section, this Affiliation Agreement, except for the provisions of Paragraphs D, H and K of Section hereof shall be void and of no further force or effect, and, except as provided in Paragraph H of Section hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX. CLOSING AND EFFECTIVE TIME

     The consummation of the transactions contemplated by this Affiliation Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to Ashland and Fifth Third) with the Secretaries of the States of Ohio and Kentucky in accordance with law and the Plan of Merger, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the Effective Time may be changed by such mutual agreement. None of the representations, warranties and agreements in this Affiliation Agreement or in any instrument delivered pursuant to this Affiliation Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

X. AMENDMENT

     This Affiliation Agreement may be amended, modified or supplemented by the written agreement of Ashland and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Agreement by the shareholders of Ashland, but after any such approval by the shareholders of Ashland, no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to the Agreement.

XI. GENERAL

     This Affiliation Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Affiliation Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein or as contemplated in Sections V.D., V.E, and VI.C.8 none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Affiliation Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto; provided, however, that the merger or consolidation of Fifth Third shall not be deemed an assignment hereunder if Fifth Third is the surviving corporation in such merger or consolidation and its Common Stock shall thereafter continue to be publicly traded and issuable to Ashland shareholders pursuant to the terms of this Affiliation Agreement.

XII. COUNTERPARTS

     This Affiliation Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

     In Witness Whereof, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

                                          FIFTH THIRD BANCORP

(SEAL)
                                          By: /s/ Robert P. Niehaus
                                            ------------------------------------
                                              Robert P. Niehaus, Executive Vice
                                              President

                                              Attest: /s/ Paul L. Reynolds
                                                --------------------------------
                                                      Paul L. Reynolds,
                                                      Assistant Secretary

                                          ASHLAND BANKSHARES, INC.

                                          By: /s/ Paul W. Grumbles
                                            ------------------------------------
                                          Name: Paul W. Grumbles
                                              ----------------------------------
                                          Title: Chairman
                                             -----------------------------------

                                          Attest: /s/ William A. Stinnett
                                              ----------------------------------
                                          Name: William A. Stinnett
                                              ----------------------------------

                                  AMENDMENT TO
                             AFFILIATION AGREEMENT

     This Amendment to Affiliation Agreement (the "Amendment") is entered as of this 15th day of December, 1998, by and between THE FIFTH THIRD BANK, an Ohio banking corporation ("Fifth Third") and ASHLAND BANKSHARES, INC., a Kentucky corporation ("Ashland").

                             W I T N E S S E T H :

     WHEREAS, Fifth Third and Ashland entered into that certain Affiliation Agreement, dated September 8, 1998 (the "Agreement");

     WHEREAS, Ashland and Fifth Third desire to amend the Agreement to extend the term of the Agreement, and to amend certain other provisions of the Agreement on the terms and subject to the conditions set forth herein;

     NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Amendments.

          (a) Article VIII, Section A., Subsection 3 of the Agreement is hereby amended and restated in its entirety as follows:

             By Fifth Third or Ashland, if the merger transaction contemplated herein has not been consummated by June 30, 1999, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

          (b) Article V, Section D., Subsection 1 shall be amended and restated in its entirety as follows:

             1. Ashland and Bank Subsidiary shall take all actions necessary to discontinue any and all 401(K) and employee after tax contributions under any Qualified Benefit Plans as of a date which is 30 days preceding the Effective Time. Ashland and Bank Subsidiary shall have the right to make discretionary contributions to the Bank of Ashland, Inc. Profit Sharing Plan ("Profit Sharing Plan") (a) with respect to the 1998 plan year but such contributions shall not exceed $250,000, and (b) with respect to the 1999 plan year, but such contributions will not exceed $20,833 per month (subject to the limitations of Sections 404 and 415 of the Code) and shall be made until the last full month prior to the Effective Time, and neither Ashland or Bank Subsidiary shall have any obligation to freeze the Profit Sharing Plan prior to the Effective Time. Prior to contributions with respect to the 1999 plan year, Ashland will amend the Profit Sharing Plan to permit such contributions and shall obtain the prior approval of Fifth Third prior to adopting such amendment, which approval will not be unreasonably withheld if the proposed amendment meets the intent of this Section.

          (c) Paragraph 1 of Schedule 1 attached to the Agreement is hereby amended and restated in its entirety as follows:

             1. Ashland paid a quarterly dividend to each of its shareholders in the amount of $1.80 per share on each of 3/15/98, 6/15/98, 9/1/98 and 12/15/98. Ashland intends to declare a quarterly dividend on March 15, 1999 and, unless the Closing Date occurs on a date prior thereto, on June 15, 1999. Ashland intends to increase such dividends in the same percentage as Fifth Third increased its quarterly dividend in December, 1998 or may increase such dividend in subsequent quarters thereafter. Fifth Third consents to the payment of such dividends and to any such increases commensurate with Fifth Third's dividend increases.

     2. General.

     Except as expressly modified hereby, the Agreement remains unaltered and in full force and effect.

          (b) Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Agreement.

          (c) This Amendment shall be considered an integral part of the Agreement, and all references to the Agreement in the Agreement itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Agreement as amended by this Amendment.

          (e) This Amendment will be binding upon and inure to the benefit of Ashland and Fifth Third and their respective successors and assigns.

          (f) This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, Ashland and Fifth Third have executed this Agreement by their duly authorized officers as of the date first above written.

                                        FIFTH THIRD BANCORP

                                        By: /s/ ROBERT P. NIEHAUS
                                           -------------------------------------
                                            Robert P. Niehaus, Executive Vice
                                            President

                                        Attest: /s/ PAUL REYNOLDS
                                            ------------------------------------
                                                Paul Reynolds, Assistant
                                                Secretary

                                        ASHLAND BANKSHARES, INC.

                                        By: /s/ PAUL W. GRUMBLES
                                           -------------------------------------
                                            Paul W. Grumbles, Chairman

                                        Attest: /s/ WILLIAM A. STINNETT
                                            ------------------------------------
                                                William A. Stinnett, President

                                    ANNEX B


                  PLAN OF MERGER DATED AS OF SEPTEMBER 8, 1998
                                 BY AND BETWEEN
                              FIFTH THIRD BANCORP
                                      AND
                            ASHLAND BANKSHARES, INC.
                                  AND AMENDED
                                     AS OF
                               FEBRUARY 18, 1999

                                                                         ANNEX B

                                 PLAN OF MERGER

     THIS PLAN OF MERGER (the "Plan") dated as of September 8, 1998, is adopted and made by and between ASHLAND BANKSHARES, INC., a Kentucky corporation having its principal place of business at 1422 Winchester Avenue, Ashland, Kentucky 41105 ("Ashland"), and FIFTH THIRD BANCORP, an Ohio corporation, having its principal place of business at 38 Fountain Square Plaza, Cincinnati, Ohio 45263 ("Fifth Third").

                            PRELIMINARY STATEMENTS:

     A. Ashland is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of: (a) two hundred thousand (200,000) shares of common stock, $10.00 par value per share ("Ashland Common Stock"); and

     B. Ashland owns all of the outstanding capital stock of Bank of Ashland, Inc., a Kentucky banking corporation with its principal place of business located in Ashland, Kentucky (the "Bank Subsidiary"); and

     C. Fifth Third is a corporation organized and existing under the laws of the State of Ohio, the authorized capital stock of which consists of three hundred million five hundred thousand (300,500,000) shares of which three hundred million (300,000,000) shares are classified as common stock, without par value ("Fifth Third Common Stock") and five hundred thousand (500,000) shares are classified as preferred stock without par value; and

     D. Ashland and Fifth Third desire to enter into a merger transaction pursuant to the provisions of the Kentucky Business Corporation Act and the corporate laws of the State of Ohio whereby Ashland shall merge into Fifth Third, which shall be the surviving corporation; and

     E. The Boards of Directors of each of Ashland and Fifth Third and the shareholders of Ashland have adopted and approved the merger upon the terms and conditions set forth in an Affiliation Agreement dated September 8, 1998 (the "Affiliation Agreement") and this Plan (the Affiliation Agreement and the Plan are sometimes referred to herein together as the "Agreement").

     F. The parties intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements of the Affiliation Agreement contained, the parties hereto do hereby adopt the following Plan:

I. MODE OF EFFECTUATING CONVERSION OF SHARES

     A. Upon the terms and conditions set forth in the Agreement, Ashland shall be merged into Fifth Third.

     B. At the Effective Time, all of the shares of Fifth Third Common Stock that are issued and outstanding or held by Fifth Third as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the Surviving Corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for purchase of any shares of the capital stock of any class of Fifth Third, and any securities outstanding at such time that are convertible into shares of the capital stock of any class of Fifth Third will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of the class of capital stock of Fifth Third to which they are entitled under the terms of the governing documents.

     C. At the Effective Time, each of the shares of Ashland Common Stock that are issued and outstanding immediately prior to the Effective Time, other than shares owned by Dissenting Shareholders, hereinafter defined, will, at the Effective Time, be converted by virtue of the Merger and without further action, into 9.754427 shares of Fifth Third Common Stock (the "Exchange Ratio")

     D. At the Effective Time, all of the shares of Ashland Common Stock, whether issued or unissued (including treasury shares), will be canceled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as shareholders of Ashland, except as aforesaid, their sole rights as shareholders shall pertain to the Fifth Third Common Stock and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their Ashland Common Stock shall have been converted by virtue of the Merger or to their rights as Dissenting Shareholders.

     E. After the Effective Time, each holder of a certificate or certificates for shares of Ashland Common Stock, other than Dissenting Shareholders, shall be entitled to receive in exchange therefor, a certificate or certificates representing the number of whole shares of Fifth Third Common Stock into which such holder's shares of Ashland Common Stock shall have been converted by the Merger, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the per share closing price of Fifth Third Common Stock as reported on the NASDAQ National Market System on the date the Merger becomes effective (the "Applicable Market Value Per Share of Fifth Third Common Stock"). Within seven (7) business days after the Effective Time, the Fifth Third Trust Department, as exchange agent (the "Exchange Agent"), will send a notice and transmittal form to each Ashland shareholder of record at the Effective Time, other than Dissenting Shareholders, advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Ashland Common Stock (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) in exchange for new certificates of Fifth Third Common Stock and the cash payment for any fraction of a share. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Ashland Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Fifth Third Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of Fifth Third Common Stock into which Ashland Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Ashland Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

     F. The Exchange Ratio referred to in Section I.C shall be adjusted so as to give the Ashland shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected between the date of the Affiliation Agreement and the Effective Time. In the event between the date of the Affiliation Agreement and the Effective Time, Fifth Third has engaged in either the distribution of any of its assets (other than a cash dividend), or caused the distribution of capital stock in a company which holds any asset(s) previously held by Fifth Third or in any affiliate thereof, to the Fifth Third shareholders, then the Exchange Ratio shall be increased in such amount so that the equivalent fair market value of such transaction shall also be distributed to the Ashland shareholders, as of the Effective Time.

     G. When all necessary documents have been filed and recorded in accordance with the laws of the States of Ohio and Kentucky, and at the Effective Time of the Merger, the separate existence of Ashland shall cease and Ashland shall be merged into Fifth Third (which will be the "Surviving Corporation"), which shall continue its corporate existence under the laws of the State of Ohio under the name "Fifth Third Bancorp".

     H. The Second Amended Articles of Incorporation, as amended, of Fifth Third of record with the Secretary of State of Ohio as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

     I. The directors of Fifth Third who are in office at the Effective Time shall be the directors of the Surviving Corporation, each of whom shall continue to serve as a director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. The officers of Fifth Third who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law.

     J. The Regulations of Fifth Third at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided in the Affiliation Agreement and in accordance with law.

     K. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio and Kentucky. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Ashland shall cease; Fifth Third shall possess all assets and property of every description, and every interest in the Affiliation Agreement, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of Fifth Third and Ashland, and all obligations owing by or due each of Fifth Third and Ashland shall be vested in, and become the obligations of, Fifth Third, without further act or deed, including, without limitation, any liability to Dissenting Shareholders under Kentucky Revised Statutes, Sections 271B.13-010 through 271B.13-310 (the "Dissenting Shareholders"); and all rights of creditors of each Fifth Third and Ashland shall be preserved unimpaired, and all liens upon the property of each of Fifth Third and Ashland shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

     L. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and directors of Ashland in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Ashland and otherwise to carry out the purposes of the Agreement.

     M. The Agreement shall be filed (only if necessary) and recorded along with Articles or a Certificate of Merger in accordance with the requirements of the laws of the States of Ohio and Kentucky. Articles of Merger or a Certificate of Merger shall not be filed with the Secretary of the States of Ohio or Kentucky until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of the Affiliation Agreement shall have been fully met or effectively waived.

     N. The Merger is intended to be a reorganization within the meaning of
Section 368(a) of the Code, and the Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Sections 354 and 361 of the Code.

II. CONDITIONS PRECEDENT TO CLOSING.

     A. Conditions to the Obligations of Each of the Parties:

          The obligation of each of the parties hereto to consummate the transactions provided for of the Affiliation Agreement is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

             1. The shareholders of Ashland shall have duly approved the Agreement in accordance with and as required by law and in accordance with its Articles of Incorporation and Bylaws.

             2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation to the extent required.

             3. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to Fifth Third or Ashland and other than regularly-scheduled regulatory examinations.

             4. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated of the Affiliation Agreement shall have expired.

     B. Conditions to the Obligations of Fifth Third:

          The obligation of Fifth Third to consummate the transactions provided for of the Affiliation Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Fifth Third in a writing delivered to Ashland which specifically refers to the condition or conditions being waived:

             1. All of the representations and warranties of Ashland set forth in Section II of the Affiliation Agreement shall be true and correct in all material respects as of the date of the Affiliation Agreement and at and as of the Closing Date (as of the Affiliation Agreement hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except (a) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (b) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Ashland or the Bank Subsidiary taken as a whole.

             2. Ashland shall have performed all of the obligations required of it under the terms of the Affiliation Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Ashland and the Bank Subsidiary taken as a whole.

             3. Stites & Harbison, counsel for Ashland and the Bank Subsidiary, shall have delivered an opinion addressed to Fifth Third in substantially the form appended to the Affiliation Agreement as Appendix A.

             4. The aggregate amount of consolidated shareholders' equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Treasury Stock) of Ashland immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, shall not be less than $24,342,000. For purposes of this Section, any expenses or accruals after the date hereof relating to: (i) the adjustments contemplated by Section IV.B of the Affiliation Agreement; (ii) expenses associated with the Agreement or the Merger; or (iii) expenses or losses associated with the valuing of Ashland's or the Bank Subsidiary's investments at current market value as required by generally accepted accounting principles (including, without limitation, the requirement of accounting rule SFAS 115) shall be excluded for purpose of calculation of Ashland's shareholder equity as contemplated of the Affiliation Agreement.

             5. The receipt of a certificate from Ashland and the Bank Subsidiary, executed by the chief executive officer of each, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section II of the Affiliation Agreement were true and correct as of the date of the Affiliation Agreement and as of the Closing Date in all material respects, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Ashland and the Bank Subsidiary taken as a whole; and (ii) it has met and fully complied in all material respects with all of the obligations required of it under the terms of the Agreement, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Ashland and the Bank Subsidiary taken as a whole.

             6. The total issued and outstanding shares of Ashland Common Stock shall not exceed 125,584 shares.

     C. Conditions to the Obligations of Ashland:

          The obligation of Ashland to consummate the transactions provided for in the Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Ashland in a writing delivered to Fifth Third which specifically refers to the condition or conditions being waived:

             1. All of the representations and warranties of Fifth Third set forth in Section III of the Affiliation Agreement shall be true and correct in all material respects as of the date of the Affiliation Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third.

             2. Fifth Third shall have performed all of the obligations required of it under the terms of the Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the consolidated business or operations of Fifth Third.

             3. Paul L. Reynolds, Esq., Counsel for Fifth Third, shall have delivered an opinion addressed to Ashland in substantially the form appended to the Affiliation Agreement as Appendix B.

             4. The receipt of a certificate from Fifth Third, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to their best knowledge and belief that: (i) all of the representations and warranties set forth in Section III of the Affiliation Agreement were true and correct as of the date of the Affiliation Agreement and as of the Closing Date, except (y) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and
        (z) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the consolidated business or operations of Fifth Third; and, (ii) Fifth Third has met and fully complied in all material respects with all of the obligations required of it under the terms of the Agreement, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of Fifth Third.

             5. Fifth Third shall have registered its shares of Fifth Third Common Stock to be issued to the Ashland shareholders hereunder and pursuant to the Agreement of Merger with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued. The shares of Fifth Third Common Stock to be issued to the Ashland shareholder hereunder shall have been authorized for trading on the National Market System of the National Association of Securities Dealers upon official notice of issuance.

             6. Fifth Third's Trust Department, as the Exchange Agent, will acknowledge in writing to Ashland that it is in receipt of (i) certificates representing a whole number of shares of Fifth Third Common Stock to be issued to the shareholders of Ashland pursuant to the Affiliation Agreement, and (ii) sufficient cash to be paid to the Ashland shareholders for fractional shares.

             7. Ashland shall have received, as of the mailing of its Proxy Statement/Prospectus contained in the Registration Statement, an update of the opinion delivered to the board of directors of Ashland prior to the date of the Affiliation Agreement to the effect that the Merger consideration is fair from a financial viewpoint to the holders of Ashland Common Stock. Ashland shall use its best efforts to obtain this update of the fairness opinion required by this section.

             8. Fifth Third, Ashland and its shareholders shall have received an opinion of Graydon, Head & Ritchey, dated as of the Closing Date, in form and substance satisfactory to Ashland and its counsel, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

III. TERMINATION

     A. The Affiliation Agreement may be terminated at any time prior to the Effective Time by written notice delivered by Fifth Third to Ashland or by Ashland to Fifth Third in the following instances:

          1. By Fifth Third or Ashland, if there has been to the extent contemplated in Sections II.B.1 and 2. and Sections II.C.1 and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth in the Affiliation Agreement and such misrepresentations, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

          2. By Fifth Third or Ashland, if the business or assets or financial condition of the other party, in each case taken as a whole, shall have materially and adversely changed from that in existence at December 31, 1997, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking or Bank industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under the Affiliation Agreement.

          3. By Fifth Third or Ashland, if the merger transaction contemplated of the Affiliation Agreement has not been consummated by February 28, 1999, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained of the Affiliation Agreement on the date of such termination.

          4. By the mutual written consent of Fifth Third and Ashland.

          5. By Fifth Third if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Fifth Third to effect the Merger set forth in Sections II.A and B. and non-compliance is not waived by Fifth Third.

          6. By Ashland if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of Ashland to effect the Merger as set forth in Sections II.A and C. hereof and non-compliance is not waived by Ashland.

          7. By Ashland if it determines by a vote of the majority of the members of its Board of Directors at any time during the ten (10) day period commencing two (2) days after the Determination Date if both of the following conditions are satisfied:

             (a) The Average Closing Price of Fifth Third Common Stock is less than $51.75; and,

             (b) (ii) the number obtained by dividing the Average Closing Price by the Starting Price shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause
        (b)(ii);

          If Ashland elects to terminate the Affiliation Agreement pursuant to this Section, it shall give notice to Fifth Third by the end of the ten
     (10) day period referenced at the beginning of this Section, provided such notice may be withdrawn at any time. If such notice is given, Fifth Third and Ashland will work together to reach an agreement on terms of the transaction. If Fifth Third and Ashland cannot agree on such adjustment within ten (10) days of the date such notice is given, the Affiliation Agreement and the transaction that is the subject hereof shall terminate.

          For purposes of this Section, the following terms shall have the meaning indicated:

             "Average Closing Price" shall mean the average of the per share closing prices of the Fifth Third Common Stock as reported on the NASDAQ National Market System for the 20 consecutive full trading days ending on the Determination Date as reported The Wall Street Journal, expressed in decimal figures carried to five figures.

             "Determination Date" shall mean the date which is the later of (i) the date of the Ashland shareholder meeting held to vote on the Merger and (ii) the date the last governmental approval required to consummate the Merger has been received and all governmental waiting periods before the Merger can be consummated shall have expired.

             "Index Group" means the sixteen (16) bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company is removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The sixteen
        (16) bank holding companies and the weights attributed to them are as set forth in the form of Exhibit A attached hereto.

             "Index Price," on a given date, means the weighted average (weighted in accordance with the Weighing Factors above, which were calculated with reference to the market capitalizations listed above) of the closing prices on such date of the common stock of the companies comprising the Index Group.

             "Starting Date" means September 8, 1998.

             "Starting Price" means $51.75 per share.

          If Fifth Third or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this
     Section III.A.7.

     B. If Ashland shareholders, acting at a meeting held for the purpose of voting upon the Agreement, fail to approve such agreements in the manner required by law, then the Agreement shall be deemed to be automatically terminated.

     C. Upon termination as provided in this Section, the Affiliation Agreement, except for the provisions of Paragraphs D, H and K of Section VII thereof shall be void and of no further force or effect, and, except as provided in Paragraph H of Section VII thereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IV. CLOSING AND EFFECTIVE TIME

     The consummation of the transactions contemplated by the Agreement shall take place at a closing to be held at the offices of Fifth Third in Cincinnati, Ohio on a Friday which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section II hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to Ashland and Fifth Third) with the Secretaries of the States of Ohio and Kentucky in accordance with law and the Plan of Merger, the Merger provided for in the Affiliation Agreement shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the Effective Time may be changed by such mutual agreement. None of the representations, warranties and agreements in the Affiliation Agreement or in any instrument delivered pursuant to the Affiliation Agreement, including this Plan, shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

V. AMENDMENT

     The Agreement may be amended, modified or supplemented by the written agreement of Ashland and Fifth Third upon the authorization of each company's respective Board of Directors at any time before or after approval of the Agreement by the shareholders of Ashland, but after any such approval by the shareholders of Ashland, no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to the Agreement.

     In Witness Whereof, each of the constituent parties to the Merger, by their duly authorized officers, hereby certifies that its board of directors has duly adopted this Plan and, with respect to Ashland, has recommended its approval by its shareholders.

                                          ASHLAND BANKSHARES, INC., a Kentucky
                                          corporation

                                          By: /s/ WILLIAM A. STINNETT, III
                                            ------------------------------------
                                          William A. Stinnett, III, President

                                          FIFTH THIRD BANCORP, an Ohio
                                          corporation

                                          By: /s/ ROBERT P. NIEHAUS
                                            ------------------------------------
                                          Its: Executive Vice President

                                  AMENDMENT TO
                                 PLAN OF MERGER


     This Amendment to Plan of Merger (the "Amendment") is entered as of this 18 day of February, 1999, by and between THE FIFTH THIRD BANK, an Ohio banking corporation ("Fifth Third") and ASHLAND BANKSHARES, INC., a Kentucky corporation ("Ashland").


                                  WITNESSETH:

     WHEREAS, Fifth Third and Ashland entered into that certain Plan of Merger, dated September 8, 1998 (the "Plan");

     WHEREAS, Ashland and Fifth Third desire to amend the Plan to extend the term of the Plan;

     NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Amendments.

          Article III, Section A., Subsection 3 of the Plan is hereby amended and restated in its entirety as follows:

             By Fifth Third or Ashland, if the merger transaction contemplated in the Affiliation Agreement has not been consummated by June 30, 1999, provided the terminating party is not in material breach or default of any representations, warranty or covenant contained in the Affiliation Agreement on the date of such termination.

     2. General.

          Except as expressly modified hereby, the Plan remains unaltered and in full force and effect.

          (b) Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Plan.

          (c) This Amendment shall be considered an integral part of the Plan, and all references to the Plan in the Plan itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Plan as amended by this Amendment.

          (e) This Amendment will be binding upon and inure to the benefit of Ashland and Fifth Third and their respective successors and assigns.

          (f) This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, Ashland and Fifth Third have executed this Amendment by their duly authorized officers as of the date first above written.

                                          FIFTH THIRD BANCORP


                                          By: /s/ ROBERT P. NIEHAUS

                                              ----------------------------------
                                              Robert P. Niehaus,
                                              Executive Vice President


                                          Attest: /s/ PAUL REYNOLDS

                                                  ------------------------------
                                                  Paul Reynolds,
                                                  Assistant Secretary

                                          ASHLAND BANKSHARES, INC.


                                          By: /s/ WILLIAM A. STINNETT


                                              ----------------------------------
                                              William A. Stinnett,
                                              President


                                          Attest: /s/ CURTIS CASSELL


                                                  ------------------------------

                                    ANNEX C


                              FAIRNESS OPINION OF
                           PROFESSIONAL BANK SERVICES

                                                                         ANNEX C


                               FEBRUARY   , 1999


Board of Directors
Ashland Bankshares, Inc.
1422 Winchester Avenue
Ashland, Kentucky 41101

Dear Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial view point, to the common shareholders of Ashland Bankshares, Inc., Ashland, Kentucky (the "Company") of the proposed merger of the Company with Fifth Third Bancorp, Cincinnati, Ohio ("Fifth Third"). In the proposed merger, Company shareholders will receive 1,225,000 Fifth Third common shares for all 125,584 Company common shares outstanding, as further defined in the Affiliation Agreement between Fifth Third and the Company (the "Agreement"). On September 4, 1998, the proposed consideration to be received represents an aggregate value of $63,393,750 or $504.79 per Company common share based on the closing price for Fifth Third common stock of $51.75 as quoted on the National Association of Securities Dealers Automated Quotation System.

     Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

     For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary Bank of Ashland, Ashland, Kentucky (the "Bank") including: (i) March 31, 1998, December 31, 1997 and December 31, 1996 Consolidated Reports of Condition and Income filed by the Bank and the Company; (ii) December 31, 1997 and 1996 audited annual reports of the Company; (iii) March 31, 1998 Uniform Bank Performance Reports of the Company and the Bank; (iv) and June 30, 1998 unaudited internal financial statements of the Company and the Bank. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

     We have not compiled, reviewed or audited the financial statements of the Company or Fifth Third, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or Fifth Third.

     As part of preparing this Fairness Opinion, PBS performed a due diligence review of Fifth Third on September 3, 1998. As part of the due diligence, PBS reviewed the following items: report of independent auditors and management letters and response thereto, for the year ending December 31, 1997; the most recent analysis and calculation of allowance for loan and lease losses for Fifth Third; internal loan review reports; investment portfolio activity reports; asset/liability management reports; asset quality reports; Uniform Holding Company Report for Fifth Third as of March 31, 1998; March 31, 1998 Reports of Condition and Income for the subsidiary banks; all of the Fifth Third Securities and Exchange Commission filings since December 31, 1997; and discussion of any material pending litigation and other issues with senior management of Fifth Third.

     Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial view point.

                                          Very truly yours,


                                          /s/ PROFESSIONAL BANK SERVICES, INC.

                                    ANNEX D

              SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT

                                                                         ANNEX D

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

271b.13-010. -- DEFINITIONS.

     As used in this subtitle:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

     (3) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder. (Enact. Acts 1988, ch. 23, ss. 123, effective January 1, 1989).

271b.13-020. RIGHT TO DISSENT.

     (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

             2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             3. Excludes or limits the right of shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS271B.6-040;

          (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

          (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Enact. Acts 1988, ch. 23, ss. 124, effective January 1, 1989.)

271b.13-030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Enact. Acts 1988, ch. 23, ss. 125, effective January 1, 1989.)

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

271b.13-200. NOTICE OF DISSENTERS' RIGHTS.

     (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

     (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220. (Enact. Acts 1988, ch. 23, ss. 126, effective January 1, 1989.)

271b.13-210. NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Shall not vote his shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter. (Enact. Acts 1988, ch. 23, ss. 127, effective January 1, 1989.)

271b.13-220. DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

     (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after a payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty
     (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this subtitle. (Enact. Acts 1988; ch. 23, ss. 128, effective January 1, 1989.)

271b.13-230. DUTY TO DEMAND PAYMENT.

     (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle. (Enact. Acts 1988, ch. 23, ss. 129, effective January 1, 1989.)

271b.13-240. SHARE RESTRICTIONS.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Enact. Acts 1988, ch. 23, ss. 130, effective January 1, 1989.)

271b.13-250. PAYMENT.

     (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (2) The payment shall be accompanied by:

          (a) The corporation's balance sheet as of the end of the fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated; and

          (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, ss. 131, effective January 1, 1989.)

271b.13-260. FAILURE TO TAKE ACTION.

     (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure. (Enact. Acts 1988, ch. 23, ss. 132, effective January 1, 1989.)

271b.13-270 AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, ss. 133, effective January 1, 1989.)

271b.13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-

250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c) The corporation, having failed to take the proposed action, does not return the deposited certificates Or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection
(1) of this section within thirty (30) days after the corporation made or offered payment for his shares. (Enact. Acts 1988, ch. 23, ss. 134, effective January 1, 1989.)

                          JUDICIAL APPRAISAL OF SHARES

271b.13-300 COURT ACTION.

     (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in the state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remained unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270. (Enact. Acts 1988, ch. 23, ss. 135, effective January 1, 1989.)

271b.13-310. COURT COSTS AND COUNSEL FEES.

     (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.

The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Enact. Acts 1988, ch. 23, ss. 136, effective January 1, 1989.)

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Second Amended Articles of Incorporation or Code of Regulations of Fifth Third.

     The Code of Regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

     Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


                                                                        PAGE NUMBER IN SEQUENTIAL
DOCUMENT                                                      EXHIBIT       NUMBERING SYSTEM
--------                                                      -------   -------------------------
Affiliation Agreement (excluding exhibits) dated as of          2.1      Included in Annex A
September 8, 1998 and Amendment to Affiliation Agreement
dated as of December 15, 1998 both by and between Fifth
Third Bancorp and Ashland Bankshares, Inc. (set forth in
Annex A to the Proxy Statement/Prospectus included in this
Registration Statement)

Plan of Merger dated as of September 8, 1998 and Amendment      2.2      Included in Annex B
to Plan of Merger dated as of February 18, 1999 both by and
between Fifth Third Bancorp and Ashland Bankshares, Inc.
(set forth in Annex B in the Proxy Statement/Prospectus
included in this Registration Statement)

Second Amended Articles of Incorporation of Fifth Third         3.1      Incorporated by
Bancorp, as amended                                                      Reference(1)

Code of Regulations of Fifth Third Bancorp, as amended          3.2      Incorporated by
                                                                         Reference(1)

Opinion of counsel employed by Fifth Third Bancorp as to the    5
legality of the securities being issued

Opinion of Graydon, Head & Ritchey as to tax matters            8

Fifth Third Bancorp 1982 Stock Option Plan                     10.1      Incorporated by
                                                                         Reference(2)

Fifth Third Bancorp 1987 Stock Option Plan                     10.2      Incorporated by
                                                                         Reference(3)

Fifth Third Bancorp Unfunded Deferred Compensation Plan for    10.3      Incorporated by
Non-Employee Directors                                                   Reference(4)

Fifth Third Bancorp Non-qualified Deferred Compensation Plan   10.4      Incorporated by
                                                                         Reference(5)

Fifth Third Bancorp 1990 Stock Option Plan                     10.5      Incorporated by
                                                                         Reference(6)

Fifth Third Bancorp Variable Compensation Plan                 10.6      Incorporated by
                                                                         Reference(7)

Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan        10.7      Incorporated by
                                                                         Reference(7)

Employment Agreement dated as of September 8, 1998 between     10.8
Fifth Third Bancorp and William A. Stinnett III

1998 Annual Report to Shareholders of Fifth Third Bancorp      13.1      Incorporated by
                                                                         Reference(8)

Subsidiaries of Fifth Third Bancorp                            21        Incorporated by
                                                                         Reference(8)

Consent of Deloitte & Touche LLP                               23.1

Consent of Smith, Goolsby, Artis & Reams, P.S.C                23.2

Consent of Professional Bank Services, Inc.                    23.3

                                                                        PAGE NUMBER IN SEQUENTIAL
DOCUMENT                                                      EXHIBIT       NUMBERING SYSTEM
--------                                                      -------   -------------------------
Consent of Graydon, Head & Ritchey                             23.4      Included in Exhibit 8

Consent of counsel employed by Fifth Third Bancorp             23.5      Included in Exhibit 5

A power of attorney where various individuals authorize the    24
signing of their names to any and all amendments to this
Registration Statement and other documents submitted in
connection herewith is contained on the first page of the
signature pages following Part II of this Registration
Statement

Fairness Opinion of Professional Bank Services, Inc. (set      99.1      Included in Annex C
forth in Annex C to the Proxy Statement/Prospectus included
in this Registration Statement)

Form of Proxy Card                                             99.2

Form of Letter to Ashland Shareholders                         99.3

Form of Notice of Special Meeting of Ashland Shareholders      99.4


---------------

(1) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-4, Registration No. 33-63966.

(2) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No. 2-98550.

(3) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-2, Registration No. 33-13252.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1985.

(5) Filed with the Securities and Exchange Commission as Exhibit 10.4 to a Registration Statement on Form S-4, Registration No. 33-21139.

(6) Filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-8, Registration No. 33-34075.

(7) Incorporated by reference to the Registrant's Proxy Statement dated February 9, 1998.

(8) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1998.

UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Amendment No. 1 to Registration Statement No. 333-72465 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on February 24, 1999.


                                          FIFTH THIRD BANCORP

                                              /s/ GEORGE A. SCHAEFER, JR.
                                          --------------------------------------
                                          By: George A. Schaefer, Jr.
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-72465 has been signed by the following persons in the capacities and on the dates indicated.



Principal Executive Officer:

/s/ GEORGE A. SCHAEFER, JR.                         Date: February 24, 1999
---------------------------------------------
George A. Schaefer, Jr.,
President and Chief Executive Officer

Principal Financial Officer:

/s/ NEAL E. ARNOLD                                  Date: February 24, 1999
---------------------------------------------
Neal E. Arnold
Chief Financial Officer, Executive Vice
President and Treasurer

Principal Accounting Officer:

/s/ ROGER W. DEAN                                   Date: February 24, 1999
---------------------------------------------
Roger W. Dean
Controller

Directors of the Company:

/s/ DARRYL F. ALLEN*                           Date: February 24, 1999
---------------------------------------------
Darryl F. Allen

/s/ JOHN F. BARRETT*                           Date: February 24, 1999
---------------------------------------------
John F. Barrett

/s/ GERALD V. DIRVIN*                          Date: February 24, 1999
---------------------------------------------
Gerald V. Dirvin

/s/ THOMAS B. DONNELL*                         Date: February 24, 1999
---------------------------------------------
Thomas B. Donnell

/s/ RICHARD T. FARMER*                         Date: February 24, 1999
---------------------------------------------
Richard T. Farmer

/s/ JOSEPH H. HEAD, JR.*                       Date: February 24, 1999
---------------------------------------------
Joseph H. Head, Jr.

/s/ JOAN R. HERSCHEDE*                         Date: February 24, 1999
---------------------------------------------
Joan R. Herschede

/s/ ALLEN M. HILL*                             Date: February 24, 1999
---------------------------------------------
Allen M. Hill

                                               Date:
---------------------------------------------
William G. Kagler

/s/ JAMES D. KIGGEN*                           Date: February 24, 1999
---------------------------------------------
James D. Kiggen

                                               Date:
---------------------------------------------
Jerry L. Kirby

/s/ MITCHEL D. LIVINGSTON*                     Date: February 24, 1999
---------------------------------------------
Mitchel D. Livingston, Ph.D.

/s/ ROBERT B. MORGAN*                          Date: February 24, 1999
---------------------------------------------
Robert B. Morgan

/s/ DAVID E. REESE*                            Date: February 24, 1999
---------------------------------------------
David E. Reese

/s/ JAMES E. ROGERS*                           Date: February 24, 1999
---------------------------------------------
James E. Rogers

/s/ BRIAN H. ROWE*                             Date: February 24, 1999
---------------------------------------------
Brian H. Rowe

/s/ GEORGE A. SCHAEFER, JR.                    Date: February 24, 1999
---------------------------------------------
George A. Schaefer, Jr.

/s/ JOHN J. SCHIFF, JR.*                       Date: February 24, 1999
---------------------------------------------
John J. Schiff, Jr.

/s/ DONALD B. SHACKELFORD*                     Date: February 24, 1999
---------------------------------------------
Donald B. Shackelford

/s/ DENNIS J. SULLIVAN, JR.*                   Date: February 24, 1999
---------------------------------------------
Dennis J. Sullivan, Jr.

/s/ DUDLEY S. TAFT*                            Date: February 24, 1999
---------------------------------------------
Dudley S. Taft

*By /s/ GEORGE A. SCHAEFER, JR.
---------------------------------------------
     George A. Schaefer, Jr.
     as attorney-in-fact pursuant
     to a power of attorney
     previously filed